AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 2006
                                                    REGISTRATION NO. 333-_______

================================================================================
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   -----------

                            INCENTRA SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             NEVADA                         7371                 86-0793960
(State or Other Jurisdiction of      (Primary Standard        (I.R.S. Employer
 Incorporation or Organization)  Industrial Classification   Identification No.)
                                        Code Number)

                                1140 PEARL STREET
                             BOULDER, COLORADO 80302
                                 (303) 440-7930
          (Address and Telephone Number of Principal Executive Offices)

                                1140 PEARL STREET
                             BOULDER, COLORADO 80302
(Address of Principal Place of Business or Intended Principal Place of Business)

                 THOMAS P. SWEENEY III, CHIEF EXECUTIVE OFFICER
                            INCENTRA SOLUTIONS, INC.
                                1140 PEARL STREET
                             BOULDER, COLORADO 80302
                                 (303) 440-7930
            (Name, address and telephone number of agent for service)

                             -----------------------

                                   COPIES TO:
                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                          New York, New York 10022-4441
                            Telephone: (212) 421-4100
                            Facsimile: (212) 326-0806

                             -----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] Registration No. 333-116942

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                         CALCULATION OF REGISTRATION FEE
============================================================================================

                                                    PROPOSED MAXIMUM  PROPOSED
                                                       AGGREGATE      MAXIMUM
   TITLE OF EACH                           AMOUNT       OFFERING     AGGREGATE   AMOUNT OF
CLASS OF SECURITIES                        TO BE       PRICE PER      OFFERING  REGISTRATION
  TO BE REGISTERED                       REGISTERED     SHARE(1)      PRICE(1)      FEE
  ----------------                       ---------- ---------------- ---------- ------------
Common Stock, $.001 par value ..........  1,752,690      $1.36       $2,383,658    $255.05
Common Stock, $.001 par value(2) .......  2,270,093      $1.36       $3,087,326    $330.34
Common Stock, $.001 par value(3) .......  2,789,635      $1.36       $3,793,904    $405.95
                                                                                   -------
  Total Registration Fee ...............                                           $991.34
--------------------------------------------------------------------------------------------

(1)  Estimated   solely  for  the  purpose  of  computing   the  amount  of  the
     registration fee pursuant to Rule 457(c) based on the average of the high and low prices on the OTC Bulletin Board on May 24, 2006.

(2) The shares of common stock being registered hereunder are being registered for resale by a selling stockholder named in the prospectus following conversion of interest on and/or principal of two convertible notes held by such selling stockholder or our payment of the interest on and/or principal of such convertible notes with shares of our common stock. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) The shares of common stock being registered hereunder are being registered for resale by certain selling stockholders named in the prospectus upon exercise of outstanding warrants and options. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

================================================================================
--------------------------------------------------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 26, 2006



PROSPECTUS

                                6,812,418 SHARES

                            INCENTRA SOLUTIONS, INC.

                                  COMMON STOCK

      This prospectus relates to the resale of up to 6,812,418 shares of our common stock, of which 2,270,093 are issuable to a certain selling stockholder identified in this prospectus upon the conversion of two secured convertible promissory notes and interest thereon; and 1,752,690 shares of our common stock and 2,789,635 shares of common stock underlying warrants by certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

      Our common stock is traded in the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol "ICNS."

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR RISKS OF AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHICH YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.










                 The date of this prospectus is __________, 2006

      We have not registered the sale of the shares under the securities laws of any state. Brokers or dealers effecting transactions in the shares of common stock offered hereby should confirm that the shares have been registered under the securities laws of the state or states in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

      This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

      We have not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Incentra Solutions, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.



                                TABLE OF CONTENTS



Prospectus Summary ..........................................................  3
Risk Factors ................................................................  6
Forward-Looking Statements .................................................. 20
Use of Proceeds ............................................................. 20
Description of Securities ................................................... 21
Principal Stockholders ...................................................... 24
Market Price of Our Common Equity ........................................... 27
Selected Financial Data ..................................................... 28
Financial  Statements  and Supplementary  Financial Information ............. 29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations ................................................. 31
Quantitative and Qualitative Disclosures About Market Risk .................. 46
The Laurus Transactions ..................................................... 47
Selling Stockholders ........................................................ 49
Plan of Distribution ........................................................ 50
Legal Matters ............................................................... 51
Experts ..................................................................... 52
Where You Can Find More Information ......................................... 52
Incorporation of Certain Information by Reference ........................... 52
Information with Respect to the Registrant .................................. 53
Material Changes ............................................................ 53
Commission Position on Indemnification for Securities Act Liabilities ....... 53


----------
DIVArchive(R) and BitScream(R) are registered trademarks of Incentra Solutions, Inc. Gridworks(R) is a registered trademark of ManagedStorage International, Inc.

                               PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES. YOU ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OUTSTANDING, GIVES RETROACTIVE EFFECT TO THE ONE-FOR-TEN REVERSE SPLIT OF OUR COMMON STOCK EFFECTED ON JUNE 9, 2005.

Our Company
-----------

      We are a leading provider of complete solutions for an enterprise's data protection needs. We supply a broad range of storage products and storage management services to broadcasters, enterprises and information technology service providers worldwide. We market our products and services to broadcasters under the trade name Front Porch Digital ("Front Porch") and to service providers and enterprise clients under the trade names ManagedStorage International ("MSI"), Incentra Solutions ("Incentra of CA"); PWI Technologies ("PWI") and Network System Technologies ("NST"). Front Porch provides unique software and professional services solutions for digital archive management to broadcasters and media companies. MSI provides outsourced storage solutions, including engineering, hardware and software procurement and remote storage operations services. Incentra of CA, PWI and NST are leading systems integrators that provide Information Technology ("IT") products, professional services and outsourcing solutions to enterprise customers located primarily in the central and western United States.

      We believe our ability to deliver a complete storage infrastructure and management solution to our customers differentiates us from most of our competitors. A complete storage solution for the customers in our target markets includes the following components:

         o  Hardware and software products and services

         o Outsourcing solutions - Automated/remote monitoring, management and maintenance services

         o  Professional services - engineering/operations/IT help desk

         o  Capital/financing solutions

      Through Front Porch, we provide a software and management solution that enables searching, browsing, editing, storage and on-demand delivery of media-rich content in nearly any digital format. Our complete digital archive solution includes our proprietary software bundled with professional services, hardware/software procurement and resale, remote monitoring/management services, complete support for our proprietary software solutions and first call support for third-party hardware and software maintenance. Our software converts audio, video, images, text and data into digital formats for ease of use and archiving. With more than 100 installations worldwide, our DIVArchive software solution has become one of the leading digital archive management applications among European and Asian broadcast and media companies, and is gaining an increasing share of the North American market. Front Porch's DIVArchive and transcoding applications provide the essential integration layer within the digital content creation and broadcast environments. All of Front Porch's products were built on intelligent, distributed architecture. As a result, Front Porch's archive management and transcoding solutions are flexible, scalable, easily upgradeable, failure resilient and integratable with leading automation and asset management applications.

      Through MSI, we deliver comprehensive storage services, including professional services, third-party hardware/software procurement and resale, financing solutions, remote monitoring/management services and first call support for third-party hardware and software maintenance. MSI focuses on providing data protection solutions and services that ensure that its customers' data is backed-up and recoverable and meets internal data retention compliance policies. MSI's remote monitoring and management services are delivered from its Storage Network Operations Center ("NOC") in Broomfield, Colorado, which monitors and manages a wide spectrum of diverse storage infrastructures on a 24x7 basis throughout the United States, the United Kingdom, the Netherlands, Bermuda and Japan. MSI delivers this service worldwide using its proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of complete storage infrastructures and back-up applications. MSI provides outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We believe customers benefit from improved operating effectiveness with reduced operating costs and reductions in capital expenditures.

      Through Incentra of CA, PWI and NST (which we acquired in April 2006), we deliver complete IT solutions, including professional services, third-party hardware/software procurement and resale, financing solutions and the sale and delivery of first call support for third-party hardware and software maintenance (including help desk operations). Solutions are sold primarily to enterprise customers in the financial services, government, hospitality, retail, security, healthcare, education, non-profit and manufacturing sectors. With offices and sales personnel located primarily throughout the mid-west and western United States, these entities are a cornerstone to our North American expansion plans. The established customer base of these entities provides an immediate market for our complete solutions, such as First Call and Enhanced First Call support services and our GridWorks remote monitoring and management system.

      Our principal executive offices are located at 1140 Pearl Street, Boulder, Colorado, 80302, and our telephone number at that address is (303) 440-7930. We also maintain regional offices in Broomfield, Colorado, Mount Laurel, New Jersey, San Ramon, California, San Diego, California, Seattle, Washington, Lombard, Illinois and Toulouse, France. We maintain an Internet website at www.incentrasolutions.com. Information on our website is not part of this prospectus.

                               ABOUT THIS OFFERING

      This prospectus relates to the resale of up to 6,812,418 shares of common stock, of which 2,270,093 are issuable to a selling stockholder indentified in this prospectus upon the conversion of two secured convertible promissory notes and interest thereon; and 4,542,325 shares owned by, or issuable upon the exercise of outstanding options or warrants owned by, certain selling stockholders identified in this prospectus. All of the shares, when sold, will be sold by the selling stockholders. The selling stockholders may sell their shares of our common stock from time to time at prevailing market prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we would receive proceeds upon the exercise of the warrants or option held by the selling stockholders. See the "Use of Proceeds"

section in this prospectus for a discussion of the amount of proceeds we would realize from the exercise of such warrants or option and our intended use of such proceeds. Unless otherwise indicated, the information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the one-for-ten reverse split of our common stock effected on June 9, 2005.

Common Stock Offered..........................  6,812,418 shares

Common Stock Outstanding at May 23, 2006(1) ..  14,261,293 shares

Use of Proceeds...............................  We will not receive any of the proceeds from the sale of the
                                                shares by the selling
                                                stockholders, but would receive
                                                proceeds if certain common stock
                                                purchase warrants or options are
                                                exercised.

OTC Bulletin Board Ticker Symbol..............  ICNS.OB

                             SUMMARY FINANCIAL DATA

      The selected financial information presented below is derived from and should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. See "Financial Statements." On August 18, 2004 (the "MSI Acquisition Date"), we acquired all of the outstanding capital stock of MSI. The acquisition of MSI by us was accounted for as a reverse merger because on a post-merger basis, the former MSI shareholders held, immediately following the acquisition on the MSI Acquisition Date, a majority of our outstanding common stock on a voting and fully diluted basis. As a result, MSI was deemed to be the acquirer for accounting purposes. Accordingly, the information below and the consolidated financial statements presented herein include the financial statements of MSI for all periods prior to the MSI Acquisition Date and the financial statements of the consolidated companies from the MSI Acquisition Date forward. Historical share and per share amounts for periods prior to the MSI Acquisition Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital.


----------
(1) Excludes 4,933,942 shares issuable upon the conversion of outstanding shares of Series A preferred stock. Does not include (i) 3,310,861 shares that are issuable upon the conversion of outstanding convertible notes, (ii) 2,108,349 shares issuable upon the exercise of outstanding warrants, (iii) 1,071,428 shares issuable upon the exercise of an outstanding option, (iv) 2,238,746 shares issuable upon the exercise of outstanding options granted under our 2000 Equity Incentive Plan, (v) 216,536 shares issuable upon the exercise of outstanding options granted under MSI's 2000 Option and Grant Plan, or (vi) 1,204,611 shares issuable upon the exercise of outstanding options granted under our 2006 Stock Option Plan.

SUMMARY OPERATING INFORMATION

                              THREE MONTHS ENDED MARCH 31                   FISCAL YEAR ENDED DECEMBER 31,
                              ---------------------------   -----------------------------------------------------------------------
                                  2006           2005           2005           2004           2003           2002           2001
                              -----------    ------------   -----------    -----------    -----------    -----------    -----------
                               unaudited      unaudited
Total revenue                 $12,909,171    $ 6,007,165    $50,831,936    $13,284,670    $ 9,810,741    $ 6,344,768    $15,809,428
Loss from operations           (1,622,147)    (1,940,617)   (12,038,401)    (7,711,394)    (8,486,177)   (12,243,685)   (55,124,739)
Net loss applicable to
  common shareholders          (4,290,853)    (3,002,957)   (16,843,123)   (11,777,613)   (12,735,276)    (8,621,656)   (62,586,139)
Net Loss per common
  share--Basic and Diluted          (0.32)         (0.27)         (1.34)         (2.31)         (6.72)         (8.43)         (2.75)
Weighted Average Common
  Shares Outstanding --
  Basic and Diluted            13,326,810     11,090,153     12,541,642      5,102,733      1,894,552      1,022,563     22,733,061


SUMMARY BALANCE SHEET INFORMATION

                                                          March 31,             March 31,          December 31,         December 31,
                                                           2006(1)               2005(2)             2005(1)                2004
                                                        -------------        -------------        -------------        -------------
                                                          unaudited            unaudited
Working capital (deficit)                               $(14,330,240)        $ (2,322,470)        $(13,104,316)        $     96,638
Total assets                                              36,060,851           46,528,177           37,883,343           28,677,045
Total liabilities                                         26,630,102           27,013,326           26,482,083           11,699,719
Series A convertible redeemable preferred stock           25,272,725           22,655,158           24,618,333           22,000,767
Shareholders' equity (deficit)                           (15,841,976)          (3,140,307)         (13,217,073)          (5,023,441)

(1) All long term debt is classified with current liabilities because of a default with a creditor that is the subject of a legal proceeding. Cross default provisions in other long-term debt agreements caused all outstanding long-term debt to be callable. See unaudited and audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

(2) Goodwill, total assets, and shareholders' deficit have been adjusted by $4,573,067 from amounts reported in the financial statements included with our Form 10-QSB for the quarter ended March 31, 2005 as a result of an error made in accounting for goodwill in connection with business acquisitions during the first quarter of 2005. The error was discovered in connection with preparing the December 31, 2005 consolidated financial statements and was disclosed as such in the Annual Report on Form 10-KSB.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. THESE RISKS ARE THE RISKS WE CONSIDER TO BE SIGNIFICANT TO YOUR DECISION WHETHER TO INVEST IN OUR COMMON STOCK AT THIS TIME. WE MIGHT BE WRONG. THERE MAY BE RISKS THAT YOU IN PARTICULAR VIEW DIFFERENTLY THAN WE DO, AND THERE ARE OTHER RISKS AND UNCERTAINTIES THAT ARE NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL, BUT THAT MAY IN FACT IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR OPERATING HISTORY IS LIMITED, SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS IN MAKING AN INVESTMENT DECISION.

      Although we were incorporated in 1995, we have a limited operating history. We commenced operations in our Front Porch line of business in May 2000 (at which time we acquired Front Porch Digital, Inc., a Delaware corporation that commenced operations in February 2000), in our MSI line of business in August 2004 (at which time we acquired MSI, a Delaware corporation that commenced operations in March 2000), in our Incentra of CA and PWI lines of business in February 2005 and March 2005, respectively, and in our NST line of business in April 2006. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to us in particular, include:

         o our need to expand the number of products we distribute and services we offer;

         o our need to expand and increase the resale of storage and storage management hardware and software;

         o potential fluctuations in operating results and uncertain growth rates;

         o limited market acceptance of the products we distribute and services we offer;

         o concentration of our revenues in a limited number of market segments;

         o distribution of our operations and revenues in the North American, European and Asian markets;

         o our dependence on our existing service customer base for recurring revenue and our ability to sustain it;

         o our dependence on the broadcast, media and entertainment industries for a significant portion of our revenue and cash flow;

         o our need to continue to develop the United States and North American markets, as well as continue to expand the European and Asian markets;

         o  our need to expand our direct sales force;

         o  our need to expand our channel partner network;

         o our need to continue to establish, secure and maintain key supplier relationships;

         o  our need to manage rapidly expanding operations;

         o  our need to attract and train qualified personnel;

         o our ability to successfully integrate our recent acquisitions, and to retain key personnel, customers and vendor relationships;

         o  our ability to successfully implement our acquisition strategy; and

         o our international operations and foreign currency exchange rate fluctuations.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW.

      We incurred net losses applicable to common shareholders of $12.7 million in 2003, $11.8 million in 2004, $16.8 million in 2005 and $4.3 million in the first three months of fiscal 2006 and we may be unable to achieve profitability in the future. In addition, we used cash flow in operating activities of $4.2 million in 2003, $3.5 million in 2004, $1.5 million in 2005 and $0.2 million in the first three months of fiscal 2006. If we continue to incur net losses or continue to require cash to support our operations in future periods, we may be unable to achieve one or more key elements of our business strategy, which include the following:

         o increasing the number of storage and storage management products we distribute and services we offer;

         o successfully implementing our acquisition strategy, including the integration of our recent acquisitions;

         o increasing our sales and marketing activities, including the number of our sales personnel;

         o increasing the number of markets into which we offer and sell products;

         o expanding our reach to customers for resale of hardware and software and sale of managed storage services; or

         o  acquiring or developing additional product lines.

      As of March 31, 2006, we had a shareholders' deficit of $15.8 million. We may not achieve profitability if our revenues increase more slowly than we expect, or if operating expenses exceed our expectations or cannot be adjusted to compensate for lower than expected revenues. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. Any of the factors discussed above could cause our stock price to decline.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

      We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. On February 6, 2006, we obtained from Laurus Master Fund, Ltd. ("Laurus") a $10 million revolving, non-convertible credit facility that matures on February 6, 2009 (the "2006 Revolver Facility"). On February 6, 2006, we received an initial draw under the 2006 Revolver Facility of $6.48 million, of which approximately $6.0 million was used to extinguish, in full, our indebtedness to Laurus under our June 30, 2005 secured convertible credit facility (the "June 2005 Facility") and the balance of the initial draw, less expenses incurred in connection with the 2006 Revolver Facility, are being used for general corporate and working capital purposes. On April 13, 2006, we borrowed an additional $3.25 million from Laurus pursuant to a $1.75 million secured term note and a $1.5 million secured, convertible term note, each due May 31, 2009 ("collectively, the "2006 Term Facility"). The proceeds of the 2006 Term Facility were used to fund, in part, our acquisition of NST. On May 19, 2006, we entered into a Note Purchase Agreement (the "Purchase Agreement") with eleven "accredited investors" (the "Purchasers") pursuant to which we issued and sold unsecured convertible term notes (the "Convertible Notes") in the aggregate principal amount of $960,000 in connection with offering by us of up to $4 million aggregate principal amount of such Convertible Notes.

      Management believes our cash and cash equivalents will provide us with sufficient capital resources to fund our operations, debt service requirements, and working capital needs for the next twelve months. In our Annual Report on Form 10-KSB for the year ended December 31, 2005, the report of our Independent Registered Public Accounting Firm includes an explanatory paragraph that describes substantial doubt about our ability to continue as a going concern because nearly all of our long term debt may be accelerated due to a dispute with a creditor. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

A DECREASE IN OUR ELIGIBLE ACCOUNTS RECEIVABLE WILL RESULT IN LESS FUNDS BEING AVAILABLE TO US UNDER THE 2006 REVOLVER FACILITY IN THE FUTURE AND MAY REQUIRE US TO MAKE ADDITIONAL INTEREST PAYMENTS IN THE EVENT OF A BORROWING BASE DEFICIENCY, EITHER OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND FINANCIAL CONDITION.

      The maximum principal amount of all borrowings under the 2006 Revolver Facility cannot exceed 90% of our borrowing base, which includes our eligible accounts receivable and the combined eligible accounts receivable of our wholly-owned subsidiaries PWI, Incentra of CA and NST. As a result, the amounts available to us from time to time are limited by the amount of eligible accounts receivable we generate from our sales. In the event of a material decrease in our accounts receivable, we may be unable to borrow a sufficient amount from Laurus to meet our working capital needs. If we are unable to generate sufficient accounts receivable relative to borrowings outstanding, we will be required to make interest payments to Laurus in the amount of 1.5% per month on any such borrowing base deficiency. Depending on the amount of such deficiency, the required interest payments to Laurus could adversely affect our liquidity and financial condition by requiring us to divert cash that we intend to use for other working capital purposes.

WE MAY NOT HAVE SUFFICIENT CASH TO MEET OUR REDEMPTION OBLIGATIONS UNDER OUR SERIES A PREFERRED STOCK, WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION.

      We may not have sufficient cash to meet our redemption obligations under our outstanding shares of Series A preferred stock, the holders of which may elect to redeem such shares on or after August 16, 2008 at a price equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A preferred stock plus an amount equal to all accumulated but unpaid dividends on each such share of Series A preferred stock or (ii) the fair market value of the common stock into which the shares of Series A preferred stock is then convertible. If we do not have the cash available to redeem the shares of Series A preferred stock at such time, we are obligated to take any necessary or appropriate action to obtain the cash necessary to make such redemption payments. There can be no assurance that we will have the sufficient cash or will be able to obtain financing on acceptable terms to us to allow us to comply with our redemption obligations.

OUR LIMITED OPERATING HISTORY MAY MAKE IT DIFFICULT FOR US TO FORECAST ACCURATELY OUR OPERATING RESULTS.

      Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is difficult to forecast accurately based on our stage of development. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, business development and marketing expenses may increase significantly as we expand operations. If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

OUR RECENT ACQUISITIONS COULD MAKE IT DIFFICULT FOR US TO FORECAST ACCURATELY OUR OPERATING RESULTS.

      Our planned expense levels are and will continue to be based in part on our expectations concerning future revenue, which is difficult to forecast accurately as a result of our recent acquisitions. Our operating results may be impacted significantly if we are unable to forecast accurately the revenues, gross margins and operating results of our lines of business, including those businesses we recently acquired. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue or gross margin. Further, business development and marketing expenses may increase significantly as we expand operations. In addition, we will incur costs to integrate and to develop and extract the synergies of the acquired businesses. If these expenses precede or are not rapidly followed by a corresponding increase in revenue, our business, operating results and financial condition may be materially and adversely affected.

CERTAIN OF THE MARKETS WE SERVE ARE IN THE EARLY STAGES OF DEVELOPMENT AND ARE RAPIDLY EVOLVING OR CHANGING.

      We offer products and services to the emerging market of digital information management. This market for our products and services has only recently begun to develop and is rapidly evolving. In addition, our products and services are new and based on emerging technologies. We also offer managed storage solutions to the enterprise and service provider markets, which also are rapidly evolving. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently-introduced technology and products are subject to a high level of uncertainty. Broad acceptance of our products and services is critical to our success and ability to generate revenues from these markets. Acceptance of our products and services will be highly dependent on the functionality and performance of the products and services and our success with the initial implementation of our products and services. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products and services.

IF OUR DATA STORAGE PRODUCTS OR THE SOFTWARE OR SYSTEMS UNDERLYING OUR DATA MANAGEMENT SERVICES CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOSE SALES.

      The software-based products and services we offer may contain undetected errors or defects when first introduced or as new versions are released. Introduction by us of software-based products and software-based services with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by us or by our customers, errors will not be found in our software-based products or services after commencement of commercial deployment, resulting in product redevelopment costs, the loss of, or delay in, market acceptance and/or the inability to timely and effectively deliver our software-based services, such as our remote monitoring/management services. In addition, there can be no assurance that we will not experience significant product returns in the future. Any such event could have a material adverse effect on our business, financial condition or results of operations.

RAPID TECHNOLOGICAL CHANGES IN THE MARKETPLACE MAY ADVERSELY AFFECT OUR
BUSINESS.

      The digital media industry is subject to rapid technological change and new product introductions and enhancements. Our ability to remain competitive in this market may depend in part upon our ability to develop new and enhanced products or services and to introduce these products or services at competitive prices on a timely and cost-effective basis. In addition, new product or service introductions or enhancements by our competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of our existing products and services. Our success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including the timely and efficient completion of product design and development, and the timely and efficient implementation of production and conversion processes. Because new product development commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served. There can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products or services or in enhancing our existing products or services. Failure to do so successfully may adversely affect our business, financial condition and results of operations.

IF THE DATA STORAGE INDUSTRY FAILS TO DEVELOP COMPELLING NEW STORAGE TECHNOLOGIES, OUR SOFTWARE SOLUTIONS BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED.

      Rapid and complex technological change, frequent new product introductions and evolving industry standards increase demand for our services. As a result, our future success depends in part on the data storage industry's ability to continue to develop leading-edge storage technology solutions. Our customers utilize our services in part because they know that newer technologies offer them significant benefits over the older technologies they are using. If the data storage industry ceases to develop compelling new storage solutions, or if a single data storage standard becomes widely accepted and implemented, it will be more difficult to sell new data storage systems to our customers.

WE HAVE ONLY LIMITED MARKETING CAPABILITY AND RELY ON OUR STRATEGIC PARTNERS, OVER WHICH WE HAVE NO CONTROL, FOR A SUBSTANTIAL PART OF OUR MARKETING EFFORTS.

      To date, our marketing efforts have been limited primarily to establishing strategic alliances and commencement of in-house marketing efforts to potential customers. We believe we will be dependent in the near term upon our strategic alliances, in particular those with Thomason Broadcast and Media Solutions, Avid Technology, Inc., Ascent Media Group and Cable and Wireless UK, to generate revenues from the sales of products and delivery of services. There can be no assurance that any strategic partner will actively market our products and services or that, if they do so, their efforts will be successful or generate significant revenues for our company. Although we have an existing sales force that we are continuing to develop, there can be no assurance that we will have the necessary resources to do so, or that any such efforts undertaken will be successful.

THE MARKETS FOR STORAGE AND STORAGE MANAGEMENT PRODUCTS AND SERVICES ARE HIGHLY COMPETITIVE.

      The markets in which we sell our products and services are highly competitive. Our primary competitors are information technology service providers, large accounting, consulting and other professional service firms, application service providers, packaged software vendors and resellers and service groups of computer equipment companies. We also experience competition from numerous smaller, niche-oriented and regionalized service providers. We expect our competitors to continue to improve the design and performance of their products. In addition, as the markets for our products and services grow, we expect new competitors to enter the market. There can be no assurance that our competitors will not develop enhancements to or future generations of competitive products or services that will offer superior price or performance features, or that new processes or technologies will not emerge that render our products or services less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products or services, thereby adversely affecting our business and results of operations.

COMPETITION IN THE MANAGED STORAGE SOLUTIONS MARKET COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUES OR ACHIEVING PROFITABILITY.

      A significant portion of our revenues is derived from storage solution services that we provide to the enterprise and service provider markets. This market is rapidly evolving and highly competitive. As technologies change rapidly, we expect that competition will increase in the future. Current economic conditions have also increased competition for available business. We compete with independent storage system suppliers to the high-end market and numerous resellers, distributors and consultants. We also compete in the storage systems market with general-purpose computer suppliers. Many of our current and potential competitors in these markets have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, they may respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion and sale of products and deliver competitive products at lower end-user prices.

      Some of our current and potential competitors in the enterprise-class information storage market include our suppliers. We are not the exclusive supplier of any data storage product we offer. Instead, our suppliers market their products through other independent data storage solution providers, original equipment manufacturers and, often, through their own internal sales forces. We believe direct competition from our suppliers is likely to increase if, as expected, the data storage industry continues to consolidate. This consolidation would probably result in fewer suppliers with greater resources to devote to internal sales and marketing efforts. In addition, our suppliers have established and will probably continue to establish cooperative relationships with other suppliers and other data storage solution providers. These cooperative relationships are often intended to enable our suppliers to offer comprehensive storage solutions, which compete with those we offer. If our relationships with our suppliers become adversarial, it will be more difficult for us to stay ahead of industry developments and provide our customers with the type of service they expect from us.

FUTURE CHARGES DUE TO POSSIBLE IMPAIRMENTS OF ACQUIRED ASSETS MAY HAVE A MATERIAL AFFECT ON OUR FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.

      A substantial portion of our assets is comprised of goodwill and other intangible assets, which may be subject to future impairment that would result in financial statement write-offs. Our recent acquisitions have resulted in significant increases in goodwill and other intangible assets. Goodwill and unamortized intangible assets, which include acquired customer lists and the DIVArchive intellectual property, were approximately $18.8 million at March 31, 2006, representing approximately 52% of our total assets. If there is a material change in our business operations, the value of the intangible assets we have acquired could decrease significantly. We recorded an impairment loss to goodwill in the fourth quarter of 2005 of $4.2 million related to the acquisition of Incentra of CA made in the first quarter of 2005. On an ongoing basis, we will evaluate, partially based on discounted expected future cash flows, whether the carrying value of such intangible assets may no longer be recoverable, in which case a charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse affect on our financial condition and results of operations.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE AND A DECLINE IN THE VALUE OF YOUR INVESTMENT.

Our quarterly operating results have varied significantly in the past and will likely fluctuate significantly in the future. Significant annual and quarterly fluctuations in our results of operations may be caused by, among other factors:


         o  the volume of revenues we have generated;

         o the timing of our announcements for the distribution of new products or services, and any such announcements by our competitors;

         o the acceptance of the products we distribute and the services we offer in the marketplace; and

         o  general economic conditions.

      There can be no assurance that the level of revenues and profits, if any, achieved by us in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. We believe quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management's expectations of future revenues and are relatively fixed in the short term. We plan to increase operating expenses to:

         o  expand our product and service lines;

         o  expand our sales and marketing operations;

         o  increase our services and support capabilities; and

         o  improve our operational and financial systems.

      If our revenues in a given quarter do not increase along with these expenses, our operating margins in such quarter will decline and our net income would be smaller or our losses would be larger than expected. It is possible that in some future quarter our operating results may be below the expectations of public market analysts or investors, which could cause a reduction in the market price of our common stock.

OUR PROPOSED GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      We expect to expand our operations through the increase of our sales and marketing efforts, the building of strategic relationships with third parties, the expansion of our research and development activities, and the acquisition of complementary businesses or products. The anticipated growth could place a significant strain on our management and our operational and financial resources. Effective management of the anticipated growth will require expansion of our management and financial controls, hiring additional appropriate personnel as required, and development of additional expertise by existing management personnel. There can be no assurance that these or other measures we implement will effectively increase our capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations.

OUR GROWTH PLANS DEPEND ON OUR ABILITY TO HIRE AND RETAIN SCARCE TECHNICAL PERSONNEL.

      Our future growth plans depend upon our ability to attract, retain and motivate qualified engineers with information storage solutions experience. If we fail to recruit and retain additional engineering personnel, we will experience greater difficulty realizing our growth strategy, which could negatively affect our business, financial condition and stock price. Current economic conditions have required us to consider potential staff reductions. If a downturn in our revenues or profits ultimately leads us to reduce our engineering staff levels, we will incur delays in re-staffing and training upon an economic upswing.

WE ARE EXPOSED TO POTENTIAL RISKS FROM RECENT LEGISLATION REQUIRING COMPANIES TO EVALUATE INTERNAL CONTROLS UNDER SECTION 404 OF THE SARBANES OXLEY ACT OF 2002.

      We are evaluating and documenting our internal controls systems so that when we are required to do so, our management will be able to report on, and our independent auditors to attest to, our internal controls, as required by this legislation. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes Oxley Act. As a result, we expect to incur additional expenses and diversion of management's time. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. Any such action could adversely affect our financial results and could cause our stock price to decline.

ACQUISITIONS COULD DIVERT MANAGEMENT'S TIME AND ATTENTION, DILUTE THE VOTING POWER OF EXISTING STOCKHOLDERS, AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      As part of our growth strategy, we expect to continue to acquire complementary businesses and assets. Acquisitions that we may make in the future could result in the diversion of time and personnel from our business. We also may issue shares of common stock or other securities in connection with acquisitions, which could result in the dilution of the voting power of existing stockholders and could dilute earnings per share. Any acquisitions would be accompanied by other risks commonly encountered in such transactions, including the following:

         o difficulties integrating the operations and personnel of acquired companies;

         o the additional financial resources required to fund the operations of acquired companies;

         o  the potential disruption of our business;

         o our ability to maximize our financial and strategic position by the incorporation of acquired technology or businesses with our product and service offerings;

         o the difficulty of maintaining uniform standards, controls, procedures and policies;

         o  the potential loss of key employees of acquired companies;

         o the impairment of employee and customer relationships as a result of changes in management;

         o future impairment loss related to intangible assets and goodwill of acquired companies;

         o  significant expenditures to consummate acquisitions; and

         o internal control issues and related compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

      As a part of our acquisition strategy, we expect to engage in discussions with various businesses respecting their potential acquisition. In connection with these discussions, we and each potential acquired business may exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms and conditions of the potential acquisition. In certain cases, the prospective acquired business may agree not to discuss a potential acquisition with any other party for a specific period of time, may grant us certain rights in the event the acquisition is not completed, and may agree to take other actions designed to enhance the possibility of the acquisition. Potential acquisition discussions may take place over a long period of time, may involve difficult business integration and other issues, and may require solutions for numerous family relationships, management succession, and related matters. As a result of these and other factors, potential acquisitions that from time to time appear likely to occur may not result in binding legal agreements and may not be consummated. Our acquisition agreements may contain purchase price adjustments, rights of set-off, and other remedies in the event that certain unforeseen liabilities or issues arise in connection with an acquisition. These remedies, however, may not be sufficient to compensate us in the event that any unforeseen liabilities or other issues arise.

OPTION EXPENSING WILL MAKE IT MORE DIFFICULT FOR US TO BE PROFITABLE.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R SHARE-BASED PAYMENTS, which requires the expensing of stock options. We adopted SFAS No 123R on January 1, 2006. The effect on our results from implementing this pronouncement was an increase in the charge to income and net loss for the three months ended March 31, 2006 by approximately $0.3 million as compared to the three months ended March 31, 2005. This new accounting pronouncement will result in charges, which could be significant, against our income in future periods related to unvested options and new option grants.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

      Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our intellectual property. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Presently, we have two issued patents relating to our DIVArchive software product. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners, and license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of our products is difficult and, although we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem.

      The defense and prosecution of copyright, trademark and patent suits may be both costly and time consuming, even if the outcome is favorable to our company. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease selling certain of our products. We also will rely on unpatented proprietary technology and there can be no assurances that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. There can be no assurance that confidentiality agreements entered into by our employees and consultants, advisors and collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

THE LOSS OF THE SERVICES OF THOMAS P. SWEENEY III, OUR CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD, COULD IMPAIR OUR ABILITY TO SUPPORT CURRENT OPERATIONS AND DEVELOP NEW BUSINESS AND TO RUN OUR BUSINESS EFFECTIVELY.

      We are highly dependent on the services of Thomas P. Sweeney III, our Chief Executive Officer and Chairman of the Board. The loss of the services of Mr. Sweeney could have an adverse affect on our future operations. We do not currently maintain a key man life insurance policy insuring the life of Mr. Sweeney. In August 2004, we entered into a two-year employment agreement with Mr. Sweeney. There can be no assurance that Mr. Sweeney will agree to renew the agreement upon expiration of the two-year term.

OUR REVENUE RECOGNITION POLICIES FOR SALES TO OUR ENTERPRISE AND SERVICE PROVIDER CUSTOMERS MAY RESULT IN THE DEFERRAL OF REVENUES.

      In the course of providing software solutions to our enterprise and service provider customers, we do not recognize revenues from our sale of hardware and software products to such customers until we complete our required installation or configuration of these products. Installation and configuration of these solutions requires significant coordination with our customers and vendors. Therefore, even if we have shipped all products to our customers, we may be unable to control the timing of product installation and configuration. These delays may prevent us from recognizing revenue on products we ship and may adversely affect our quarterly reported revenues. As a result, our stock price may decline.

OUR LONG SALES CYCLE MAY CAUSE FLUCTUATING OPERATING RESULTS, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

      Our sales cycle is typically long and unpredictable, making it difficult to plan our business. Current economic conditions have increased this uncertainty. Our long sales cycle requires us to invest resources in potential projects that may not occur. Further, new product introductions, or the announcement of proposed new products, may delay our customers' decisions to invest in storage solutions we propose. Our long and unpredictable sales cycle may cause us to experience significant fluctuations in our future annual and quarterly operating results. It can also result in delayed revenues, difficulty in matching revenues with expenses and increased expenditures. Our business, operating results or financial condition and stock price may suffer as a result of any of these factors.

WE DO NOT CARRY PRODUCT LIABILITY INSURANCE AND ANY SIGNIFICANT PRODUCT LIABILITY CLAIMS MAY IMPAIR OUR ABILITY TO FUND CURRENT OPERATIONS OR PREVENT US FROM CARRYING OUT OUR STRATEGIC PLANS.

      While we maintain errors and omissions and general liability insurance, we do not currently maintain product liability insurance. We attempt to limit our potential liability by including in our client contracts provisions that limit the maximum liability that may be incurred by us in connection with such contract to an amount equal to the amount paid by the customer under such contract. We believe that, as our business grows, our exposure to potential product liability claims and litigation may increase. There can be no assurance that our contractual limitations of liability will be enforceable or will be sufficient to protect our business and assets from all claims. In addition, should we ever seek to obtain product liability insurance, no assurance can be given that we will be able to obtain adequate coverage at commercially reasonable rates. Product liability losses could have a material adverse effect on our business, financial condition and results of operations.

WE ARE RESTRICTED FROM PAYING DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT TO DECLINE.

      Provisions in several loan documents to which we are a party prevent the holders of our common stock from receiving dividends out of funds legally available therefore. To date, we have not paid any cash dividends. Our board of directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

      We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of our company, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our board of directors may issue preferred stock without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

      The market price of our common stock is likely to be highly volatile as the stock market in general, and the market for small cap and micro cap technology companies in particular, has been highly volatile. For example, during the past twelve months, our common stock has traded at prices ranging from $0.51 to $2.80 per share. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. We cannot assure you that our common stock will trade at the same levels of other stocks in our industry or that our industry stocks in general will sustain their current market prices. Factors that could cause such volatility may include, among other things:

         o actual or anticipated fluctuations in our quarterly operating results;

         o  large purchases or sales of our common stock;

         o  announcements of technological innovations;

         o  changes in financial estimates by securities analysts;

         o  investor perception of our business prospects;

         o conditions or trends in the digital information asset management industry;

         o changes in the market valuations of other such industry related companies;

         o the acceptance of market makers and institutional investors of our common stock; and

         o  worldwide economic or financial conditions.


SHARES OF COMMON STOCK ELIGIBLE FOR SALE IN THE PUBLIC MARKET MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

      Sales of substantial amounts of common stock by stockholders in the public market, or even the potential for such sales, may adversely affect the market price of our common stock and could impair our ability to raise capital by selling equity securities. As of the date of this prospectus, approximately 6.9 million of the 14,361,293 shares of common stock currently outstanding were freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of our company, as that term is defined under the securities laws. In addition, 6,812,418 shares of common stock offered under this prospectus have been registered for resale (of which 1,752,690 shares are included in the 14,361,293 shares outstanding as of May 23,
2006). We also have outstanding approximately 7.4 million shares (excluding 4,933,942 shares of common stock issuable upon conversion of our outstanding shares of Series A preferred stock) of restricted stock, as that term is defined in Rule 144 under the securities laws, that are eligible for sale in the public market, subject to compliance with the holding period, volume limitation and other requirements of Rule 144. Moreover, the exercise of outstanding options and warrants and the conversion of outstanding convertible promissory notes will result in additional outstanding shares of common stock and will create additional potential for sales of additional shares of common stock in the public market.

CONVERSION OR EXERCISE OF OUR OUTSTANDING CONVERTIBLE SECURITIES AND WARRANTS HELD BY LAURUS COULD SUBSTANTIALLY DILUTE OUR EARNINGS PER SHARE AND THE VOTING POWER OF EXISTING STOCKHOLDERS.

      In connection with the execution of our 2004 Facility and 2006 Term Facility with Laurus, we issued secured convertible promissory notes to Laurus, the outstanding aggregate principal amount of which, at May 23, 2006, was convertible at a fixed conversion price into approximately 960,184 shares and 1,071,428 shares of our common stock, respectively. We also issued to Laurus stock purchase warrants and a common stock option that, at May 23, 2006, were exercisable to purchase an aggregate of 2,745,285 shares of our common stock. All interest payable from time to time on our secured, convertible notes with Laurus is also convertible by Laurus into shares of our common stock at the applicable fixed conversion price. The large number of shares that we may potentially issue to Laurus under our two credit facilities with Laurus, including as a result of additional borrowings, could result in the dilution of our earnings, if any, per share and the voting power of our existing stockholders.

WE HAVE SIGNIFICANT PRINCIPAL AND INTEREST PAYMENTS RELATED TO OUR TERM NOTES WITH LAURUS AND MAY BE UNABLE TO MAKE THESE WHEN DUE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY.

      The terms of the convertible notes we issued to Laurus in connection with the 2004 Facility and the 2006 Term Facility provide that Laurus may direct us to pay scheduled monthly payments of principal and interest either in cash, in shares of our common stock or a combination of both. In the past, we have agreed to reduce the fixed conversion price of the 2004 Term Note in order to induce Laurus to allow us to pay the scheduled monthly payment in shares of our common stock. In the short term, Laurus agreed to defer payment of the scheduled principal payments on the 2004 Term Note for the first six months of 2006, a total of $952, 495, until the 2004 Term Note matures on May 13, 2007. Payments will resume on July 1, 2006. An unfavorable outcome in our pending legal proceeding, combined with our already tight cash position, could affect our ability make scheduled principal and interest payments to Laurus on the 2004 Facility and the 2006 Term Facility and could have a material adverse effect on our financial condition.

THE LARGE NUMBER OF FREELY-TRADEABLE SHARES OF OUR COMMON STOCK BENEFICIALLY OWNED BY LAURUS COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

      At May 23, 2006, Laurus had the right to acquire 2,031,612 shares of our common stock upon the conversion of the aggregate principal amount of two convertible notes, 1,673,857 shares of our common stock upon the exercise of five stock purchase warrants and 1,071,428 shares of our common stock upon the exercise of a common stock option, which shares will be freely tradeable without restriction and are offered in this prospectus. Although the terms of our credit facilities with Laurus provide that, subject to certain limitations, Laurus may not exercise or convert any of our securities if, as a result of such exercise or conversion, Laurus would beneficially own more than 4.99% of our outstanding common stock, the potential issuance of these securities could depress the market price of our common stock. Moreover, the additional shares and convertible securities that we may be required to issue to Laurus under our credit facilities with Laurus, including as a result of additional borrowings or in lieu of the cash payments of interest or penalties, could further adversely affect the market price of our common stock.

ADDITIONAL DELAYS BY US IN FILING OR HAVING DECLARED EFFECTIVE A REGISTRATION STATEMENT COVERING THE SHARES OF OUR COMMON STOCK BENEFICIALLY OWNED BY LAURUS COULD REQUIRE US TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO LAURUS, WHICH WOULD RESULT IN ADDITIONAL DILUTION TO OUR EXISTING STOCKHOLDERS AND MAY ADVERSELY IMPACT OUR LIQUIDITY POSITION.

      On two occasions over the past 18 months, we failed to maintain the effectiveness of our registration statement covering the resale of shares of common stock issuable to Laurus under the 2004 Note. As a result, we incurred cash penalties totaling $464,000. In lieu of paying these penalties in cash, we issued to Laurus warrants to purchase an aggregate of 412,500 shares of our common stock. In addition, we have, in the past, required the consent of Laurus and/or a modification of our credit facilities with Laurus in order for us to consummate certain transactions. In connection with one of such consents and modifications, we agreed to lower the fixed conversion price of the 2004 Note, which will result in a greater number of shares being issued upon conversion of the 2004 Note. Although we do not anticipate additional defaults by us under the terms of the Laurus credit facilities, there can be no assurance that additional defaults will not occur. The issuance of additional warrants upon any future default could further depress the market price of our common stock and cause further dilution to our existing stockholders. There also can be no assurance that, upon any such event of default, Laurus will agree to waive the penalty or accept warrants to purchase shares of our common stock in lieu of a cash payment if we so request. If Laurus refuses such a request, depending on our liquidity position at the time of such default, the payment of such cash penalties could adversely affect our financial condition.

CERTAIN RESTRICTIVE COVENANTS CONTAINED IN THE LAURUS CREDIT FACILITIES COULD NEGATIVELY IMPACT OUR ABILITY TO OBTAIN FINANCING FROM OTHER SOURCES.

      Our credit facilities with Laurus restrict us from obtaining additional secured or unsecured debt financing in excess of $100,000 without the prior approval of Laurus with certain exceptions. We also are restricted from issuing any shares of preferred stock without the prior approval of Laurus. To the extent that Laurus declines to approve a proposed secured or unsecured debt financing or issuance of preferred stock, we would be unable to obtain such financing without defaulting under our credit facilities with Laurus. In addition, subject to certain exceptions, we have granted to Laurus a right of first refusal to purchase any additional debt or equity securities we may seek to issue to raise additional capital. The securities held by Laurus contain anti-dilution protections against the issuance of equity securities at a price per share that is less than the fixed conversion price or exercise price of our convertible notes or stock purchase warrants held by Laurus. The right of first refusal and anti-dilution protections granted to Laurus could act as deterrents to third parties that may be interested in providing us debt financing or purchasing our equity securities. To the extent that such a financing is required for us to continue to conduct or expand our operations, these restrictions could have a material adverse affect on our operations or financial condition.

AN UNFAVORABLE OUTCOME IN OUR PENDING LEGAL PROCEEDING WITH ONE OF OUR CREDITORS COULD RESULT IN THE ACCELERATION OF A $2.5 MILLION PROMISSORY NOTE, WHICH WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR FINANCIAL CONDITION.

      We are engaged in an arbitration proceeding to resolve a dispute with one of our creditors that, if resolved unfavorably, would have a material adverse affect on our liquidity and financial condition. In connection with our acquisition of STAR (now known as Incentra of CA) in February 2005, we issued to Alfred Curmi, the principal stockholder of STAR, a promissory note (the "STAR Note") in the principal amount of $2.5 million that is payable in ten installments and matures on August 1, 2007. On August 1, 2005, we elected not to make a payment to Mr. Curmi due under the STAR Note after we identified significant required post-closing adjustments to the purchase price for the assets of STAR and, consequently, the principal amount of the STAR Note. On August 16, 2005, we received a demand for arbitration from legal counsel to Mr. Curmi. The hearing phase of the arbitration proceeding was completed in April 2006, and both parties have submitted their proposed findings of fact and conclusions of law to the arbitrator. A ruling from the arbitrator is expected by the end of June 2006. The full outstanding balance of the STAR Note could be accelerated if the arbitrator were to rule in favor of Mr. Curmi. We do not have the cash available to pay such amount and, in such event, we would require additional financing to meet our obligation. There can be no assurance that we would be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. As a result of this dispute and current uncertainty as to how the matter will be resolved, in our Annual Report on Form 10-KSB for the year ended December 31, 2005, the Report of our Independent Registered Public Accounting Firm includes an explanatory paragraph that describes substantial doubt about our ability to continue as a going concern as a result of nearly all of our long term debt being callable. In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                -------------------------------------------------

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

      You can identify forward-looking statements by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of our common stock by Laurus.

      We would receive proceeds of up to $4,587,669 upon the exercise, if any, of the warrants or option granted by us to the selling stockholders identified in ths prospectus, which warrants and option are exercisable for an aggregate 2,789,635 shares of common stock. We intend to use any such proceeds for working capital and general corporate purposes.

      Further, to the extent that any of our obligations under our credit facilities with Laurus are converted into, or paid in the form of, shares of our common stock, we will be relieved of such obligations to the extent of such conversion or payment.

      The amount of proceeds to us described above assumes the selling stockholders will not elect to exercise their warrants or option through a "cashless exercise". Under the terms of such warrant or option, payment of the exercise price may be made, at the option of the warrant or option holder, either in cash or by a "cashless exercise". Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant or option holder would receive shares of our common stock with a value equal to the difference between the market price of our common stock at the time of exercise and the exercise price set forth in the warrant or option, multiplied by the number of shares so exercised. There would be no proceeds to us upon a "cashless exercise" of the warrant or option.

      We cannot assure you that the selling stockholders will exercise the warrant described above, or that they will elect to pay the exercise price in cash in lieu of a "cashless exercise."


                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 2,500,000 shares are designated as Series A preferred stock, par value $.001 per share. As of May 23, 2006, 14,361,293 shares of common stock were issued and outstanding and 2,466,971 shares of Series A preferred stock (which are convertible into 4,933,942 shares of common stock) were issued and outstanding. In addition, at such date, 5,635,059 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and 3,310,861 shares were reserved for issuance upon the conversion of the outstanding principal under convertible debt securities.

COMMON STOCK

      VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on a determination by our board of directors as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

      RIGHTS UPON LIQUIDATION. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

      MAJORITY VOTING. The holders of a majority of our outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

PREFERRED STOCK

      Our board of directors has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by our board of directors. The provisions of a particular series of authorized preferred stock, as designated by the board of directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on our ability to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance of such shares could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of our company, whether voluntary or involuntary, the holders of the preferred stock may receive, in priority over the holders of common stock, a liquidation preference established by our board of directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of our company.

SERIES A PREFERRED STOCK

      On August 17, 2004, we filed a Certificate of Designations (the "Certificate of Designations") with the Nevada Secretary of State designating 2,500,000 shares of our preferred stock as Series A convertible preferred stock.

      CONVERSION. Holders of Series A preferred stock shall have the right to convert each of their shares of Series A preferred stock into such number of fully paid and nonassessable shares of common stock as is determined by dividing the number of shares of Series A preferred stock held by such holder by the conversion price at the time of such conversion. The initial conversion price per share for shares of Series A preferred stock is $6.30 (subject to certain adjustments as set forth in the Certificate of Designations). All outstanding shares of Series A preferred stock may also be automatically converted upon the election of the holders of 80% of the outstanding shares of Series A preferred stock.

      VOTING, DIVIDEND AND OTHER RIGHTS. Each outstanding share of Series A preferred stock will entitle the holder to two votes of common stock on all matters presented to the common stockholders for a vote. So long as at least 500,000 shares of the originally-issued shares of Series A preferred stock are outstanding, the holders of Series A preferred stock have the right to elect three directors to our board of directors. Our board of directors will determine if and when distributions may be paid out of legally available funds to the holders of Series A preferred stock. If and when our board of directors determines to make distributions to the holders of our common stock, the holders of Series A preferred stock shall be entitled to participate on a pro rata basis (determined on an as-if-converted basis).

      REDEMPTION. At any time after August 16, 2008, holders of at least 80% of the outstanding shares of Series A preferred stock may elect at any time to have all of the outstanding shares of Series A preferred stock redeemed by us. The price for each share of Series A preferred stock redeemed shall be equal to the greater of (i) $12.60 (subject to certain adjustments) per each share of Series A preferred stock plus an amount equal to all accumulated but unpaid dividends on such share of Series A preferred stock (collectively, the "Series A Preference Amount") and (ii) the fair market value of the common stock into which the Series A preferred stock is then convertible.

      RIGHTS UPON LIQUIDATION. Upon liquidation, the holders of the Series A preferred stock shall be entitled to receive distributions before any amount shall be paid to the holders of common stock or any other junior capital stock. The liquidation distribution shall be equal to the Series A Preference Amount. Alternatively, the holders of Series A preferred stock may receive the amount they would have received had they converted their shares into common stock immediately prior to the liquidation. In addition, holders of at least 80% of the outstanding shares of Series A preferred stock may elect to have certain transactions treated as a liquidation event which would give rise to the liquidating distributions discussed herein.

REGISTRATION RIGHTS

      In connection with our acquisition of MSI, we granted registration rights to certain former MSI stockholders pursuant to the terms of two registration rights agreements. One agreement provides that at any time after February 18, 2006, the holders of at least 51% of the Series A preferred stock have the right to cause us to register under the Securities Act the shares of common stock underlying the Series A preferred stock issued to such holders in our acquisition of MSI. In addition, such agreement provides for the grant of "piggy-back" and S-3 registration rights to such holders. The other agreement provides for the grant of "piggy-back" registration rights certain former MSI stockholders. None of the registration rights of the former holders of MSI stockholders have been exercised.

      In connection with our acquisition of Incentra of CA, we granted registration rights to the former Incentra of CA principal stockholder, pursuant to the terms of a registration rights agreement. The agreement provides that at any time after March 1, 2006, the former stockholder shall have the right to cause us to register under the Securities Act the shares of common stock and the shares of common stock issuable upon conversion of a convertible promissory note issued to him in the acquisition. In addition, such agreement provides for the grant of "piggy-back" registration rights to the former stockholder.

      In connection with our acquisition of PWI, we granted registration rights to two former stockholders of PWI and one former noteholder of PWI, pursuant to the terms of a registration rights agreement. The agreement provides that at any time after March 31, 2006, the former stockholders and noteholder shall have the right to cause us to register under the Securities Act the shares of common stock issued to them on the closing date of the transaction and the shares issuable pursuant to an earn-out provision more fully described in the governing documents. In addition, such agreement provides for the grant of "piggy-back" registration rights to the former stockholders and noteholder.

      In connection with our acquisition of NST, we granted registration rights to a former NST stockholder with respect to the shares of our common stock issued in the acquisition and we granted registration rights to Transitional Management Consultants, Inc., a consulting firm controlled by such stockholder ("TMC"), with respect to the shares issuable under the earn-out provision contained in the purchase agreement. Pursuant to each registration rights agreement, at any time after April 13, 2008, the holders of such rights shall have the right to cause us to register under the Securities Act the shares of our common stock issued on the closing date of the transaction and the shares of common stock issuable pursuant to the earn-out provision described in the purchase agreement. The agreements also provide that, after April 13, 2008, the holders shall have 'piggy-back' registration rights with respect to such shares.

      In connection with obtaining each of our loan facilities from Laurus, we agreed to register under the Securities Act the shares of our common stock into which the promissory notes we issued to Laurus are convertible and for which the stock purchase warrants or option we issued to Laurus are exercisable, and to maintain the effectiveness of any such registration statements until the earliest of the date on which (i) all shares registered thereunder have been sold, (ii) all shares registered thereunder may be sold immediately without registration under the Securities Act and without volume registrations pursuant to Rule 144(k) under the Securities Act and (iii) all amounts payable to the Laurus under the promissory notes for which registered shares are issuable upon conversion have been paid in full.

      In connection with our offer and sale of convertible bridge notes in May 2006, we granted registration rights to the purchasers of such notes in the offering. The registration rights agreement between our company and such noteholders provides, among other things, that, upon the request of the holders of fifty-one percent of the noteholders, we are obligated to file a "resale" registration statement to register the resale of shares of our common stock issuable (i) upon conversion of the convertible notes or (ii) upon exercise of the warrants issued in connection with the convertible notes (with certain exceptions). If, at any time after May 19, 2007, we decide to register any of our equity securities or other securities convertible into equity securities, we must notify each holder of the notes and include any registrable securities as such noteholder may request, in such registration statement.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Interwest Transfer Company Inc., 1981 Murray Holladay Road, Salt Lake City, Utah 84117.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information as of May 23, 2006 regarding beneficial stock ownership of (i) all persons known to us to be beneficial owners of more than five percent (5%) of our outstanding common stock and Series A preferred stock, (ii) each of our directors, (iii) the Named Executive Officers and (iv) all of our officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated:


                                                             Number of
                                                               Shares       Percent of
                                                            Beneficially   Outstanding
            Name                  Title of Class              Owned(1)     Shares(2)(3)
---------------------------------------------------------------------------------------
5% BENEFICIAL OWNERS
--------------------

Great Hill Equity Partners LP     Common Stock                3,732,612       23.3%(4)
One Liberty Square                Series A Preferred Stock      843,170       34.2%
Boston, MA  02109

Tudor Investment Corporation      Common Stock                2,684,547       16.4%(5)
1275 King Street                  Series A Preferred Stock    1,004,405       40.7%
Greenwich, CT 06831

J.P. Morgan Direct Venture        Common Stock                2,330,797       15.0%(6)
  Capital Institutional           Series A Preferred Stock      602,775       24.4%
  Investors, LLC
522 Fifth Avenue
New York, NY  10036

Alfred N. Curmi                   Common Stock                1,135,580        7.9%(7)
910 Seasage Drive
Delray Beach, Florida 33483


Joseph J. Graziano                Common Stock                1,129,596        7.8%(8)
2050-80 Finley Road
Lombard, Illinois

DIRECTORS AND NAMED
  EXECUTIVE OFFICERS
--------------------
Thomas P. Sweeney III             Common Stock                  941,820        6.3%(9)
1140 Pearl Street                 Series A Preferred Stock       16,588         *
Boulder, CO  80302

James Wolfinger                   Common Stock                  495,866        3.4%(10)

Michael Knaisch                   Common Stock                  209,325        1.4%(11)

Matthew Richman                   Common Stock                  157,269        1.1%(12)

Shawn O'Grady                     Common Stock                   95,113          * (13)

Walter Hinton                     Common Stock                   73,972          * (14)

                                                      Number of
                                                        Shares       Percent of
                                                     Beneficially   Outstanding
            Name                  Title of Class       Owned(1)     Shares(2)(3)
--------------------------------------------------------------------------------
Paul McKnight                     Common Stock          49,378            * (15)

Patrick Whittingham               Common Stock           8,333            * (16)

Carmen J. Scarpa                  --                        --            --

Thomas G. Hudson                  --                        --            --

David E. Weiss                    --                        --            --


All directors and executive       Common Stock       2,031,077           12.7%
officers as a group (10 persons)  Series A
                                    Preferred Stock     16,588            0.7%


--------------

*     Constitutes less than 1%

(1) For the purposes of this table, a person is deemed to have "beneficial ownership" of any shares of capital stock that such person has the right to acquire within 60 days of May 23, 2006.

(2) All percentages for common stock are calculated based upon a total of 14,361,293 shares outstanding as of May 23, 2006, plus, in the case of the person for whom the calculation is made, that number of shares of common stock that such person has the right to acquire within 60 days after May 23, 2006.

(3) All percentages for Series A preferred stock are calculated based upon a total of 2,466,971 shares outstanding as of May 23, 2006.

(4) Represents 3,611,082 shares of common stock owned of record by Great Hill Equity Partners LP ("GHEP") (assuming conversion of 815,715 shares of Series A preferred stock into 1,631,430 shares of common stock) and 121,530 shares of common stock owned of record by Great Hill Investors, LLC ("GHI") (assuming conversion of 27,455 shares of Series A preferred stock into 54,909 shares of common stock). The foregoing numbers represent shares for which GHEP and GHI each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Great Hill Partners GP, LLC ("GP"), the general partner of GHEP, Great Hill Partners, LLC ("GHP"), a manager of GP and Messrs. Christopher S. Gaffney, John G. Hayes and Stephen F. Gormley, the managers of GHI, GHP and GP. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(5) Represents 2,416,151 shares of common stock owned of record by Tudor Ventures II LP ("Tudor") (assuming conversion of 903,994 shares of Series A preferred stock into 1,807,988 shares of common stock), 266,583 shares of common stock owned of record by The Raptor Global Portfolio Ltd. ("Raptor")(assuming conversion of 99,741 shares of Series A preferred stock into 199,482 shares of common stock), and 1,813 shares of common stock held by The Altar Rock Fund LP ("Altar") (assuming conversion of 670 shares of Series A preferred stock into 1,340 shares of common stock). The foregoing numbers represent shares for which Tudor, Raptor and Altar each has shared dispositive and voting power. Such shares may be deemed to be beneficially owned by Tudor Investment Corporation ("TIC"), the sole general partner of Altar and an investment advisor for Tudor and Raptor, and Paul Tudor Jones, II, the controlling shareholder of TIC.

      Tudor Ventures Group LP ("TV GP"), the general partner of Tudor, and Tudor Ventures Group LLC, the general partner of TV GP, may also be deemed to be beneficial owners of the shares held by Tudor. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act.

(6) Represents 1,924,580 shares of common stock owned of record by JP Morgan Direct Venture Capital Institutional Investors LLC ("JPM Institutional") (assuming conversion of 497,532 shares of Series A preferred stock into 995,063 shares of common stock), 311,514 shares of common stock owned of record by JP Morgan Direct Venture Private Investors LLC ("JPM Private") (assuming conversion of 81,136 shares of Series A preferred stock into 162,273 shares of common stock), and 94,703 shares of common stock owned of record by 522 Fifth Avenue Fund, LP ("522 Fund") (assuming conversion of 24,107 shares of Series A preferred stock into 48,214 shares of common stock). The foregoing numbers represent shares for which JPM Institutional, JPM Private and 522 Fund each has shared dispositive and voting power. The shares held by JPM Institutional may be deemed to be beneficially owned by JPMorgan Chase Bank ("JPMCB"), its investment advisor, and JPMorgan Chase & Co., the parent of JPMCB. The shares held by JPM Private may be deemed to be beneficially owned by J.P. Morgan Investment Management Inc. ("JPMIM"), its investment advisor. The shares held by 522 Fund may be deemed to be beneficially owned by 522 Fifth Avenue Corp. ("522 Corp."), its general partner, JPMIM, its investment advisor and the sole stockholder of 522 Corp., J.P. Morgan Fleming Asset Management Holdings Inc. ("Fleming"), the sole stockholder of JPMIM, and JPMCB, the sole stockholder of Fleming and the indirect parent of JPMIM. Share information is furnished in reliance on the Schedule 13D dated August 18, 2004 filed by the persons named herein with the Securities and Exchange Commission. The persons named herein have each specifically disclaimed that they are a member of a group for purposes of Section 13(d) or 13(g) of the Exchange Act.

(7) Share information is furnished in reliance on the Schedule 13G dated March 2, 2005 filed by the person named herein with the Securities and Exchange Commission.

(8) Represents 1,034,483 shares of unregistered common stock issued to Mr. Graziano upon our acquisition of NST, 71,429 shares issuable upon conversion of convertible term note issued to Mr. Graziano and 23,684 shares issuable upon exercise of warrant held by Mr. Graziano.


(9) Represents 122,443 shares of common stock owned of record by Equity Pier LLC, of which Mr. Sweeney is the founder and managing member, 141,837 shares of common stock owned of record by Mr. Sweeney, 71,429 shares issuable upon conversion of convertible term note issued to Mr. Sweeney, 23,684 shares issuable upon exercise of warrant held by Mr. Sweeney and 549,250 shares issuable upon the exercise of presently exercisable options held by Mr. Sweeney and assumes conversion of 16,588 shares of Series A preferred stock owned of record by Mr. Sweeney into 33,177 shares of common stock.

(10) Represents 59,524 shares owned of record by Mr. Wolfinger, 321,429 shares issuable upon conversion of convertible term note issued to Mr. Wolfinger, 106,579 shares issuable upon exercise of warrant held by Mr. Wolfinger, and 8,334 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Wolfinger.

(11) Represents 64,814 shares of common stock owned of record by Mr. Knaisch, 7,143 shares issuable upon conversion of convertible term note issued to Mr. Knaisch, 2,368 issuable upon exercise of warrant held by Mr. Knaisch and 135,000 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Knaisch.

(12) Represents 60,014 shares of common stock owned of record by Mr. Richman, 3,571 shares issuable upon conversion of convertible term note issued to Mr. Richman, 1,184 shares issuable upon exercise of warrant held by Mr. Richman and 92,500 shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Richman.

(13) Represents 71,429 shares issuable to Mr. O'Grady upon conversion of convertible term note issued to Mr. O'Grady and 23,684 shares issuable upon exercise of warrant held by Mr. O'Grady.

(14) Represents 11,905 shares of common stock owned of record by Mr. Hinton, 3,571 shares issuable upon conversion of convertible term note issued to Mr. Hinton, 1,184 shares issuable upon exercise of warrant held by Mr. Hinton and 57,312 shares issuable upon the exercise of presently exercisable options held by Mr. Hinton.

(15) Represents 234 shares of common stock owned of record by Mr. McKnight, 3,571 shares issuable upon conversion of convertible term note issued to Mr. McKnight, 1,184 shares issuable upon exercise of warrant held by Mr. McKnight and 44,389 shares issuable upon the exercise of presently exercisable options held by Mr. McKnight. Mr. McKnight is a member of Equity Pier LLC and disclaims beneficial ownership of the shares of common stock beneficially owned by such entity.

(16) Represents shares of common stock issuable upon the exercise of presently exercisable options held by Mr. Whittingham.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET FOR COMMON STOCK

      Our common stock is currently quoted on the OTC Bulletin Board under the symbol "ICNS". The following table sets forth the high and low bid prices for our common stock for each fiscal quarter within our last two fiscal years, as reported by the National Quotation Bureau. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. Prices for periods prior to June 9, 2005 have been adjusted to reflect a ten-for-one reverse split of our common stock effective on that date.

                                                     HIGH BID       LOW BID
       YEAR ENDED DECEMBER 31, 2004
         First Quarter...........................     $ 11.25        $ 1.20
         Second Quarter..........................        8.60          3.20
         Third Quarter...........................        3.90          1.60
         Fourth Quarter..........................        3.50          2.00

       YEAR ENDED DECEMBER 31, 2005
         First Quarter...........................      $ 3.10        $ 1.61
         Second Quarter..........................        2.80          0.51
         Third Quarter...........................        2.00          0.90
         Fourth Quarter..........................        1.90          0.85

       YEAR ENDED DECEMBER 31, 2006
         First Quarter...........................       $1.40         $0.90
         Second Quarter (through May 23).........       $1.65         $1.05

HOLDERS

      At May 23, 2006, there were approximately 350 record holders of our common stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

DIVIDENDS

      We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. The purchase agreement relating to our outstanding senior secured convertible promissory note prohibits the declaration or payment of dividends on our common stock so long as twenty-five percent (25%) of the principal amount of such note remains outstanding, unless we obtain the written consent of the noteholder. Furthermore, the terms of our Series A Preferred Stock provide that, so long as at least 250,000 shares of our originally issued shares of Series A Preferred Stock are outstanding, we cannot declare or pay any dividend without having obtained the affirmative vote or consent of at least 80% of the voting power of our shares of Series A Preferred Stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      As of May 23, 2006, the following equity compensation plans were in effect:

                                 Number of                            Number of
                              securities to be     Weighted average   securities
                                issued upon         exercise price    remaining
                                exercise of         of outstanding    available
                            outstanding options,  options, warrants   for future
Plan category               warrants and rights       and rights       issuance
================================================================================
Equity compensation
plans approved by
security holders                       -0-                 N/A              -0-
                                 =========               =====          =======

Equity compensation
plans not approved by
security holders

2000 Equity Incentive Plan (a)   2,238,746               $2.92           23,754

MSI 2000 Stock Option Plan (b)     216,536               $0.43              -0-

2006 Stock Option Plan (c)       1,204,611               $1.30          545,389
                                 ---------               -----          -------

Total                            3,659,893               $2.24          569,143
                                 =========               =====          =======
----------
(a) Total number of securities remaining available for future issuance includes 2,262,500 shares reserved for issuance under our 2000 Equity Incentive Plan, less options outstanding.

(b) Represents options to purchase unregistered shares of our common stock pursuant to grants under the MSI 2000 Stock Option and Grant Plan. There will be no additional grants under such plan.

(c) Adopted May 4, 2006. Total number of securities remaining available for future issuance includes 1,750,000 shares reserved for issuance under the 2006 Stock Option Plan, less options outstanding.

                             SELECTED FINANCIAL DATA

      The selected historical consolidated financial information presented below is derived from our unaudited consolidated financial statements for the three-month periods ended March 31, 2006 and 2005 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and from our audited consolidated financial statements and related notes thereto included elsewhere in this Prospectus. On August 18, 2004 (the "MSI Acquisition Date"), we acquired all of the outstanding capital stock of MSI. The acquisition of MSI by us was accounted for as a reverse merger because on a post-merger basis, the former MSI shareholders held, immediately following the acquisition on the MSI Acquisition Date, a majority of our outstanding common stock on a voting and diluted basis. As a result, MSI was deemed to be the acquirer for accounting purposes. Accordingly, the information below and the audited and unaudited consolidated financial statements presented elsewhere herein include the financial statements of MSI for all periods prior to the MSI Acquisition Date and the financial statements of the consolidated companies from the MSI Acquisition Date forward. Historical share and per share amounts for periods prior to the MSI Acquisition Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital.

                                             THREE MONTHS ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                             ----------------------------  ----------------------------------------------------
                                                                   (in thousands, except per share amounts)
                                                  2006          2005       2005        2004         2003        2002       2001
                                              (unaudited)   (unaudited)
STATEMENT OF OPERATIONS DATA

Total Revenue                                   $ 12,909       6,007      50,832      13,285       9,811       6,345      15,809

Gross Margin                                    $  5,118       2,943      16,325       5,984       2,859      (2,060)     (9,514)

Loss from Operations                            $ (1,622)     (1,941)    (12,038)     (7,711)     (8,486)    (12,244)    (55,125)

Net Loss                                        $ (3,636)     (2,349)    (14,226)    (10,438)    (10,991)     (8,010)    (56,211)

Preferred Stock Dividends and
  Accretion of Preferred Stock Discount         $   (654)       (654)     (2,617)     (1,339)     (1,744)       (612)     (6,375)

Net Loss Applicable to
  Common Shareholders                           $ (4,291)     (3,003)    (16,843)    (11,777)    (12,735)     (8,622)    (62,586)

Weighted Average Common Shares
  Outstanding--Basic and Diluted                  13,327      11,090      12,542       5,103       1,895       1,023       2,273

Net Loss per Common Share--Basic and Diluted    $  (0.32)      (0.27)      (1.34)      (2.31)      (6.72)      (8.43)     (27.53)

BALANCE SHEET DATA (AS OF END OF PERIOD)

Cash and Cash Equivalents                       $    457       2,206       1,109       3,068       2,201          80       1,315

Capitalized Software Development Costs, Net     $  2,312       1,453       2,133       1,189          --          --          --

Intangible Assets, Net                          $ 12,946      16,256      13,685      16,537       1,671         250          --

Goodwill                                        $  5,858       9,992       5,858          --         592          --          --

Total Assets                                    $ 36,061      46,528      37,883      28,677      13,564       5,825      18,876

Long-Term Obligations (including
  Current Installments)                         $ 11,197      10,338      11,371       4,005      19,990       6,448      17,847

Mandatorily and Convertible Redeemable
  Preferred Stock                               $ 25,273      22,655      24,618      22,001      13,587          --          --

Shareholders' Deficit                           $(15,842)     (3,140)    (13,217)     (5,023)    (23,035)    (15,907)    (88,283)

Cash Dividend Declared per Common Share         $     --          --          --          --          --          --          --

-------------------

(A) Goodwill, total assets, and shareholders' deficit have been adjusted by $4,573 from amounts reported in the March 31, 2005 Form 10-QSB as a result of an error made in accounting for goodwill in connection with business acquisitions during the first quarter of 2005. The error was discovered in connection with preparing the December 31, 2005 consolidated financial statements and was disclosed as such in the Annual Report on Form 10-KSB.

(B) Long-term debt at December 31, 2003 included $19.3 million of redeemable preferred stock that was exchanged for a new series of preferred stock in August 2004. All of the preferred stock outstanding at December 31, 2003 was exchanged for our common stock in August 2004.

      We have made several acquisitions and had a significant disposition of an operation during this five-year, three-month period that may affect the comparability of the selected historical financial information presented above, and the comparability of such information to future years' financial information. Certain reclassifications have been made to the consolidated financial statements for the years ended December 31, 2004, 2003, 2002 and 2001 to conform to the presentation for the year ended December 31, 2005. See Note 1 to the consolidated financial statements.

                            FINANCIAL STATEMENTS AND
                       SUPPLEMENTARY FINANCIAL INFORMATION

      Our unaudited condensed consolidated financial statements and audited consolidated financial statements are listed in the Index to Consolidated Financial Statements appearing on page F-1 of this Prospectus.

      The following is a summary of the unaudited quarterly financial information for the past two full fiscal years. Note that, as result of a reverse merger recorded in the third quarter of 2004 and large fluctuations in the number of shares outstanding throughout 2004, the quarterly losses per share will not equal the total loss per share for the year as computed on an annual basis.




                                 2006                         2005                                          2004
                              ---------    -------------------------------------------     ----------------------------------------
                                First       Fourth       Third      Second       First     Fourth      Third     Second      First
                               Quarter     Quarter     Quarter     Quarter     Quarter     Quarter    Quarter    Quarter    Quarter
                              ---------    -------     -------     -------     -------     -------    -------    -------    -------
Total revenues               $ 12,909      14,801      12,425      17,599       6,007      4,675      4,348      1,898      2,364

Total cost of revenue        $  7,791       9,933       9,005      12,505       3,064      2,271      2,480      1,337      1,212
                             --------      ------      ------      ------      ------     ------     ------     ------     ------

Gross profit                 $  5,118       4,868       3,420       5,094       2,943      2,404      1,868        561      1,152

Operating expenses              6,740      11,357       5,835       6,287       4,884      4,343      4,496      2,458      2,399
                             --------      ------      ------      ------      ------     ------     ------     ------     ------

Loss from operations         $ (1,622)     (6,489)     (2,415)     (1,193)     (1,941)    (1,939)    (2,628)    (1,897)    (1,247)

Net loss applicable to
 common shareholders         $ (4,291)     (6,964)     (3,865)     (3,011)     (3,003)    (3,718)    (3,306)    (2,715)    (2,039)

Basic and diluted net loss
 per share applicable to
 common shareholders         $  (0.32)      (0.53)      (0.30)      (0.24)      (0.27)     (0.73)     (0.35)     (1.39)     (1.05)

Weighted-average number of
 common shares outstanding--
 basic and diluted             13,327      13,322      13,022      12,703      11,090      5,103      9,358      1,953      1,950



      Certain reclassifications were made to the unaudited quarterly financial information to conform to the December 31, 2005 presentation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

GENERAL

      When used in this discussion, the word "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

      Our business and results of operations are affected by a wide variety of factors that could materially and adversely affect us and our actual results, including, but not limited to: (1) the availability of additional funds to enable us to successfully pursue our business plan; (2) the uncertainties related to the effectiveness of our technologies and the development of the our products and services; (3) our ability to maintain, attract and integrate management personnel; (4) our ability to complete the development and continued enhancement of our products in a timely manner; (5) our ability to effectively market and sell our products and services to current and new customers; (6) our ability to negotiate and maintain suitable strategic partnerships, vendor relationships and corporate relationships; (7) the intensity of competition; and
(8) general economic conditions. As a result of these and other factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

      Any forward-looking statements herein speak only as of the date hereof. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

      We are a leading provider of complete solutions for the data protection needs of an enterprise. We supply a broad range of storage products and storage management services to broadcasters, enterprises and information technology service providers worldwide. We market our products and (services to broadcasters under the trade name Front Porch Digital ("Front Porch") and to service providers and enterprise clients under the trade names Incentra
Solutions of Colorado ("Colorado"), ManagedStorage International ("MSI"), Incentra Solutions of California ("Incentra of CA"), PWI Technologies ("PWI") and Network Systems Technologies, Inc. ("NST"). Front Porch provides unique software and professional services solutions for digital archive management to broadcasters and media companies.

      Through Front Porch, we provide a software and management solution that enables searching, browsing, editing, storage and on-demand delivery of media-rich content in nearly any digital format. Our complete digital archive solution includes our proprietary software bundled with professional services, hardware/software procurement and resale, remote monitoring/management services, complete support for our proprietary software solutions and first call support for third-party hardware and software maintenance. Our software converts audio, video, images, text and data into digital formats for ease of use and archiving. With more than 100 installations worldwide, our DIVArchive software solution has become one of the leading digital archive management applications among European and Asian broadcast and media companies and is gaining an increasing share of the North American market. Front Porch's DIVArchive and transcoding applications provide the essential integration layer within the digital content creation and broadcast environments. All of Front Porch's products were built on intelligent, distributed architecture. As a result, Front Porch's archive management and transcoding solutions are flexible, scalable, easily upgradeable, failure resilient and integratable with leading automation and asset management applications.

      Through MSI, we deliver comprehensive storage services, including remote monitoring/management services, maintenance support services (first call) for third-party hardware and software maintenance, professional services, third-party hardware/software procurement and resale and financing solutions. MSI provides data protection solutions and services that ensure that its customers' data is backed-up and recoverable and meets internal data retention compliance policies. MSI's remote monitoring and management services are delivered  from its Storage  Network  Operations  Center  ("NOC") in Broomfield,
Colorado,  which  monitors  and  manages  a wide  spectrum  of  diverse  storage infrastructures on a 24x7 basis throughout the United States, the United Kingdom, the Netherlands, Bermuda and Japan. MSI delivers these services worldwide using its proprietary GridWorks Operations Support System, which enables automated remote monitoring and management of complete storage infrastructures and back-up applications. MSI provides outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized. We believe customers benefit from improved operating effectiveness with reduced operating costs and reductions in capital expenditures.

      Through Incentra of CA, PWI and NST (which we acquired in April 2006), we deliver complete IT solutions, including professional services, third-party hardware/software procurement and resale, financing solutions and the sale and delivery of first call support for third-party hardware and software maintenance (including help desk operations). Solutions are sold primarily to enterprise customers in the financial services, government, hospitality, retail, security, healthcare, education, non-profit and manufacturing sectors. With offices and sales personnel located primarily throughout the mid-west and western United States, these entities are a cornerstone to our North American expansion plans. The established customer base of these entities provides an immediate market for our complete solutions, such as First Call and Enhanced First Call support services and our GridWorks remote monitoring and management system.

      For the three months ended March 31, 2006, revenues totaled $12.9 million as compared to $6.0 million for the comparable prior period in 2005. The rate of increase for the three-month period ended March 31, 2006 was approximately 115% when compared to the same period for 2005. The increase in revenue from the prior year quarter is a result of the acquisitions of Incentra of CA and PWI, increased sales of hardware as part of complete archive solutions, and an increase in deliveries of broadcast solutions.

      We continue to invest in hardware and the development of our software and digital archiving in the data storage and infrastructure areas. During the three months ended March 31, 2006, we invested $0.4 million in software development and $0.6 million for data storage infrastructure.

      During the three months ended March 31, 2006, our loss from operations decreased by approximately $0.3 million to $1.6 million as compared to a loss of $1.9 million for the comparable prior-year period. This reduction in our loss was due to the increase in gross margin generated primarily from increased sales of our broadcast software solutions, which was offset in part by an increase in selling, general and administrative costs of approximately $2.0 million. The increase in our selling, general and administrative expenses was due to the inclusion of the operations of Incentra of CA and PWI for the entire quarter in 2006.

      During the three months ended March 31, 2006 and 2005, our results were breakeven on an adjusted EBITDA(1) basis. Results for the three months ended March 31, 2006 on an adjusted EBITDA basis included the add back of the $1.2 million loss on the early extinguishment of debt related to the 2005 Facility and $427,000 of non-cash compensation expense following the adoption of SFAS 123R effective January 1, 2006. Results for the first quarter of 2005 on an adjusted EBITDA basis included a gain of approximately $341,000 due to the revaluation of a derivative warrant liability.



















---------------
(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principles. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), we believe the use of the non-GAAP financial measure EBITDA enhances an overall understanding of our past financial performance and is a widely used measure of operating performance in practice. In addition, we believe the use of EBITDA provides useful information to the investor because EBITDA excludes significant non-cash interest and amortization charges related to our past financings that, when excluded, we believe produces more meaningful operating information. EBITDA also excludes depreciation and amortization expenses, which are significant when compared to such levels prior to the acquisition of MSI. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that are calculated in accordance with GAAP, and this measure may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure net loss before deemed dividends and accretion on preferred stock is set forth below.

EBITDA Reconciliation
All amounts in (000's)

                                                  FOR THE THREE MONTHS ENDING
                                                            MARCH 31,
                                                     2006               2005
                                                ------------       ------------
Net loss before deemed dividends
 and accretion on preferred stock               $     (3,636)      $     (2,348)
Depreciation and amortization                          1,261              1,285
Taxes                                                     94                318
Interest (cash portion)                                  332                 77
Interest (non-cash portion)                              297                462
                                                ------------       ------------

EBITDA                                                (1,652)              (206)

Loss on early extinguishment of debt                   1,232                 --
Non-cash stock based compensation                        427                156
Referral fees                                             --                 43
                                                ------------       ------------
EBITDA, as adjusted                             $          7       $         (7)
                                                ============       ============

      We continue to leverage our unique intellectual property by taking advantage of our position as a leading provider of archive software solutions. We continue to expand our product and service offerings in an effort to position our company as a provider of a wide range of services and products to the broadcast and media markets and to further solidify our leading market position. We also continue to increase the number of products we have available for resale to our customers, both directly and through existing channel partners. We have increased our expenditures for sales and marketing initiatives to meet an increasing volume of digital archive implementations worldwide. We introduced the sales of managed services along with our sales of storage products and professional services directly to enterprise customers. We also believe we can increase our sales of managed services by introducing these services to the customers of our acquired businesses. We believe our professional services business will be enhanced as we leverage our engineering resources across our entire customer base.


CRITICAL ACCOUNTING POLICIES

      Our significant accounting policies are described in Note 3 to the Audited Consolidated Financial Statements. Some of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. Management believes our most important accounting policies include revenue recognition, software development costs, stock-based compensation, accounting for obligations and instruments potentially settled in shares of our common stock, impairment of long-lived assets, and concentrations of risk related to customers.

REVENUE RECOGNITION

      Given our diverse product and sales mix, as well as the complexities and estimates involved in measuring and determining revenue in accordance with generally accepted accounting principles, our accounting for revenue is crucial to the proper periodic reporting of revenue and deferred revenue.

      We license software under license agreements and provide professional services, including training, installation, consulting and maintenance. License fee revenues are recognized when a license agreement has been signed, the software product has been shipped, the fees are fixed and determinable, collection is reasonably assured, and no significant vendor obligations remain.

      We recognize revenue under the completed contract method of accounting as prescribed by American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2 in connection with an arrangement to deliver software or a software system requiring significant production, modification or customization of software. We recognize revenue when persuasive evidence of an arrangement exists, delivery and acceptance has occurred, the fee is fixed or determinable, and collection is reasonably assured.

      We allocate revenue to each component of a contract based on objective evidence of its fair value, as established by management. Because the licensing of software is generally not dependent on the professional services portion of a contract, software revenue is generally recognized upon delivery, unless a contract exists with a customer requiring customer acceptance.

      We recognize revenues from storage services at the time the services are provided and are billed on a monthly basis. Fees received for up-front implementation services are deferred and recognized over the term of the arrangement. Deferred revenue is recorded for billings sent to or paid by customers for whom we have not yet performed certain services.

      We sell computer equipment and software purchased from third parties to customers as part of an integrated solution and on a stand-alone basis. Hardware sales are recognized when the hardware is received by the customer.

      We recognize fees for maintenance agreements ratably over the terms of the agreements. Maintenance is generally billed in advance resulting in deferred revenues.

      We provide hardware and software-related professional services. Services are generally provided on a time- and materials-basis and revenue is recognized as the services are provided.

SOFTWARE DEVELOPMENT COSTS

      As expenditures for software development are expected to increase, the capture and measurement, as well as proper capitalization and amortization of these costs, is a key focus of management. The proper matching of these costs with the related revenue impacts the proper periodic reporting of earnings. We capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product is available for general release to customers, capitalization is ceased, and all previously capitalized costs are amortized over the remaining estimated economic useful life of the product, not to exceed three years.

STOCK-BASED COMPENSATION

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation", defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value for periods prior to 2006.

      For periods prior to 2006, we elected to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, employee compensation cost for stock options was measured as the excess, if any, of the estimated fair value of our stock at the date of the grant over the amount an employee must pay to acquire the stock.

      Transactions in which we issue stock-based compensation for goods or services received from non-employees are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. We often utilize pricing models in determining the fair values of options and warrants issued as stock-based compensation to non-employees. These pricing models utilize the market price of our common stock and the exercise price of the option or warrant, as well as time value and volatility factors underlying the positions.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", and generally requires instead that such transactions be accounted and recognized in the statement of income based on their fair value. Application of SFAS 123R requires the use of significant estimates, including expected volatility, expected term, risk-free interest rate and forfeiture rate. SFAS No. 123R was effective for us for our filing on Form 10-QSB for the first quarter of 2006. The impact on our operating results and other information related to stock-based compensation upon adopting SFAS 123R are included in our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.

ACCOUNTING FOR OBLIGATIONS AND INSTRUMENTS POTENTIALLY SETTLED IN OUR CAPITAL STOCK

      We account for obligations and instruments potentially to be settled in our capital stock in accordance with Emerging Issues Task Force ("EITF") 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock". This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

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


      Under EITF No. 00-19 contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

IMPAIRMENT OF LONG-LIVED ASSETS

      Long-lived, tangible and intangible assets that do not have indefinite lives, such as fixed assets and intellectual property, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. As a result of the acquisitions we consummated in 2004 and 2005, we had approximately $12.9 million in intangible assets at March 31, 2006. Determination of recoverability was based on an estimate of undiscounted future cash flows resulting from the use of the assets and their eventual disposition. Measurement of an impairment loss for such long-lived assets was based on the fair value of the assets.

      Goodwill is not amortized and is subject to write downs charged to results of operations only when its carrying amounts is determined to be more than its estimated fair value based upon impairment tests that are required to be made annually or more frequently under certain circumstances. Fair values are determined based on models that incorporate estimates of future probability and cash flows. As a result of the 2005 acquisitions, we had approximately $5.9 million in goodwill at March 31, 2006 after recording an impairment loss of $4.2 million in the fourth quarter of 2005 as discussed in Note 4 to the Notes to Consolidated Financial Statements.

      In connection with preparing our consolidated financial statements for fiscal 2005, we determined that an error was made in accounting for goodwill recognized in connection with business acquisitions that occurred in the first quarter of 2005. As a result of the error, goodwill was overstated by approximately $4.5 million and shareholders' deficit was understated by the same amount at March 31, June 30, and September 30, 2005. This error had no effect on our consolidated statements of operations for the year ended December 31, 2005 or for any quarter of 2005. The error was corrected in the fourth quarter of 2005 by decreasing goodwill and increasing shareholders' deficit by $4.5 million.

CONCENTRATION OF RISK--CUSTOMERS AND GEOGRAPHIC

The following is a breakdown of our revenues and long-lived assets by geographic area* (in thousands):


                                       North America     Europe/Asia      Total
                                       -------------     -----------      -----
Year Ended December 31, 2005

Revenues                                  $37,420          $13,412       $50,832
Long-lived assets,                          1,625              605         2,230

Year Ended December 31, 2004

Revenues                                    8,575            4,710        13,285
Long-lived assets, net                      1,779              674         2,453

Year Ended December 31, 2003

Revenues                                    8,730            1,081         9,811
Long-lived assets, net                      2,784                0         2,784

*The geographic breakout by country is not practical to obtain. Long-lived assets include Property, Plant and Equipment.

      During 2005, one customer represented 16% of revenues. During 2004, revenues from two customers, each exceeding 10% of total revenue, aggregated 13% and 11%, respectively. For the year ended December 31, 2003, revenues from three customers each exceeding 10% of total revenues aggregated 36%, 19% and 11%, respectively.

      The following discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

RESULTS OF OPERATIONS

      Our Independent Registered Public Accounting Firm's report on our consolidated financial statements as of December 31, 2005, and for each of the years in the two-year period then ended, includes a "going concern" explanatory paragraph, that describes factors that raise substantial doubt about our ability to continue as a going concern.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005

      Our unaudited condensed consolidated financial statements as of March 31, 2006 and for the quarter then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlements of liabilities and commitments in the normal course of business. Our audited consolidated financial statements for the year ended December 31, 2005 were also prepared on a going concern basis. In our Annual Report on Form 10-KSB for the year ended December 31, 2005, the report of our Independent Registered Public Accounting Firm includes an explanatory paragraph that describes substantial doubt about our ability to continue as a going concern because of the possibility that substantially all of our long-term debt may be accelerated due to a dispute with a creditor as discussed in Notes 4(A) and 6(E) to our unaudited condensed consolidated financial statements.

      REVENUE. Total revenue for the three months ended March 31, 2006 increased $6.9 million, or 115%, to $12.9 million compared to total revenue of $6.0 million for the three months ended March 31, 2005. This increase was attributable to the additional revenues of $1.7 million resulting from increased sales in our broadcast division and $5.3 million related to the inclusion of the operating results of Incentra of CA and PWI in the full period, which increases were offset in part by a reduction of $0.1 million in managed service revenues. Revenue from the sale of our products increased to $9.5 million compared to revenue of approximately $3.2 million for the comparable prior year period. Revenue from the delivery of our services increased $0.6 million to $3.4 million compared to $2.8 million for the comparable prior year period. On a pro forma basis assuming that the acquisitions of Incentra of CA and PWI occurred on January 1, 2005, revenue for the three months ended March 31, 2006 decreased $3.5 million, or 22%, to $12.9 million due to lower sales of third-party product sales for Incentra of CA and PWI of $4.9 million, lower services revenues for Incentra of CA resulting from the loss of a large customer representing $0.6 million of total revenues for the prior period and slightly lower service revenues for MSI of $0.1 million. These decreases were offset by increases in revenues generated by our broadcast division of $1.7 million and higher services revenues for PWI of $0.3 million.

      For the quarter ended March 31, 2006, a significant portion of our revenues was derived from the European and Asian geographic markets. During that period, aggregate revenues from customers located in Europe or Asia amounted to $4.1 million, or 32% of total revenue, while revenues from customers located in North

America totaled $8.8 million, or 68% of total revenue. For the quarter ended March 31, 2005, revenues from customers located in Europe and Asia amounted to $3.0 million, or 50% of total revenue, while revenues from customers located in North America totaled $3.0 million, or 50% of total revenue.

      GROSS MARGIN. Total gross margin for the three months ended March 31, 2006 increased $2.2 million to $5.1 million, or 40% of total revenue, as compared to gross margin of $2.9 million, or 49% of total revenue, for the comparable prior year period. The decline in gross margin as a percentage of revenue was due to increased sales of third-party products at lower gross margins, which offset higher margins on the sales of our software and service solutions. Product gross margin for the three months ended March 31, 2006 totaled $4.1 million, or 43% of product revenue. Service gross margin for the three months ended March 31, 2006 totaled $1.0 million, or 30% of service revenue. On a pro forma basis, gross margin for the three months ended March 31, 2006 increased $0.6 million due to the mix of higher-margin broadcast product sales.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general and administrative ("SG&A") expenses for the three months ended March 31, 2006 increased by approximately $2.0 million to $6.0 million from $4.0 million for the comparable prior year period. SG&A expenses included $4.5 million in salaries and related benefits for employees not directly related to the production of revenue, $0.5 million in general office expenses, $0.4 million in professional fees, $0.3 million for travel-related costs, and $0.3 million in facilities costs. SG&A expenses of $4.0 million for the comparable prior year period included $2.6 million in salaries and related benefits for employees not directly related to the production of revenue, $0.5 million in general office expenses, $0.2 million in travel related costs, $0.5 million in professional fees and $0.2 million of facilities costs. The increase for the three months ended March 31, 2006 was due to an additional $1.5 million of SG&A expenses relating to Incentra of CA and PWI as a result of the inclusion of these operations for the entire quarter in 2006, an increase of $0.2 million in salaries related to the broadcast business and an increase in employee headcount for managing the new resellers businesses. Also included in the 2006 increase in SG&A expenses was an increase of $0.4 million related to the adoption of SFAS 123R and the recording of additional non-cash compensation expense. On a pro forma basis, SG&A expenses for the three months ended March 31, 2006 increased $0.4 million, primarily due to the increase of non-cash compensation expense related to the adoption of SFAS 123R.

      DEPRECIATION AND AMORTIZATION. Amortization expense consists of amortization of intellectual property, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense was approximately $1.3 million for each of the three months ended March 31, 2006 and 2005, of which approximately $0.5 million and $0.4 million was included in cost of revenue for the three-month periods ending March 31, 2006 and 2005, respectively.

      OPERATING LOSS. During the three months ended March 31, 2006, we incurred a loss from operations of $1.6 million as compared to a loss from operations of $1.9 million for the three months ended March 31, 2005. This decrease in operating loss was primarily the result of the increase in gross margin of approximately $2.2 million, offset by an increase in SG&A expenses of approximately $2.0 million.

      LOSS ON EARLY EXTINGUISHMENT OF DEBT. Refinancing of the 2005 Facility in the first quarter of 2006 was accounted for as an early extinguishment of debt. A loss of $1.2 million was recorded, which included $375,000 for an early termination fee and $107,500 in costs associated with the refinancing. No similar refinancing occurred in the first quarter of 2005.

      INTEREST EXPENSE. Interest expense was $0.6 million for the three months ended March 31, 2006 compared to $0.6 million for the three months ended March 31, 2005.

      OTHER INCOME AND EXPENSE. Other expense was approximately $60,000 for the three months ended March 31, 2006 compared to other income of approximately $367,000 for the three months ended March 31, 2005. Other income of $0.4 million for 2005 included $0.3 million of income resulting from the reassessment of the value of contracts recorded under EITF 00-19 for outstanding warrants and $0.1 million of investment income from leased equipment to customers and gains from sales of fixed assets.

      FOREIGN CURRENCY TRANSACTION GAIN (LOSS). As discussed above, we conduct business in various countries outside the United States in which the functional currency of the country is not the U. S. dollar. We are subject to foreign exchange transaction exposure because we provide for intercompany funding between the U.S. and international operations, when we and/or our French subsidiary transact business in a currency other than our own functional currency. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the three months ended March 31, 2006 and 2005 were minimal for each period.

      INCOME TAX EXPENSE. We incurred income tax expense for the three months ended March 31, 2006 of $0.1 million compared to $0.3 million for comparable period in 2005. This expense was entirely represented by non-cash income tax expense related to our French subsidiary, Front Porch Digital International, SAS, and any liability otherwise payable was offset by the utilization of the subsidiary's deferred tax assets during the period.

      NET LOSS APPLICABLE TO COMMON SHAREHOLDERS. For the reasons set forth above, during the three months ended March 31, 2006, we incurred a net loss applicable to common shareholders of $4.3 million as compared to a net loss applicable to common shareholders of $3.0 million for the three months ended March 31, 2005. The increase in net loss for the three months ended March 31, 2006 was primarily due to an increase in interest expense.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

      REVENUE. Total revenue for the year ended December 31, 2005 increased $37.5 million, or 283%, to $50.8 million compared to total revenue of $13.3 million for the year ended December 31, 2004. Revenue from the sale of our products increased to $37.6 million compared to revenue of $5.2 million for the comparable prior year period. This increase was attributable to: (1) the additional revenues resulting from the acquisitions of Incentra of CA and PWI,
(2) increased orders for our software and related products, consisting primarily of sales of our DIVArchive solutions, (3) revenues resulting from the inclusion of the results of operations of Front Porch for the full year 2005 and (4) sales of hardware as part of complete archive solutions. Revenue from delivery of our services increased $5.1 million, or 63%, to $13.2 million compared to $8.1 million for the comparable prior year period. The increase in service revenue was the result of the additional revenues resulting from the professional services provided by Incentra of CA and PWI to its customers, as well as the introduction of first call maintenance services by these businesses. Pro forma revenue for the year ended December 31, 2005 increased to $61.3 million compared to $56.5 million in the previous year. The increase was due to the increased revenue from PWI and the broadcast division, which was offset in part by the decline in the revenues of Incentra of CA and MSI.

      For the year ended December 31, 2005, a significant portion of our revenues was derived from the European and Asian geographic markets. During that period, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $13.4 million, or 26% of total revenue, while revenues from customers located in North America totaled $37.4 million, or 74% of total revenue. For the year ended December 31, 2004, our revenues from customers located in Europe and Asia amounted to $4.7 million, or 35% of total revenue, while revenues from customers located in North America totaled $8.6 million, or 65% of total revenue.

      GROSS MARGIN. Total gross margin for the year ended December 31, 2005 increased $10.3 million to $16.3 million, or 32% of total revenue, as compared to gross margin of $6.0 million, or 45% of total revenue, for the comparable prior year period. The decrease in margin percentage was due to the introduction of third-party product sales from the two acquisitions in 2005. Product gross margin for the year ended December 31, 2005 totaled $12.2 million, or 32% of product revenue. Service gross margin for the year ended December 31, 2005 totaled $4.2 million, or 32% of service revenue. The decrease in the margin percentage in product revenue was due to the introduction of third-party products offered by the new acquisitions compared to the heavier percentage of the DIVArchive products in the prior year. On a pro forma basis, the gross margin for the year ended December 31, 2005 was $17.9 million compared to $16.8 million in the comparable prior year period. The increase of $1.1 million was net of a decrease of $1.2 million in gross margin from Incentra of CA.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses for the year ended December 31, 2005 increased by approximately $10.2 million to $20.5 million from $10.3 million for the comparable prior year period. SG&A expenses for the year ended December 31, 2005 included $14.5 million in salaries and related benefits for employees not directly related to the production of revenue, $2.6 million in general office expenses, $1.6 million in professional fees, $1.1 million for travel-related costs, $1.1 million in facilities costs, $0.1 million in bad debt expense and $0.1 million in research and development costs. SG&A expenses of $10.3 million for the prior year ending December 31, 2004 included $5.9 million in salaries and related benefits for employees not directly related to the production of revenue, $1.7 million in general office expenses, $0.9 million in professional fees, $0.8 million in travel related costs, $0.6 million of facilities costs and $0.2 million of bad debt expense. The increase in SG&A expenses during the year ended December 31, 2005 was a direct result of the inclusion of the SG&A expenses for a full year of Front Porch and the inclusion of SG&A expenses relating to the Incentra of CA and PWI businesses from the dates of the acquisitions forward. On a pro forma basis, SG&A expenses were $21.8 million for the year ending December 31, 2005 compared to $20.4 million for the comparable prior year period, a slight increase.

      MERGER COSTS. Merger costs of $1.3 million in 2004 consisted of costs incurred in the acquisition of Front Porch. These costs consisted of $0.8 million in compensation expense related to the accelerated vesting of stock options, $0.4 million in professional fees for legal, banking and accounting services, and $0.1 million of severance-related costs due to reductions in staffing as result of the acquisition. There were no significant merger-related costs in 2005.

      DEPRECIATION AND AMORTIZATION. Amortization expense consists of amortization of intellectual property, capitalized software development costs and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements. Depreciation and amortization expense was approximately $5.4 million and $4.0 million for the years ended December 31, 2005 and 2004, respectively, of which $1.1 million and $2.0 million respectively was included in cost of revenue. The increase of $1.4 million was primarily the result of the increase in amortization associated with the Front Porch intangible assets.

      OPERATING LOSS. During the year ended December 31, 2005, we incurred a loss from operations of $12.0 million as compared to a loss from operations of $7.7 million for the year ended December 31, 2004. The increase in the loss for 2005 is due to a loss for impairment of the goodwill related to the acquisition of Incentra of CA of $4.2 million. Operating profits and cash flows for Incentra of CA were lower than expected in the fourth quarter of 2005. The major contributors to this negative trend were the loss of a major customer and the impact of a distributor violation. Therefore, during the fourth quarter of 2005, we determined that the goodwill associated with the Incentra of CA acquisition was impaired and accordingly recorded an impairment loss of $4.2 million. Included in the operating loss for the year ended December 31, 2004 was $1.3 million of costs related to the acquisition of Front Porch. On a pro forma basis, the net operating loss for the year ended December 31, 2005 was $11.9 million compared to $8.9 million for the comparable prior year period. This increase was due to the impairment loss being offset in part by improved performance.

      INTEREST EXPENSE. Interest expense was $2.4 million for the year ended December 31, 2005 compared to $2.4 million for the year ended December 31, 2004. Interest expense during 2005 included cash interest costs of $0.8 million on notes payable and capital leases and non-cash interest charges of $1.6 million, consisting of $0.7 million related to amortization of debt discounts, $0.3 million related to warrants, $0.2 million related to the beneficial conversion feature of the Laurus note, and $0.4 million related to amortization of financing costs. Interest expense during 2004 included cash interest costs of $0.2 million on notes payable and capital leases and non-cash interest charges of $2.2 million, consisting of $1.7 million of interest on MSI's previously outstanding Series C preferred stock, $0.2 million related to amortization of debt discounts, $0.2 million related to warrants, and $0.1 million related to amortization of financing costs.

      OTHER INCOME AND EXPENSE. Other income of $0.7 million for 2005 included $0.2 million of income from the sale of New Jersey state net operating losses from prior years and $0.4 million related to a gain on the adjustment to the valuation of warrants classified as liabilities. Other income of $0.4 million for 2004 included $0.3 million of income for the sale of New Jersey state net operating losses from prior years and $0.1 million for investment income and gains from the sale of fixed assets.

      FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS. As discussed above, we conduct business in various countries outside the United States in which the functional currency of the country is not the U. S. dollar. As a result, we have foreign currency exchange translation exposure as the results of these foreign operations are translated into U.S. dollars in our consolidated financial statements. For the year ended December 31, 2005, we reported an accumulated translation loss of $103,235 as a component of accumulated other comprehensive loss. We are also subject to foreign exchange transaction exposure because we provide for intercompany funding between the U.S. and international operations, when we and/or our French subsidiary transacts business in a currency other than our own functional currency. The effect of exchange rate fluctuations in remeasuring foreign currency transactions for the years ended December 31, 2005 and 2004 was a loss of $43,209 and $24,756, respectively. In June 2004, we entered into two forward contracts, one of which expired on December 7, 2004 and the other on April 1, 2005. We recorded a $59,900 realized gain on these contracts as of December 31, 2005 which represented the change in the fair value of the foreign currency forward contract related to the difference between changes in the spot and forward rates excluded from the assessment of hedge effectiveness. We recorded a realized loss of $144,086 and an unrealized loss of $134,500 on these contracts as of December 31, 2004.

      INCOME TAX EXPENSE. We incurred income tax expense for the years ended December 31, 2005 and 2004 of $0.5 million and $0.4 million, respectively. This charge represented non-cash deferred income tax expense related to our French subsidiary, Front Porch Digital International, S.A.S. The income taxes were incurred during the period from the date of the MSI acquisition through December 31, 2005 and represented the utilization of the subsidiary's deferred tax assets (net operating losses) during that period, which was recorded as a deferred tax asset as part of the allocation of the purchase price of the subsidiary.

      NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. During the year ended December 31, 2005, we incurred a net loss applicable to common stockholders of $16.8 million as compared to a net loss applicable to common stockholders of $11.8 million for the year ended December 31, 2004. Included in the net loss for the year ended December 31, 2004 was $1.3 million of costs related to the merger with Front Porch. The increase in net loss for the year ended December 31, 2005 was primarily due to the $4.2 million impairment loss related to Incentra of CA, additional amortization of $1.5 million and the net increase of the accretion and dividends on preferred stock of $1.3 million.


YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

      REVENUE. Total revenue for the year ended December 31, 2004 increased $3.5 million, or 35%, to $13.3 million compared to total revenue of $9.8 million for the year ended December 31, 2003. Revenue from the sale of our products increased to $5.2 million compared to revenue of $0 for the comparable prior year period. This increase was attributable to:(1) the additional revenues resulting from the merger with Front Porch in August 2004, (2) increased orders for our software and related products, consisting primarily of sales of our DIVArchive solutions and the licensing of the GridWorks OSS solution and (3) sales of hardware as part of complete archive solutions and as part of SAN infrastructures. Revenue from delivery of our services decreased $1.7 million, or 17%, to $8.1 million compared to $9.8 million for the comparable prior year period. The decrease in service revenue was the result of a reduction in revenue of $2.8 million from a large customer that filed for bankruptcy in December 2003 and did not renew the service upon contract expiration in 2004, which was offset, in part, by additional revenues of $1.1 million related to our existing and new customer base in 2004.

      For the year ended December 31, 2004, a significant portion of our revenues was derived from the European and Asian geographic markets. During that period, aggregate revenues from customers located in Europe or Asia amounted to $4.7 million, or 35% of total revenue, while revenues from customers located in North America totaled $8.6 million, or 65% of total revenue. For the year ended December 31, 2003, our revenues from customers located in Europe and Asia amounted to $1.1 million, or 11% of total revenue, while revenues from customers located in North America totaled $8.7 million, or 89% of total revenue.

      GROSS MARGIN. Total gross margin for the year ended December 31, 2004 increased $3.1 million to $6.0 million, or 45% of total revenue, as compared to gross margin of $2.9 million, or 29% of total revenue, for the comparable prior year period. Product gross margin for the year ended December 31, 2004 totaled $3.7 million, or 71% of product revenue. Service gross margin for the year ended December 31, 2004 totaled $2.3 million, or 28% of service revenue. The increased gross margin was primarily the result of the acquisition of Front Porch and the sale of higher margin software (DIVArchive). The gross margin as a percentage of total revenue reported for the year ended December 31, 2004 met our anticipated gross margin and was significantly higher than the gross margin of 29% reported for the prior year-end due to the growth in revenues of our DIVArchive solutions.

      SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses for the year ended December 31, 2004 increased slightly by approximately $0.9 million to $10.3 million from $9.4 million for the comparable prior year period. Actual SG&A expenses for the year ended December 31, 2004 included $5.9 million in salaries and related benefits for employees not directly related to the production of revenue, $1.6 million in general office expenses, $1.0 million in professional fees, $0.8 million for travel-related costs, $0.6 million in facilities costs, $0.3 million in bad debt expense and $0.1 million in research and development costs. SG&A expenses of $9.4 million for the prior year ending December 31, 2003 included $5.4 million in salaries and related benefits for employees not directly related to the production of revenue, $1.5 million in general office expenses, $0.9 million in professional fees, $0.8 million in travel related costs, $0.5 million of facilities costs and $0.3 million of bad debt expense. The increase in SG&A expenses during the year ended December 31, 2004 was a direct result of the inclusion of SG&A expenses for Front Porch from the date of the acquisition forward, which was offset, in part, by a reduction in payroll and related costs as a result of reductions in staffing levels.

      MERGER COSTS. Merger costs of $1.3 million in 2004 consisted of costs incurred in the acquisition of Front Porch. The costs consisted of $0.8 million in accelerated compensation expense related to the accelerated vesting of stock options, $0.4 million in professional fees or legal, banking and accounting, and $0.1 million of severance-related costs due to reduction in staffing as result of the acquisition. There were no merger-related costs in 2003.

      DEPRECIATION AND AMORTIZATION. Amortization expense consists of amortization of intellectual property, and other intangible assets. Depreciation expense consists of depreciation of furniture, equipment, software and improvements and capitalized software development costs. Depreciation and amortization expense was approximately $4.0 million and $3.3 million for the years ended December 31, 2004 and 2003, respectively. The increase was driven by the increase in amortization associated with the intangible assets created in the acquisition of Front Porch.

      OPERATING LOSS. During the year ended December 31, 2004, we incurred a loss from operations of $7.7 million as compared to a loss from operations of $8.5 million for the year ended December 31, 2003. Included in the operating loss for the year ended December 31, 2004 was $1.3 million of costs related to the merger with MSI. Excluding the costs of the acquisition, the decrease in loss from operations for the year ended December 31, 2004 was primarily due to the increased revenues and gross margin described above.

      INTEREST EXPENSE. Interest expense was $2.4 million for the year ended December 31, 2004 compared to $2.2 million for the year ended December 31, 2003. The increase in interest expense was attributable to increased amortization of debt discounts. Interest expense during 2004 included cash interest costs of $0.2 million on notes payable and capital leases and non-cash interest charges of $2.2 million consisting of $1.7 million of interest on MSI's previously outstanding Series C preferred stock, $0.2 million related to amortization of debt discounts, $0.2 million related to warrants, and $0.1 million related to amortization of financing costs. Interest expense of $2.2 million in 2003 included cash interest of $0.1 million on capital leases and non-cash interest charges of $2.1 million consisting of $1.3 million on MSI's previously outstanding Series C preferred stock and $0.8 million of interest in connection with an issuance of MSI's previously outstanding common stock.

      OTHER INCOME AND EXPENSE. Other income of $0.4 million for 2004 included $0.3 million of income for the sale of New Jersey state net operating losses from prior years and $0.1 million for investment income and gains from the sale of fixed assets. Other expense of $0.3 million for 2003 included a loss on the investment in Front Porch of $0.6 million (prior to the merger), reduced by $0.1 million of income from the sale of fixed assets and $0.2 million of income from leased equipment to customers.

      FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS. As discussed above, we conduct business in various countries outside the United States in which the functional currency of the country is not the U. S. dollar. As a result, we have foreign currency exchange translation exposure as the results of these foreign operations are translated into U.S. dollars in our consolidated financial statements. For the year ended December 31, 2004, we reported an accumulated translation gain of approximately $19,000 as a component of accumulated other comprehensive income. We are also subject to foreign exchange transaction exposure because we provide for intercompany funding between the U.S. and international operations, when we and/or our French subsidiary transacts business in a currency other than our own functional currency. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the year ended December 31, 2004 was a $25,000 loss. In addition, we entered into two new forward contracts, one of which expired on December 7, 2004 and the other of which expired on April 1, 2005. We recorded a realized loss of $0.1 million and an unrealized loss of $0.1 million on the contracts as of December 31, 2004, which represented the change in the fair value for the foreign currency forward contract related to the difference between changes in the spot and forward rates excluded from the assessment of hedge effectiveness.

      INCOME TAX EXPENSE. We incurred income tax expense for the year ended December 31, 2004 of $0.4 million. This income tax expense represents non-cash deferred income tax expense related to our French subsidiary, Front Porch Digital International, S.A.S. These income taxes were incurred during the period from the Acquisition through December 31, 2004 and represent the utilization of the subsidiary's deferred tax assets (net operating losses) during that period, which was recorded as a deferred tax asset in purchase accounting.

      NET LOSS APPLICABLE TO COMMON STOCKHOLDERS. During the year ended December 31, 2004, we incurred a net loss applicable to common stockholders of $11.8 million as compared to a net loss applicable to common stockholders of $12.7 million for the year ended December 31, 2003. Included in the net loss for the year ended December 31, 2004 was $1.3 million of costs related to the acquisition. Excluding the acquisition costs, the decrease in net loss for the year ended December 31, 2004 was primarily due to the increased revenues and gross margin described above and the net decrease of the dividends and accretion on preferred stock of $0.4 million.

LIQUIDITY AND CAPITAL RESOURCES

      At March 31, 2006, we had $0.5 million of cash and cash equivalents. Issuance of convertible debt and equity securities have been a principal source of liquidity for us.

      On May 13, 2004, we consummated a private placement pursuant to which we issued to Laurus Master Fund, Ltd. ("Laurus") a secured convertible term note due May 13, 2007 in the principal amount of $5.0 million (the "2004 Note"), and a common stock purchase warrant entitling the noteholder to purchase 443,500 shares of our common stock. Subsequent to that date, the note and other terms related to the indebtedness were amended on several occasions. On February 6, 2006, we entered into an Amendment and Deferral Agreement (the "Amendment and Deferral Agreement") with Laurus amending the 2004 Note. Pursuant to the Amendment and Deferral Agreement, the monthly principal amount payable to Laurus under the 2004 Note for each of January, February, March, April, May and June 2006, equal to an aggregate of $952,495, is deferred until May 13, 2007. Scheduled payments will resume on July 1, 2006.

      On June 30, 2005, we entered into a Security Agreement with Laurus pursuant to which Laurus provided us a $9 million revolving, convertible credit facility. The outstanding principal amount under this facility was paid off on February 6, 2006 in connection with our execution of a new security agreement with Laurus pursuant to which Laurus provided us a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus 1%, subject to a floor of seven percent (7%).

      In connection with the 2006 Facility, we executed in favor of Laurus a secured non-convertible revolving note in the principal amount of $10 million (the "2006 Revolver Note"). Interest on borrowings under the 2006 Revolver Note is payable monthly on the first day of each month during the term of the 2006 Revolver Note, commencing on March 1, 2006. All outstanding principal amounts are due and payable on February 6, 2009. The minimum amount available to us until April 30, 2006 was $6.5 million. Thereafter, the maximum principal amount outstanding under the 2006 Revolver Note cannot exceed 90% of the combined eligible accounts receivable of our company and of all of our U.S. subsidiaries.

      On March 31, 2006, we consummated a private placement pursuant to which we issued a secured term note due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Term Note") and a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note"). In connection with the issuance of the 2006 Term Note and 2006 Convertible Note, we issued a common stock purchase warrant entitling Laurus to purchase 417,857 shares of common stock (the "2006 Warrant") at $0.001 per share. Funding of $3.25 million under the 2006 Term Note and the 2006 Convertible Note was completed on April 13, 2006 and was used to fund part of the cash portion of the purchase price of our acquisition of NST.

      On May 19, 2006, we entered into a Note Purchase Agreement (the "Purchase Agreement") with eleven "accredited investors" (the "Purchasers") pursuant to which we issued and sold unsecured convertible term notes (the "Convertible Notes") in the aggregate principal amount of $960,000 in connection with offering by us of up to $4 million aggregate principal amount of such Convertible Notes. The Convertible Notes are convertible, at the option of the Purchasers, into shares of our common stock at a conversion price of $1.40 per share, subject to customary anti-dilution provisions. We also issued to the Purchasers warrants to purchase an aggregate of 227,368 shares of our common stock at $1.40 per share, subject to normal anti-dilution provisions. The warrants expire on May 19, 2011.

      Absent earlier redemption by us or conversion by the Purchasers, the Convertible Notes mature on May 19, 2007. Interest will accrue on the unpaid principal and interest at the rate of 12% per annum. Subject to prepayment penalties payable to the Purchaser ranging from 11% to zero depending on the month during the term in which such prepayment is made, we may prepay the Convertible Notes at any time by paying to Purchaser all sums due and payable under the Convertible Notes. Subject to the payment of a prepayment penalty, we have the right to convert any amounts due to a Purchaser into fully paid and nonassessable shares of our common stock at $1.40 per share. Certain waivers were obtained from Laurus in order to complete this offering of Convertible Notes.

      As of March 31, 2006, we had current assets of $12.0 million. These assets were primarily derived from our operations in 2006 and from our acquisitions of Incentra of CA and PWI. Long-term assets of $24.2 million consisted of $12.9 million of intangible assets resulting from the acquisitions of MSI, Incentra of CA and PWI, $5.9 million of goodwill resulting from the acquisitions of Incentra of CA and PWI, $2.4 million of property and equipment, $2.3 million of software development costs and $0.7 million of other assets, which consisted of $0.5 million of deferred financing costs and $0.2 million of deposits, prepaid expenses and other receivables.

      Current liabilities of $26.3 million at March 31, 2006 consisted of $8.5 million of accounts payable; $2.3 million of deferred revenue, which consisted of billings in excess of revenue recognized, deposits and progress payments received on engagements currently in progress; $4.5 million of accrued expenses; and $11.0 of current portion of notes payable, other long term obligations, and capital leases.

      Our working capital deficit was $14.3 million as of March 31, 2006, which included the outstanding principal balance on the 2006 Facility of $5.3 million, net of debt discount of $1.2 million, which was classified as a current liability as a result of the credit facility containing a lockbox arrangement which requires all receipts to be swept daily to reduce borrowings outstanding under the credit facility, and a subjective acceleration clause, as described in
Note 6(C) to the unaudited condensed consolidated financial statements. Also included in the deficit was $1.3 million attributable to the reclassification of the promissory note issued to a former owner of Incentra of CA to current liabilities due to a default on such note and $2.4 million (net of discount) on the Laurus Note due to cross default provisions with other long-term indebtedness, as described in Notes 6(A) and 6(E) in the notes to unaudited condensed consolidated financial statements as of March 31, 2006.

      We used net cash of $0.2 million in operating activities during the three months ended March 31, 2006, primarily as a result of the net loss incurred during the period. We used net cash of $0.9 million in investing activities during the three months ended March 31, 2006, of which $0.6 million was used primarily to purchase or develop computer software and equipment. Financing activities provided net cash of $0.5 million during the three months ended March 31, 2006 primarily from the new Laurus financing. Repayment of capital leases, long-term obligations and notes payable of $5.3 million was offset by borrowings of $5.4 million under the 2006 Facility and $0.4 under the lease line of credit.

      As described in Note 6(E) to the unaudited condensed consolidated financial statements, we are currently in default of the STAR Note and in the event the outcome of our current arbitration proceeding is unfavorable, it is possible that the full outstanding balance of the STAR Note could be accelerated. We do not have the cash available to pay such amount and, in such event, we could require additional financing to meet our obligations. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

      We are still in the early stages of executing our business strategy, have completed three significant acquisitions and expect to begin numerous new acquisition engagements during the next 12 months. Although we are experiencing success in the deployment of our marketing strategy for the sale and delivery of our DIVArchive and other software solutions, continuation of this success is contingent upon several factors, including the availability of cash resources, the prices of our products and services relative to those of our competitors, and general economic and business conditions, among others.

      Management believes our cash and cash equivalents and borrowings available from the 2006 Facility, will provide us with sufficient capital resources to fund our operations, debt service requirements, and working capital needs for the next 12 months. There can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

      Our actual financial results may differ materially from our stated plan of operations. Factors that may cause a change from our plan of operations to vary include, without limitation, decisions of our management and board of directors not to pursue our stated plan of operations based on their reassessment of the plan and general economic conditions. Additionally, there can be no assurance that our business will generate cash flows at or above current levels. Accordingly, we may choose to defer capital expenditures and extend vendor payments for additional cash flow flexibility.

      We expect capital expenditures to be approximately $2.0 million and capitalized software development costs to be approximately $1.6 million during the 12-month period ended March 31, 2007. It is expected that our principal uses of cash will be for working capital, to finance capital expenditures and for other general corporate purposes, including financing the expansion of the business and implementation of our sales and marketing strategy. The amount of spending in each respective area is dependent upon the total capital available to us.


CONTRACTUAL OBLIGATIONS

      The following summarizes our contractual cash obligations under long-term debt and capital lease obligations, operating lease agreements and purchase commitments and other long-term liabilities as of December 31, 2005. The amounts include the liability to the former stockholder of Incentra of CA, which amount is under dispute and currently subject to an arbitration proceeding.

                                          PAYMENTS DUE BY PERIOD
                           -----------------------------------------------------
                           2006(1)(2)   2007-2008  2009-2010  BEYOND     TOTAL
                           ----------   ---------  ---------  ------ -----------

Long-term debt            $ 9,882,493                                $ 9,882,493
Capital lease obligations     797,867 $    33,668                        831,535
Operating lease
  obligations                 706,781     723,074  $553,349            1,983,204
Purchase commitments          386,561     269,984                        656,545
Series A convertible
  redeemable preferred
  stock (3)                            31,500,000                     31,500,000
                          ----------- -----------  --------   ----   -----------
Total                     $11,773,702 $32,526,726  $553,349     --   $44,853,777
                          =========== ===========  ========   ====   ===========

(1) Includes $2.4 million due to a creditor that is the subject of an arbitration proceeding expected to be resolved by July, 2006.

(2) Includes $7.8 million due Laurus at December 31, 2005 which is callable due to cross-default provisions with other long-term indebtedness. $5.5 million of this amount was refinanced in February 2006 and is no longer in default.

(3) Assumes redemption of 2.5 million shares at $12.60 per share. Payment may be higher if the fair market value of our common stock exceeds $6.30 per share on or after August 16, 2008.


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our primary market risks include changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. In 2004, we entered into forward financial instruments in the form of forward exchange contracts to manage and reduce the impact of changes in foreign currency rates. The last of these contracts matured in 2005, and we have not entered into any new contracts since that time or otherwise hedged our exposure to adverse changes in foreign exchange rates.

      At March 31, 2006, we had approximately $8.2 million of long-term debt (including current maturities) that was subject to annual, floating interest rates ranging from the prime interest rate (as published from time-to-time in the Wall Street Journal) plus 1%-2% with a floor ranging from 5%-9%. A one-percentage-point increase in the prime interest rate at March 31, 2006 would result in an estimated annual increase in interest expense of $82,000. Actual interest rates could change significantly more than by one percentage point.

                             THE LAURUS TRANSACTIONS

      Of the 6,812,418 shares of common stock being registered hereunder, 5,015,378 shares are being registered for resale by Laurus upon conversion or exercise of convertible securities, warrants or options issued to Laurus in connection with the 2004 Facility, the 2005 Facility, the 2006 Revolver Facility or the 2006 Term Facility (each as defined below). The following discussion of each of the 2004 Facility, the 2005 Facility, the 2006 Revolver Facility and the 2006 Term Facility is not a complete description of the terms of such facilities and each is qualified in its entirety by reference to the disclosures in our annual and quarterly reports filed pursuant to the Exchange Act, which are incorporated herein by reference, and to the agreements entered into in connection with such facilities, which agreements are attached as exhibits to the registration statement of which this prospectus forms a part.

THE 2004 FACILITY

      On May 13, 2004, we completed a private placement to Laurus of a convertible term note in the principal amount of $5,000,000 (the "2004 Term Note"), and a warrant to purchase up to 443,500 shares of our common stock (collectively, the "2004 Facility"). On each of May 4, 2005, May 31, 2005, August 1, 2005 and August 31, 2005, we amended the 2004 Term Note (collectively, the "Laurus Amendments") to provide that Laurus may convert the principal and interest payments due on those dates at a price below the then-applicable fixed conversion price of the 2004 Term Note. As a result of the Laurus Amendments, an additional 716,669 shares of our common stock were issued to Laurus under the 2004 Term Note. The principal and unpaid interest on the 2004 Term Note are convertible into shares of our common stock at a price of $3.00 per share, which conversion price is subject to antidilution adjustments.

      The 2004 Term Note provides for monthly payments of interest at the prime rate (as published in The Wall Street Journal), plus 1%, which is subject to reduction if the market price of our common stock exceeds certain designated thresholds. The 2004 Term Note also provides for monthly amortization, which commenced on September 1, 2004, at the rate of $45,454 per month and increased to approximately $159,000 per month beginning in March 2005, with the balance payable on the maturity date. Laurus has the option to receive shares of our common stock in lieu of debt service payments at the then Fixed Conversion Price. At May 3, 2006, the outstanding principal amount of the 2004 Term Note was approximately $2.9 million.

      The warrant issued in connection with the 2004 Term Note entitles the holder thereof to purchase, at any time through May 13, 2011, up to 443,500 shares of our common stock at a price of $4.80 per share, subject to antidilution adjustments. On February 18, 2005. we issued Laurus a warrant to purchase up to 362,500 shares of our common stock at $2.60 per share, which warrant was issued in lieu of certain cash penalties due under the 2004 Facility and in satisfaction of $375,000 of liquidated damages incurred due to our failure to maintain the effectiveness of the registration statement covering the shares issuable under the 2004 Facility. On October 26, 2004 we entered into an Amendment and Waiver with Laurus that waived certain events of default under certain loan documents in the 2004 Facility and, in consideration of the waivers, we issued a seven-year warrant to Laurus to purchase 50,000 shares of our common stock with an exercise price of $5.00 per share.

      The terms of the 2004 Term Note and the warrants also provide that Laurus may not convert its convertible securities or exercise its warrants if such exercise or conversion would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. Furthermore, the monthly amount of principal and interest to be converted by Laurus under the 2004 Term Note may not exceed twenty percent (20%) of the aggregate dollar trading volume of our common stock for the twenty (20) trading day period immediately preceding the date Laurus directs us to pay any portion of the monthly amount due in shares of our common stock.

THE 2005 FACILITY

      On June 30, 2005, we entered into a three-year, $9.0 million revolving, convertible credit facility (the "2005 Facility") with Laurus. We also issued to Laurus a seven-year warrant that entitles the holder thereof to purchase up to 400,000 shares of our common stock at a price of $2.63 per share (subject to adjustment for dilutive issuances, stock splits, stock dividends and the like) at any time prior to June 30, 2012. On July 5, 2005, we borrowed $6.0 million under the 2005 Facility, which amount was repaid in full on February 6, 2006 in connection with the 2006 Revolver Facility described below. The terms of the warrant provide that Laurus may not exercise the warrant if such exercise would result in Laurus beneficially owning more than 4.99% of our outstanding common stock, without first providing us 75 days' prior notice.

THE 2006 REVOLVER FACILITY

      On February 6, 2006, we entered into a new security agreement with Laurus pursuant to which Laurus provided us a non-convertible revolving credit facility of up to $10 million (the "2006 Revolver Facility"). At May 3, 2006, the outstanding principal amount under the 2006 Revolver Facility was approximately $9.3 million. Interest under the 2006 Revolver Facility is payable monthly at the prime rate (as published from time to time in the Wall Street Journal) plus 1%. Proceeds from this facility were used to repay borrowings under the 2005 Facility and for a portion of the cash required at closing in the acquisition of NST.

      In connection with the 2006 Revolver Facility, we issued to Laurus a common stock purchase option (the "Option"), entitling Laurus to purchase up to 1,071,428 shares of our common stock at an exercise price of $.001 per share (subject to applicable adjustments). The Option expires on February 26, 2026. The terms of the Option provide that Laurus may not exercise the Option if such exercise would result in Laurus beneficially owning more than 4.99% of our outstanding common stock, without first providing us 75 days' prior notice.

THE 2006 TERM FACILITY

      On March 31, 2006, we consummated a private placement pursuant to which we issued to Laurus a secured term note due May 31, 2009 in the principal amount of $1,750,000 and a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note") (collectively, the "2006 Term Facility"). Proceeds from this facility were used to fund a portion of the purchase price in the acquisition of NST. The principal and unpaid interest on the 2006 Convertible Note are convertible into shares of our common stock at a price of $1.40 per share, which conversion price is subject to antidilution adjustments. In connection with the issuance of the 2006 Term Facility, we issued a common stock purchase warrant entitling Laurus to purchase 417,857 shares of common stock (the "2006 Warrant") at $0.001 per share. The terms of the 2006 Convertible Note and the warrants also provide that Laurus may not convert the 2006 Convertible Note or exercise the 2006 Warrant if such exercise or conversion would result in Laurus beneficially owning more than 4.99% of our outstanding common stock without first providing us 75 days' prior notice. At May 3, 2006, the outstanding principal amount under the 2006 Term Facility was approximately $3.25 million.

                              SELLING STOCKHOLDERS

      The following table sets forth information with respect to the number of shares of our common stock beneficially owned by the selling stockholders, and the number of such shares as adjusted to give effect to the sale of the maximum number of shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The calculation of the shares beneficially owned does not take into account the limitation on more than 4.99% beneficial ownership by Laurus or the dollar trading volume limitation contained in the terms of our credit facilities with Laurus (as discussed above). The information in the table below is current as of May 3, 2006. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

      For purposes of this table, except as described above, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After Offering" column assumes the sale of all shares offered.

                            NUMBER OF
                             SHARES
                           BENEFICIALLY                    NUMBER OF SHARES
                              OWNED           NUMBER OF      BENEFICIALLY
                            PRIOR TO           SHARES         OWNED AFTER
   SELLING STOCKHOLDER     OFFERING(1)   %    OFFERED(3)      OFFERING(1)     %
   -------------------     -----------  ---   ----------   ----------------  ---


Laurus Master Fund, Ltd(2)   5,184,878 26.5  5,015,378(4)      169,500       0.8

Alfred Curmi                 1,177,555  8.2  1,135,580(5)       41,975       0.2

MRA Systems, Inc.              441,934  3.1    441,934(6)        -0-         -0-

Elaine Bellock                 126,176  0.9    126,176(7)        -0-         -0-

Biscayne Capital               153,350  1.1     93,350(8)       60,000        *
  Markets, Inc.

----------
 *    Constitutes less than 1%

(1) For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options or warrants exercisable within 60 days. All percentages for common stock are calculated based upon a total of shares outstanding as of May 3, 2006 plus that number of shares of common stock that the selling stockholders have the right to acquire within 60 days of May 3, 2006.

(2) Laurus Capital Management, L.L.C. exercises voting and investment power on behalf of Laurus Master Fund, Ltd., and may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of and the natural persons exercising the voting power of Laurus Capital Management, L.L.C. Neither Laurus Capital Management, L.L.C. nor Laurus Master Fund, Ltd. is a registered broker-dealer or an affiliate of a broker-dealer. The inclusion of any shares in this table does not constitute an admission of beneficial ownership.

(3) The actual number of shares of our common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of any warrant or conversion of any note by reason of adjustment mechanisms described therein, by reason of penalty provisions described therein, or by reason of any future stock splits, stock dividends or similar transactions involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(4) Includes (i) 1,021,330 shares of our common stock issuable upon the conversion of principal and/or interest of the 2004 Term Note issued to Laurus in connection with the 2004 Facility, (ii) 1,673,857 shares of our common stock upon the exercise of five stock purchase warrants issued to Laurus for 443,500, 417,857, 400,000, 362,500 and 50,000 shares, (iii) 1,071,428 shares of our common stock issuable upon the exercise of a common stock option issued to Laurus, and (iv) 1,248,763 shares of our common stock issuable upon the conversion of principal and/or interest of the 2006 Convertible Note issued to Laurus in connection with the 2006 Term Facility. In each case, the number of shares presented in the table represents the maximum number of shares issuable under that convertible security.

(5) Represents 1,135,580 shares issued as part of the purchase price in the acquisition of Incentra of CA in February 2005.

(6) Represents 441,934 shares issued as part of the purchase price in the acquisition of PWI in March 2005.

(7) Represents 126,176 shares issued as part of the purchase price in the acquisition of Incentra of CA in February 2005.

(8) Represents 49,000 outstanding shares and 44,350 shares issuable upon the exercise of outstanding warrants that expire on May 13, 2011 and are exercisable at a price of $4.80 per share, subject to certain anti-dilution adjustments.

      No affiliate of the selling stockholders has held any position or office with us or any of our affiliates and the selling stockholders have not had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of our equity securities.

      As explained below under "Plan of Distribution," we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.


                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The terms of our credit facilities with Laurus prohibit Laurus from engaging in short sales of our securities.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

      We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholders. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If any selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to sales of our common stock and the activities of the selling stockholderss. If the selling stockholders are deemed to be a "statutory underwriter" within the meaning of
Section 2(11) of the Securities Act, the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of our common stock by the selling stockholders. In such case, under Regulation M, neither the selling stockholders nor their agents may bid for, purchase or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing any shares covered by this prospectus. In addition, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders should be advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the plan of distribution, then, to the extent required, a post-effective amendment to the registration statement of which this prospectus forms a part must be filed with the SEC.


                                  LEGAL MATTERS

      The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Pryor Cashman Sherman & Flynn LLP, New York, New York. Pryor Cashman Sherman & Flynn LLP holds a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. In addition, a member of Pryor Cashman Sherman & Flynn LLP holds warrants to purchase an aggregate of 22,500 shares of our common stock at an exercise price of $1.00 per share.

                                     EXPERTS

      Our consolidated financial statements as of and for the years ended December 31, 2005 and 2004 included herein have been audited by GHP Horwath, P.C., independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph relating to our ability to continue as a going concern, an explanatory paragraph relating to our 2005 accounting for goodwill recorded in connection with business acquisitions that occurred during the first quarter of 2005 and an explanatory paragraph describing that on August 18, 2004, we acquired ManagedStorage International, Inc. in a transaction recorded as a reverse merger) appearing elsewhere herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given their authority as experts in auditing and accounting.

      The consolidated financial statements of MSI, the acquirer of our company for accounting purposes, for the year ended December 31, 2003 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 financial statements notes that on August 18, 2004, MSI was acquired by us in a transaction accounted for as a reverse merger whereby MSI was the acquirer for accounting purposes.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus constitutes the prospectus of our company filed as part of a registration statement on Form S-1, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 4350 Fifth street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about is public reference room. Because we file documents electronically with the sec, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.incentrasolutions.com. Information contained in our website is not part of this prospectus.

      Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions in which it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We are incorporating by reference in this prospectus the following documents previously filed by us:

            1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed on April 4, 2006;

            2. Our Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 filed on May 15, 2006; and

            3. Our Current Report on Form 8-K, dated May 19, 2006, as filed on May 23, 2006.


      We will provide to you, upon written or oral request and without charge, a copy of the document referred to above that we have incorporated in this prospectus by reference. You can request copies of such document if you call or write us at the following address or telephone number: Secretary, Incentra Solutions, Inc., 1140 Pearl Street, Boulder, Colorado 80302, telephone (303) 440-7930, or you may visit our website at www.incentrasolutions.com.

                   INFORMATION WITH RESPECT TO THE REGISTRANT

      The information required to be disclosed in the registration statement pertaining to our company is incorporated by reference from the documents listed as incorporated by reference above. Such documents are being delivered with this prospectus. See "Prospectus Summary," "Risk Factors," and "Incorporation of Certain Information by Reference."

                                MATERIAL CHANGES

      There have been no material changes since December 31, 2005 which have not been described in our Annual Report on Form 10-KSB, this prospectus, a Quarterly Report on Form 10-QSB or in a Current Report on Form 8-K.


      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers against certain losses that arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

               INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS



                                                                            PAGE

(A) Interim Unaudited Financial Statements of Incentra Solutions, Inc. and Subsidiaries

      Unaudited Condensed Consolidated Balance Sheet as of
      March 31, 2006 ...................................................... F-2

      Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended March
      31, 2006 and 2005 ................................................... F-3

      Unaudited Condensed Consolidated Statement of Shareholders' Deficit
      and Comprehensive Loss for the three months ended March 31, 2006 .... F-4

      Unaudited Condensed Consolidated Statements of Cash Flows for the
      three months ended March 31, 2006 and 2005 .......................... F-5

      Notes to Unaudited Condensed Consolidated Financial Statements ...... F-6

(B) Audited Consolidated Financial Statements of Incentra Solutions, Inc. and Subsidiaries

      Report of Independent Registered Public Accounting Firm-GHP Horwath,
      P.C. ................................................................ F-25

      Report of Independent Registered Public Accounting Firm-KPMG LLP ... F-26

      Consolidated Balance Sheets as of December 31, 2005 and 2004 ........ F-27

      Consolidated Statements of Operations for the years ended December
      31, 2005, 2004 and 2003 ............................................. F-28

      Consolidated Statements of Mandatorily and Convertible Redeemable Preferred Stock for the years ended December 31, 2005, 2004 and
      2003 ................................................................ F-29

      Consolidated Statements of Shareholders' Deficit and Comprehensive
      Loss for the years ended December 31, 2005, 2004 and 2003 ........... F-31

      Consolidated Statements of Cash Flows for the years ended December
      31, 2005, 2004 and 2003 ............................................. F-34

      Notes to Consolidated Financial Statements .......................... F-36

                            INCENTRA SOLUTIONS, INC.
                      Condensed Consolidated Balance Sheet
                                   (unaudited)

                                                                     MARCH 31
                                                                       2006
                                                                  -------------
Assets
Current assets:
  Cash and cash equivalents                                       $     457,183
  Accounts receivable, net of allowance for doubtful
    accounts of $228,602                                             10,211,945
  Other current assets                                                1,300,385
                                                                  -------------
Total current assets                                                 11,969,513

Property and equipment, net                                           2,417,939
Capitalized software development costs, net                           2,312,001
Intangible assets, net                                               12,946,473
Goodwill                                                              5,857,770
Restricted cash                                                          38,046
Other assets                                                            519,109
                                                                  -------------
TOTAL ASSETS                                                      $  36,060,851
                                                                  =============
Liabilities and shareholders' deficit
Current liabilities:
  Current portion of notes payable, capital leases and
    other long term obligations                                   $  10,964,731
  Accounts payable                                                    8,479,311
  Accrued expenses                                                    4,509,564
  Current portion of deferred revenue                                 2,346,147
                                                                  -------------
Total current liabilities                                            26,299,753

Notes payable, capital leases and other long term
  obligations, net of current portion                                   232,079
Deferred revenue, net of current portion                                 98,270
                                                                  -------------
TOTAL LIABILITIES                                                    26,630,102

Commitments and contingencies

Series A convertible redeemable preferred stock,
  $.001 par value, $31,500,000 liquidation  preference,
  2,500,000 shares authorized, 2,466,971 shares issued
  and outstanding                                                    25,272,725
                                                                  -------------

Shareholders' deficit:
Preferred stock, nonvoting, $.001 par value, 2,500,000 shares
  authorized, none issued or outstanding                                     --
Common stock, $.001 par value, 200,000,000 shares authorized,
  13,326,810 outstanding at March 31, 2006                               13,327
Additional paid-in capital                                          120,520,704
Accumulated other comprehensive loss                                    (95,213)
Accumulated deficit                                                (136,280,794)
                                                                  -------------
TOTAL SHAREHOLDERS' DEFICIT                                         (15,841,976)
                                                                  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                       $  36,060,851
                                                                  =============

           See accompanying notes to unaudited condensed consolidated financial statements.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                       and Comprehensive Loss (unaudited)

                                                  THREE MONTHS ENDED MARCH 31
                                                 ------------------------------
                                                          2006             2005
                                                 -------------    -------------

Revenues:
  Products                                       $   9,543,801    $   3,231,513
  Services                                           3,365,370        2,775,652
                                                 -------------    -------------
TOTAL REVENUE                                       12,909,171        6,007,165
                                                 -------------    -------------

Cost of revenue:
  Products                                           5,443,048        1,276,375
  Services                                           2,348,442        1,787,610
                                                 -------------    -------------
Total cost of revenue                                7,791,490        3,063,985
                                                 -------------    -------------
GROSS MARGIN                                         5,117,681        2,943,180
                                                 -------------    -------------

Selling, general and administrative                  5,987,905        4,027,373
Amortization                                           644,547          785,281
Depreciation                                           107,376           71,143
                                                 -------------    -------------
                                                     6,739,828        4,883,797
                                                 -------------    -------------
LOSS FROM OPERATIONS                                (1,622,147)      (1,940,617)
                                                 -------------    -------------

Other income (expense):
  Interest income                                          239           22,431
  Interest expense                                    (628,933)        (561,310)
  Loss on early extinguishment of debt              (1,232,174)              --
  Other (expense) income                               (60,397)         366,741
  Foreign currency transaction gain                      1,290           82,189
                                                 -------------    -------------
                                                    (1,919,975)         (89,949)
                                                 -------------    -------------

LOSS BEFORE INCOME TAX                              (3,542,122)      (2,030,566)
Income tax expense                                     (94,339)        (318,000)
                                                 -------------    -------------
NET LOSS                                            (3,636,461)      (2,348,566)
                                                 -------------    -------------

Accretion of redeemable preferred stock
  to redemption amount                                (654,392)        (654,391)
                                                 -------------    -------------

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS       $  (4,290,853)   $  (3,002,957)
                                                 =============    =============

COMPREHENSIVE NET LOSS
Net Loss                                         $  (3,636,461)   $  (2,348,566)
Foreign currency translation adjustments                 8,022          (77,233)
                                                 -------------    -------------
                                                 $  (3,628,439)   $  (2,425,799)
                                                 =============    =============

Weighted average number of common shares
  outstanding - basic and diluted                   13,326,810       11,090,153
                                                 =============    =============

Basic and diluted net loss per share
  applicable to common shareholders              $       (0.32)   $       (0.27)
                                                 =============    =============

           See accompanying notes to unaudited condensed consolidated financial statements.

                            INCENTRA SOLUTIONS, INC.
Condensed Consolidated Statement of Shareholders' Deficit and Comprehensive Loss
                        Three months ended March 31, 2006
                                   (unaudited)

                                                                                        Accumulated
                                                         Common stock                      Other
                                                  ------------------------   Additional   compre-
                                                                              Paid-In     hensive      Accumulated
                                                    Shares       Amount       Capital       Loss         deficit          Total
                                                  -----------  ----------   ------------  ----------   -------------   ------------

Balances, January 1, 2006                          13,326,810  $   13,327   $119,517,168  $ (103,235)  $(132,644,333)  $(13,217,073)

Amortization of stock based compensation expense                                 426,857                                    426,857
Accretion of FPDI mandatorily redeemable
  preferred stock to redemption amount                                          (654,392)                                  (654,392)
Warrants issued to Laurus related to 2006
  Facility (Note 6C)                                                           1,231,071                                  1,231,071

Components of comprehensive loss:                                                                         (3,636,461)    (3,636,461)
Net loss
  Change in foreign currency translation adjustments                                           8,022                          8,022
                                                                                                                       ------------
  Total comprehensive loss                                                                                               (3,628,439)
                                                  -----------  ----------   ------------  ----------   -------------   ------------
BALANCES, MARCH 31, 2006                           13,326,810  $   13,327   $120,520,704  $  (95,213)  $(136,280,794)  $(15,841,976)
                                                  ===========  ==========   ============  ==========   =============   ============

           See accompanying notes to unaudited condensed consolidated financial statements.

                            INCENTRA SOLUTIONS, INC.
                                AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                          THREE MONTHS ENDED MARCH 31,
                                                                                             2006             2005
                                                                                         ------------     ------------
Cash flows from operating activities:
  Net loss                                                                               $ (3,636,461)    $ (2,348,566)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation                                                                              388,951          394,700
    Amortization of intangible assets and software development costs                          871,577          890,454
    Amortization of non-cash loan discount                                                         --           10,188
    Stock-based compensation                                                                  426,857          155,515
    Non-cash interest expense                                                                 296,566          526,447
    Non- cash loss on early extinguishment of debt                                            750,362               --
    Non-cash tax expense                                                                       94,339          318,000
    Bad debt expense                                                                            5,860               --
    Gain on revaluation derivative warrant liability                                               --         (341,495)
    Changes in operating assets and liabilities, net of business acquisitions (2005):
      Accounts and other receivables                                                        1,147,043         (965,496)
      Other current assets                                                                    (18,316)         (90,777)
      Other assets                                                                             15,034          (17,462)
      Accounts payable                                                                        238,112          296,984
      Accrued liabilities                                                                    (399,619)         (80,677)
      Deferred revenue                                                                       (311,450)         424,404
      Other liabilities                                                                       (91,713)         (66,212)
                                                                                         ------------     ------------
            Net cash used in operating activities                                            (222,858)        (893,993)
                                                                                         ------------     ------------
Cash flows from investing activities:
  Purchases of property and equipment                                                        (573,664)        (155,995)
  Capitalized software development costs                                                     (405,828)        (399,311)
  Proceeds from sale of property and equipment                                                     --              750
  Cash acquired in STAR acquisition (Note 4A)                                                      --        1,597,498
  Cash acquired in PWI acquisition (Note 4B)                                                       --           74,297
  Net change in restricted cash                                                                42,910             (175)
                                                                                         ------------     ------------
            Net cash (used in) provided by investing activities                              (936,582)       1,117,064
                                                                                         ------------     ------------
Cash flows from financing activities:
  Proceeds from  line of credit                                                               478,639          164,177
  Proceeds from lease line of credit                                                          414,514
  Payments on capital leases, notes payable and other long term liabilities                  (394,484)      (1,213,386)
                                                                                         ------------     ------------
            Net cash provided by (used in) financing activities                               498,669       (1,049,209)
                                                                                         ------------     ------------

Effect of exchange rate changes on cash and cash equivalents                                    9,312          (36,412)
                                                                                         ------------     ------------

            Net decrease in cash and cash equivalents                                        (651,459)        (862,550)
Cash and cash equivalents at beginning of period                                            1,108,642        3,068,458
                                                                                         ------------     ------------
Cash and cash equivalents at end of period                                               $    457,183     $  2,205,908
                                                                                         ============     ============

Supplemental disclosures of cash flow information:
  Cash paid during the period for interest                                               $    332,368     $     99,676

Supplemental disclosures of non-cash investing and financing activities:
  Net liabilities acquired in Incentra of CA acquisition, excluding cash (Note 4A)                 --          620,178
  Net assets aquired in PWI acquisition, excluding cash (Note 4B)                                  --          269,306
  Purchases of property and equipment included in accounts payable                            302,575           80,279

           See accompanying notes to unaudited condensed consolidated financial statements.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   UNAUDITED

(1)   ORGANIZATION

      Incentra Solutions, Inc. (which is referred to herein together with its subsidiaries as "we", "us" or "our"), formerly Front Porch Digital, Inc. ("FPDI"), was organized and incorporated in the state of Nevada. On October 25, 2004, we changed our name from Front Porch Digital, Inc. to Incentra Solutions, Inc., and our common stock now trades on the Over-the-Counter Bulletin Board under the trading symbol "ICNS". We have completed three acquisitions: On August 18, 2004, we acquired ManagedStorage International, Inc., a Delaware corporation incorporated in March 2000 ("MSI"); on February 18, 2005, we acquired Incentra of CA, formerly known as STAR Solutions of Delaware, Inc., a privately-held Delaware corporation ("Incentra of CA "); and on March 30, 2005, we acquired PWI Technologies, Inc., a privately-held Washington corporation ("PWI"). The MSI acquisition was accounted for as a reverse merger, and therefore, MSI was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented herein include the results of operations of MSI for all periods presented and include the results of operations of the acquired companies from the dates of the acquisitions forward.

      We market our complete storage solutions to broadcasters under the trade name Front Porch Digital and to service providers and enterprise clients under the trade name ManagedStorage International. Through FPDI, we provide a software and management solution that enables searching, browsing, editing, storage and on-demand delivery of media-rich content in nearly any digital format. The software converts audio, video, images, text and data into digital formats for ease of use and archiving. Through MSI, we deliver comprehensive storage services, including professional services, hardware/software procurement and resale, financing solutions and remote monitoring/management services. We focus on providing data protection solutions and services that ensure that our customers' data is backed-up and recoverable and that meet internal data retention compliance policies. MSI's remote monitoring and management services are delivered from its Storage Network Operations Center, which monitors and manages a multitude of diverse storage infrastructures on a 24x7 basis throughout the United States, the United Kingdom, Bermuda and Japan.

      MSI delivers these services utilizing its proprietary GridWorks Operations Support System, which enables automated remote monitoring, and management of complete storage infrastructures and back-up applications. MSI provides outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized.

      Through Incentra of CA and PWI, we deliver complete IT solutions, including professional services, third-party hardware/software procurement and resale, financing solutions, maintenance support services (first call) for third-party hardware and software maintenance and managed storage solutions. Solutions are sold primarily to enterprise customers in the financial services, government, hospitality, retail, security, healthcare and manufacturing sectors. Incentra of CA and PWI primarily service customers in the western United States.

Our customers are located in North and South America, Europe, Asia and the Pacific Rim.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED

BASIS OF PRESENTATION

      The unaudited condensed consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries, Front Porch Digital International, SAS, which is based in France, MSI, which is based in Colorado, and MSI's wholly-owned subsidiaries, ManagedStorage UK, Inc. and Seabrook Technologies, Inc., Incentra of CA, which is based in San Diego, California, and PWI, which is based in Kirkland, Washington. ManagedStorage UK, Inc. and Seabrook Technologies, Inc. did not have any operating activities during the quarter ended March 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The accompanying unaudited condensed consolidated financial statements have been prepared by us in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such regulations. The unaudited condensed consolidated financial statements reflect all adjustments and disclosures that are, in the opinion of management, necessary for a fair presentation. All such adjustments are of a normal recurring nature. For further information, refer to the consolidated financial statements and footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 4, 2006 .

GOING CONCERN AND MANAGEMENT'S PLANS

      Our unaudited condensed consolidated financial statements as of March 31, 2006 and for the quarter then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlements of liabilities and commitments in the normal course of business. Our audited consolidated financial statements for the year ended December 31, 2005 were also prepared on a going concern basis. In our Annual Report on Form 10-KSB for the year ended December 31, 2005, the Report of our Independent Registered Public Accounting Firm includes an explanatory paragraph that describes substantial doubt about our ability to continue as a going concern as a result of nearly all of our long term debt being callable due to a dispute with a creditor as discussed below and in Notes 4(A) and 6(E) to these unaudited condensed consolidated financial statements.

      We are currently engaged in an arbitration proceeding to resolve a dispute with one of our creditors that, if resolved unfavorably, would have a material adverse affect on our liquidity and financial condition. In connection with our acquisition of Incentra of CA in February of 2005, we issued the former owner of Incentra of CA a promissory note in the principal amount of $2,500,000 (the "STAR Note"). On August 1, 2005 we elected to cease making payments on the STAR Note, which created an event of default. On August 16, 2005, we received a demand for arbitration from legal counsel of the former owner. In the event the dispute is not resolved in our favor, the full outstanding balance of the STAR Note could be accelerated. As a result, the entire balance of the STAR Note, which totals $2.4 million, is classified as a current liability at March 31, 2006 as it is callable. We do not have the cash available to pay such amount and, in such event, we would require additional financing to meet our obligation. There can be no assurance that we would be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. See Note 6(E).

      The event of default on the STAR Note created an event of default under our Senior Secured Convertible Note outstanding with Laurus Master Fund Ltd.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


("Laurus"), our senior secured lender. As a result, the entire balance of this Note, which totaled $2.9 million at March 31, 2006 prior to discount, has been classified as a current liability at March 31, 2006 as it is callable. See Note 6(A). In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

      We believe we have a solid relationship with Laurus; however, there is uncertainty regarding our ability to comply with required debt covenants in the future, which places the debt in a position to be called due. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on future financial results, the results of the arbitration proceeding discussed above and, should we continue to be in breach of the covenants on the debt, our ability to restructure or otherwise amend the terms of that debt. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

Management's plans in regard to these matters are as follows:

      If we continue to be in default of our covenants in the future, we would, as we have in the past, seek to obtain amendments to the debt or waivers of the covenants so that we are no longer in violation.

      While we believe we will execute our current business plan, which calls for growth in the business, we will also institute various cost controls to reduce operating expenses where necessary. This includes the timely monitoring of labor and selling, general and administrative costs.


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IMPAIRMENT OF LONG-LIVED ASSETS

      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review the carrying value of long-lived assets, including property and equipment and amortizable intangible assets, to determine whether there are any indications of impairment. Impairment of long-lived assets is assessed by a comparison of the carrying amount of an asset to expected future cash flows to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. At March 31, 2006, we believe that there are no indicators that an impairment of any long-lived assets has occurred.

GOODWILL

      Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment in the fourth quarter of each year or during interim periods if factors indicating impairment concerns arise.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED

REVENUE RECOGNITION

      Revenue is recognized when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

      We license software under license agreements and provide professional services, including training, installation, consulting and maintenance. License fee revenues are recognized when a license agreement has been signed, the software product has been shipped, the fees are fixed and determinable, collection is reasonably assured, and no significant vendor obligations remain.

      We allocate revenue to each component of a contract based on objective evidence of its fair value, as established by management. Because licensing of software is generally not dependent on the professional services portion of the contract, software revenue is generally recognized upon delivery, unless a contract exists with the customer requiring customer acceptance.

      Fees for first call maintenance agreements are recognized ratably over the terms of the agreements. Maintenance is generally billed in advance, resulting in deferred revenue.

      We also provide software-related professional services. Services are generally provided on a time-and-materials basis and revenue is recognized as the services are provided.

      Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for up-front implementation services are deferred and recognized over the term of the arrangement. Deferred revenue is recorded for billings sent to or paid by customers for whom we have not yet performed the related services.

      Revenues  from  product   sales,   including  the  resale  of  third-party
maintenance contracts, are recognized when shipped. Consulting revenues are recognized when the services are performed.

SOFTWARE DEVELOPMENT COSTS

      We account for costs related to software developed for internal use and marketed for external use in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". MSI's GridWorks software product is used internally for providing services to our customers and is also marketed separately as a stand-alone product. FPDI's DIVArchive software product is marketed solely as a stand-alone product. As required by SFAS No. 86, we capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product or enhancement is available for general release to customers, capitalization is ceased, and previously capitalized costs are amortized based on current and future revenue for the product, but with an annual amortization amount at least equal to the straight-line amortization over an estimated useful life of three years.

      For the three-month periods ended March 31, 2006 and 2005, capitalized software development costs, which related primarily to enhancements to our GridWorks and DIVArchive software solutions, totaled $405,828 and $399,311, respectively. These costs are amortized on a straight-line basis over the estimated life of the enhancements, typically three years. For the three-month periods ended March 31, 2006 and 2005, $227,030 and $117,734, respectively, of amortization costs

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


were charged to expense. As of March 31, 2006, the unamortized portion of software development costs was $2,312,001.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

      The balance sheet accounts of our international subsidiary (Front Porch Digital International, SAS) are translated using the exchange rate in effect at the balance sheet date, and the results of operations are translated at the average exchange rates during the period. At March 31, 2006 and 2005, we reported a cumulative translation loss of $95,213 as a component of accumulated other comprehensive income (loss). We are also subject to foreign exchange transaction exposure when our subsidiary transacts business in a currency other than its own functional currency. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the three-month periods ended March 31, 2006 and 2005 were gains of $1,290 and $82,189, respectively.

ACCOUNTING FOR OBLIGATIONS AND INSTRUMENTS POTENTIALLY SETTLED IN THE COMPANY'S COMMON STOCK

      We account for obligations and instruments potentially to be settled in our stock in accordance with Emerging Issues Task Force ("EITF") No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock." ("EITF No. 00-19") This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

      Under EITF No. 00-19 contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

PER SHARE DATA

      On April 12, 2005, our Board of Directors (the "Board") and the holders of the required number of shares of our capital stock approved an amendment to our Articles of Incorporation to effect a one-for-ten reverse stock split effective June 9, 2005. All references to shares, options, and warrants in our financial statements for the three-month period ended March 31, 2006 and in prior periods, have been adjusted to reflect the post-reverse split amounts.

      We report our earnings (loss) per share in accordance with SFAS No. 128, "Accounting for Earnings Per Share". Basic loss per share is calculated using the net loss allocable to common shareholders divided by the weighted average common shares outstanding during the period. In accordance with accounting requirements for reverse mergers and stock splits, the historical loss per share amounts have been retroactively restated to reflect our capital structure. Due to our net losses for the periods presented, shares from the assumed conversion of outstanding warrants, options, convertible preferred stock and convertible debt have been omitted from the computations of diluted loss per share for the three months ended March 31, 2006 and 2005 because the effect would be antidilutive.

      An aggregate of 13.2 million and 10.1 million shares of common stock issuable upon the conversion of outstanding convertible preferred stock, the exercise of outstanding options and warrants, and restricted stock have been omitted from the

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED

computations of basic and diluted loss per share for the three-month periods ended March 31, 2006 and 2005, respectively, because the effect would be antidilutive.

STOCK-BASED COMPENSATION

      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS 123 (revised 2004), "Share-Based Payment" (SFAS 123R). SFAS 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS No. 95, "Statement of Cash Flows". Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant. Pro forma disclosure is no longer an alternative.

      On January 1, 2006 (the first day of our 2006 fiscal year), we adopted SFAS 123R using the modified prospective method as permitted under SFAS 123R. Under this transition method, compensation cost recognized in the first quarter of 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective method of adoption, our results of operations and financial position for prior periods have not been restated.

      We use the Black-Scholes option pricing model to calculate the grant-date fair value of an award. The fair value of options granted during the first quarter of 2006 (there were no options grants during the first quarter of 2005) was calculated using the following estimated weighted average assumptions:

Stock options granted                            50,000
Weighted-average exercise price               $    1.11
Weighted-average grant date fair value        $    0.95
Assumptions:
Expected volatility                                113%
Expected term (in years)                        6 years
Risk-free interest rate                           4.62%

      All of our employee options vest over three years, which is considered to be the requisite service period. We use the graded vesting attribution method to recognize expense for all options granted prior to the adoption of SFAS 123R. Upon adoption of SFAS 123R on January 1, 2006, we switched to the straight-line attribution method to recognize expense for options granted after December 31, 2005. The expense associated with the unvested portion of the pre-adoption grants will continue to be expensed using the graded vesting attribution method.

      The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term "forfeitures" is distinct from "cancellations" or "expirations" and represents only the unvested portion of the surrendered option. We currently expect, based on an analysis of historical forfeitures that approximately 90% of our options will actually vest, and therefore have applied a forfeiture rate of 3.5% per year to all unvested options as of March 31, 2006. This analysis will

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

      Expected volatilities are based on the historical volatility of the price of our common stock. The expected term of options is derived based on the sum of the vesting term plus the original option term, divided by two.

      The adoption of SFAS 123R on January 1, 2006 had the following impact on the first quarter of 2006 results: net loss before deemed dividends and accretion on preferred stock increased by $.4 million and net loss per weighted average common share outstanding--basic and diluted increased by $0.03 per share. The following table details the effect on net loss before deemed dividends and accretion on preferred stock and net loss per weighted average common share outstanding had stock-based compensation been recorded for the first three months of 2005 based on the fair-value method under SFAS 123, "Accounting for Stock-Based Compensation". The reported and pro forma net loss before deemed dividends and accretion on preferred stock and net loss per weighted average common share for the first quarter of 2006 are the same since stock-based compensation expense was calculated under the provisions of SFAS 123R. All amounts except per share amounts in 000's:

                                                              Three Months Ended
                                                                 March 31, 2005
                                                              ------------------

Net loss before deemed dividends and accretion
  on preferred stock , as reported                                  $(2,349)
Add stock-based compensation expense included in
  reported net loss                                                     156
Deduct total stock-based employee compensation expense
  determined under the fair-value based method for all awards          (510)
                                                                    -------
Pro forma net loss before deemed dividends and
  accretion on preferred stock                                      $(2,703)
                                                                    =======

Net loss per weighted average common share outstanding--
  Basic and diluted--pro forma                                      $  (.30)
                                                                    =======

Net loss per weighted average common share outstanding-
  Basic and diluted-as reported                                     $  (.27)
                                                                    =======

      Summaries of option activity under the plans as of March 31, 2006, changes during the quarter then ended, and status of non-vested options are presented below:

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


                                                         WEIGHTED     WEIGHTED
                                                          AVERAGE     AVERAGE
                                           NUMBER OF     EXERCISE   CONTRACTUAL
                                            OPTIONS        PRICE    LIFE (YEARS)
                                           ---------     --------   -----------

Balance at January 1, 2006                 2,217,016      $ 2.92         8.5
Granted                                       50,000        1.11          10
Exercised                                         --          --          --
Forfeited                                    (28,267)       5.09        (8.7)
                                          ----------      ------      ------

Balance March 31, 2006                     2,238,749      $ 2.85         8.3
                                          ==========      ======      ======

Vested balance at March 31, 2006             878,693      $ 3.58         7.7
                                          ==========      ======      ======

                                                                     WEIGHTED
                                                                     AVERAGE
                                                                    GRANT DATE
                                                                    FAIR VALUE
                                                                    ----------
Non-vested options at January 1, 2006      1,379,524      $ 2.42      $ 0.52
Granted                                       50,000        1.11        0.95
Vested                                       (48,203)        2.3       (1.35)
Forfeited                                    (21,265)       2.16       (0.94)
                                          ----------      ------      ------

Non-vested options at March 31, 2006       1,360,056      $ 2.38      $ 0.50
                                          ==========      ======      ======


      As of March 31, 2006, there was $2.2 million of total unrecognized compensation expense related to the non-vested, share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.42 years. The total fair value of shares vested during the quarter ended March 31, 2006 was approximately $43,000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We have recorded transactions that include the issuance of options and warrants to purchase shares of our preferred and common stock. The accounting for such securities is based upon fair values of our equity securities and other valuation criteria that were determined by our Board and us. We believe these estimates of fair value are reasonable. Other significant estimates made by us include those related to fair values of acquired intangible assets, and the establishment of an allowance for estimates of uncollectible accounts receivable.


(3)   CONCENTRATIONS OF CREDIT RISK

      We sell our products and services throughout the United States, Europe, Asia and the Pacific Rim. We perform periodic credit evaluations of our customers' financial condition and generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to a specific customer's ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


determined to be uncollectible. Credit losses have been within management's expectations.

      For the quarter ended March 31, 2006, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $4.1 million or 32% of total revenue, while revenues from customers located in North America totaled $8.8 million, or 68% of total revenue. For the quarter ended March 31, 2005, aggregate revenues from customers located in Europe, Asia and the Pacific Rim or in North America both amounted to $3.0 million or 50% of total revenue in each case. For the quarter ended March 31, 2006, no one customer accounted exceeded 10% of total revenues nor did any single customer account for over 10% of accounts receivable at March 31, 2006. For the quarter ended March 31, 2005, no one customer exceeded 10% of revenue.


(4)   ACQUISITIONS

(A) ACQUISITION OF INCENTRA OF CA, FORMERLY KNOWN AS STAR SOLUTIONS OF DELAWARE, INC.

      On February 18, 2005 (the "STAR Closing Date"), we acquired all of the outstanding capital stock of Incentra of CA. The acquisition was effected pursuant to an Agreement and Plan of Merger (the "STAR Merger Agreement"). The results of operations of Incentra of CA are included in our consolidated financial statements beginning on February 18, 2005.

      Pursuant to the STAR Merger Agreement, the purchase price consisted of (i) a cash payment of $1,500,000 (paid subsequent to the acquisition date with the proceeds from a line of credit), (ii) the issuance of 1,261,756 unregistered shares of our common stock valued at $3,136,364 (based upon the market price three days before and after the acquisition date) and (iii) the issuance of an unsecured convertible promissory note for $2,500,000 (the "STAR Note"). We entered into a consulting agreement with the seller pursuant to which we agreed to pay consulting fees in the amount of $500,000 which was included as part of the purchase price. We paid approximately $400,000 in investment banking fees associated with the transaction.

      Interest on the STAR Note accrues at an annual rate of 0.5%, which has been discounted by $300,000 to reflect a fair value rate of interest. The remaining principal of $2,374,139 is payable in eight consecutive quarterly payments of $251,722, which commenced on August 1, 2005, and a single payment of $377,583 on August 1, 2007 (each of the foregoing dates, a "STAR Payment Due Date"). We elected not to make the August 1, 2005 payment within the grace period allowed under the STAR Note, which created an event of default on the STAR Note as of August 11, 2005. As of March 31, 2006, we classified the entire principal amount of $2.4 million to current liabilities based on the default, as the debt is now callable. Refer to Note 6(E).

      All or a portion of the outstanding principal and interest due under the STAR Note may be converted by the holder into shares of our common stock at any time from the end of each calendar quarter immediately preceding a STAR Payment Due Date until and including one day prior to such STAR Payment Due Date. The STAR Note is initially convertible at a conversion price equal to the greater of
(i) $4.00 or (ii) seventy percent (70%) of the average closing price of our common stock, as reported on the Over-The-Counter Bulletin Board, for the ten
(10) consecutive trading days ending on and including the last day of the calendar quarter immediately preceding the applicable STAR Payment Due Date. As of March 31, 2006 and pending the results of the arbitration proceedings described in Note 6(E), the principal balance on the STAR Note was convertible into a maximum of 593,535 shares of our common stock. Our obligations under the STAR Note are not secured by any of our assets.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


      Concurrent with the consummation of the acquisition, we entered into a registration rights agreement with the seller, pursuant to which, at any time after March 1, 2006, the seller shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of common stock issued to the seller in the acquisition and the shares of common stock issuable upon conversion of the STAR Note. The agreement also provides that, after March 1, 2006, the seller shall have 'piggy-back' registration rights.

      The following represents the purchase price allocation at the date of the Incentra of CA acquisition:

Cash and cash equivalents                                  $ 1,597,498
Other current assets                                           824,998
Property and equipment                                          20,909
Other assets                                                     7,005
Goodwill                                                     6,177,686
Customer relationships (5 year life)                           540,000
Current liabilities                                         (1,473,088)
                                                           -----------

Total purchase price                                       $ 7,695,008
                                                           ===========

      The purchase price allocation was considered final as of December 31, 2005. As a result of the goodwill impairment test we completed in the fourth quarter of 2005 in accordance with SFAS 142, the amount allocated to goodwill was considered impaired and an impairment loss of $4,151,450 was charged to income in the fourth quarter of 2005.

B)    ACQUISITION OF PWI TECHNOLOGIES, INC.

      On March 30, 2005 (the "PWI Closing Date"), we acquired all of the outstanding capital stock of PWI. The acquisition was effected pursuant to a Stock Purchase Agreement, dated as of the PWI Closing Date (the "PWI Stock Purchase Agreement").

      The purchase price of PWI consisted of a cash payment of $2,350,000 (paid subsequent to the acquisition date with the proceeds from a line of credit) and 841,934 shares of our common stock valued at $1,683,868 (based upon the market price three days before and after the acquisition date). In addition, during the year ended December 31, 2005, the former PWI shareholders achieved a partial earn out of $100,000 which was paid to them in cash. As a result of the earn-out payment, the purchase price (goodwill) was increased by $100,000. We paid approximately $250,000 in investment banking fees in connection with the transaction.

      Concurrent with the consummation of the acquisition, we granted registration rights with respect to the shares of our common stock issued in the acquisition. Pursuant to the registration rights agreement, at any time after March 31, 2006, the holders of such rights shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of our common stock issued on the PWI Closing Date and the shares of common stock issuable pursuant to the earn-out described above. The agreement also provides that, after March 31, 2006, the holders have "piggy-back" registration rights with respect to such shares.

      The following represents the purchase price allocation at the date of the PWI acquisition:

Cash and cash equivalents                                  $    74,297
Other current assets                                         7,009,601
Property and equipment                                         173,610
Other assets                                                    28,010
Goodwill                                                     3,831,534

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


Customer relationships (5 year life)                           310,000
Current liabilities                                         (6,877,351)
Other liabilities                                              (64,564)
                                                           -----------

Total purchase price                                       $ 4,485,137
                                                           ===========

      The purchase price allocation was considered final as of December 31, 2005.

C)    PROFORMA RESULTS

      The following unaudited pro forma financial information presents our combined results of operations for the first quarter of 2005 as if the acquisitions of Incentra of CA and PWI had occurred as of January 1, 2005. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations that would have been reported by us had the acquisitions been completed as of the beginning of the period presented, and should not be taken as representative of our future consolidated results of operations or financial condition. Unaudited pro forma results were as follows for the three-month periods ended March 31, 2006 and 2005:

                                                   Three-month periods ended
                                                           March 31,
                                                     2006              2005
                                                 ------------      ------------

                                                  (Unaudited)       (Unaudited)
Revenue                                          $ 12,909,171      $ 16,452,125
Cost of revenue                                     7,791,490        11,971,102
                                                 ------------      ------------

Gross margin                                        5,117,681         4,481,023
Operating expenses                                  6,739,828         6,377,743
                                                 ------------      ------------

Loss from operations                               (1,622,147)       (1,896,720)
Other expense, net                                 (1,919,975)         (184,604)
Income tax expense                                    (94,339)         (319,607)
                                                 ------------      ------------

Net loss                                           (3,636,461)       (2,400,931)
Accretion of redeemable preferred
  stock to redemption amount                         (654,392)         (654,391)
                                                 ------------      ------------

Net loss applicable to common
  shareholders                                   $ (4,290,853)     $ (3,055,322)
                                                 ============      ============

Net loss per share applicable to
  common shareholders-basic and diluted          $      (0.32)     $      (0.29)
                                                 ============      ============

(5)   PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following as of March 31, 2006:

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


             Computer equipment                      $   5,225,499
             Software                                    1,640,110
             Leasehold improvements                         63,246
             Assets under construction                     172,209
             Office furniture and equipment                758,345
                                                     -------------
                                                         7,859,409
             Less accumulated depreciation              (5,441,470)
                                                     -------------

                                                     $   2,417,939
                                                     =============

      Depreciation expense for the three-month periods ended March 31, 2006 and 2005 was $388,951 and $394,700, respectively.

      Included in property and equipment is equipment under capital leases with a cost of $2,130,065 and accumulated depreciation of $830,437 at March 31, 2006.


(6)   NOTES PAYABLE, CAPITAL LEASES, AND OTHER LONG-TERM OBLIGATIONS

The following is a summary of our long-term debt as of March 31, 2006:

Senior Secured Convertible Note (A)                                $  2,371,954
Lines of Credit (B) and (C)                                           5,292,689
Acquisition Term Notes (D)                                                    0
STAR Note (E)                                                         2,106,281
Capital Leases (F)                                                      901,040
Other obligations                                                       524,846
                                                                   ------------
                                                                     11,196,810
Less current portion                                                (10,964,731)
                                                                   ------------

Long-term portion                                                  $    232,079
                                                                   ============

(A)   SENIOR SECURED CONVERTIBLE NOTE

      On May 13, 2004, we consummated a private placement pursuant to which we issued a secured convertible term note due May 13, 2007 (the "Maturity Date") in the principal amount of $5,000,000 (the "Laurus Note"), and we issued a common stock purchase warrant entitling the holder to purchase 443,500 shares of common stock (the "Laurus Warrant") at $4.80 per share. The Laurus Note and the Laurus Warrant were sold to Laurus Master Fund, Ltd. ("Laurus"), for a purchase price of $5,000,000. The principal and unpaid interest on the Laurus Note are convertible into shares of our common stock at a price of $3.00 per share, subject to adjustments for standard antidilution provisions.

      In connection with the issuance of the Laurus Note, we recorded the fair value of the Laurus Warrant as a debt discount in the amount of approximately $1.8 million based upon the Black-Scholes option-pricing model, resulting in an imputed interest rate of 37%. This discount is being amortized to earnings as additional interest expense over the term of the Laurus Note. Accordingly, we have recorded $108,986 and $139,545 of additional non-cash interest expense relating to the amortization of the discount for the three-month periods ended March 31, 2006 and 2005, respectively.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


      In accordance with EITF 00-19, we initially accounted for the fair value of the Laurus Warrant as equity. As discussed below, in the fourth quarter of 2004, due to an October 2004 change in the Laurus Note conversion terms, our authorized and unissued shares available to settle the Laurus Warrant (after considering all other commitments that may require the issuance of stock during the maximum period the Laurus Warrant could remain outstanding) were determined to be insufficient. As a result, we reassessed and reclassified the value of the Laurus Warrant to a liability at the reassessment date. However, as a result of the one-for-ten reverse stock split effected on June 9, 2005, there were again sufficient authorized and unissued common shares to settle the Laurus Warrant, and it was again reclassified and is included in equity through March 31, 2006. The appropriateness of the classification of the Laurus Warrant is reassessed at each balance sheet date.

      The Laurus Note provides for monthly payments of interest at a rate per annum equal to the prime rate plus 1%, which is subject to reduction if the market price of our common stock exceeds certain designated thresholds. However, the rate cannot be less than 5% per annum. The Laurus Note also provides for monthly amortization of principal, which commenced on September 1, 2004, at the rate of $45,455 per month and increased to approximately $159,000 per month beginning in March 2005, with the balance payable on the Maturity Date. However, due to an event of default on the STAR Note (see Note 6(E)), all amounts due under the Laurus Note have been reclassified to current liabilities at March 31, 2006.

      Laurus has the option to receive shares of our common stock in lieu of debt service payments at a fixed price of $3.00 per share. The Laurus Note is collateralized by a security interest in all of our assets. The Laurus Warrant entitles the holder to purchase, at any time through May 13, 2011, up to 443,500 shares of our common stock at a price of $4.80 per share, subject to standard antidilution adjustments.

      On February 6, 2006, we entered into an Amendment and Deferral Agreement (the "Amendment and Deferral Agreement") with Laurus amending the Laurus Note. Pursuant to the Amendment and Deferral Agreement, the monthly principal amount of the Laurus Note payable to Laurus for each of January, February, March, April, May and June 2006, equal to an aggregate of $952,495, is deferred until the Maturity Date.

(B)   2005 LINE OF CREDIT

      In June 2005, we entered into a Security Agreement with Laurus pursuant to which Laurus provided us a $9 million revolving, convertible credit facility (the "2005 Facility"). The term of the 2005 Facility was three years. In connection with the 2005 Facility, we executed in favor of Laurus a $9 million Secured Revolving Note (the "Revolver Note").

      Borrowings under the 2005 Facility were collateralized by a security interest in substantially all of our assets, including a pledge to Laurus of all of the outstanding capital stock of PWI and Incentra of CA. Repayment of borrowings under the 2005 Facility was guaranteed by PWI and Incentra of CA pursuant to a Subsidiary Guaranty in favor of Laurus.

      In connection with the financing, we issued to Laurus a warrant that entitles Laurus to purchase, at any time through June 30, 2012, up to 400,000 shares of our common stock at a price of $2.63 per share, subject to adjustment for standard antidilution provisions (the "2005 Warrant"). The value of the warrant was determined, using the Black-Scholes model, to be $0.6 million and was recorded as a debt discount.

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


      All borrowings under the 2005 facility were repaid in full in February 2006 and the balance of the debt discount, $448,533, and the deferred financing costs, $301,140, were included in the loss on the early extinguishment of debt.

(C)   2006 LINE OF CREDIT

      On February 6, 2006, we entered into the New Security Agreement with Laurus pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three (3) years and borrowings under the 2006 Facility accrue interest on the unpaid principal and interest at a rate per annum equal to the prime rate plus 1%, subject to a floor of 7%. In connection with the 2006 Facility, we executed in favor of Laurus a secured non-convertible revolving note in the principal amount of $10 million (the "2006 Revolving Note"). Interest on borrowings under the 2006 Revolving Note is payable monthly on the first day of each month during the term of the 2006 Revolving Note, commencing on March 1, 2006. All outstanding principal amounts are due and payable on February 6, 2009.

      We entered into the 2006 Facility to pay off the 2005 Facility, of which approximately $6 million was outstanding as of February 6, 2006. In connection with the 2006 Facility, we issued to Laurus an option to purchase 1,071,428 shares of common stock at a price of $.001 per share. The Option expires on February 26, 2026. Pursuant to the 2006 Facility, Laurus may not sell any shares of our common stock it receives through the exercise of the Option (the "Option Shares") prior to January 31, 2007. Additionally, Laurus agreed not to sell an amount of Option Shares that would exceed thirty-five percent (35%) of the aggregate dollar trading volume of our Common Stock for the twenty-two (22) trading day period immediately preceding such sale. Using the Black-Scholes model, we calculated the value of the Option to be $1.2 million and recorded a debt discount of the same amount to be amortized over 36 months beginning in February 2006. In conjunction with the payoff of the 2005 Facility, we incurred a loss on the early extinguishment of that debt of $1.2 million.

      The 2006 Facility increased the minimum initial amount of borrowings available to us and to our subsidiaries from $6 million under the 2005 Facility to $6.48 million under the 2006 Facility until April 30, 2006. Thereafter, the maximum principal amount of all borrowings under the 2006 Facility cannot exceed 90% of the eligible accounts receivable of our company and each of our U.S. subsidiaries, minus any reserves that Laurus may in good faith deem necessary and appropriate.

      On February 6, 2006, we requested and Laurus agreed to lend an initial draw under the 2006 Facility of $6.38 million, of which (i) approximately $5.9 million was used to satisfy in full our indebtedness to Laurus under the 2005 Facility, (ii) $375,000 was paid to Laurus as an early termination fee for the 2005 Facility, and (iii) $107,500 (recorded as expense) was applied towards costs of the 2006 Facility. Both of the two latter amounts were included in the loss on the early extinguishment of debt.

      All loans and obligations owed by us to Laurus arising under the 2006 Facility or otherwise are secured by a security interest in substantially all of the assets of our company and our subsidiaries pursuant to the terms of the Security Agreement.

      In addition, we pledged to Laurus all of the outstanding capital stock of our subsidiaries pursuant to a Stock Pledge Agreement (the "Stock Pledge Agreement") executed by us in favor of Laurus, and each of our subsidiaries executed a Subsidiary Guaranty, dated February 6, 2006 (the "Subsidiary

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


Guarantee"), in favor of Laurus, guaranteeing all of our present and future obligations to Laurus.

      Under the terms of the 2006 Facility, if an event of default occurs under any of the agreements with Laurus, Laurus has the right to accelerate payments in addition to any other remedies available to it and to foreclose upon the assets securing the borrowings. If an event of default occurs under any of our agreements with Laurus, within five days after written notice to us, Laurus may require a payment of 125% of the unpaid principal balance, plus accrued interest and fees, which will become immediately due and payable. Laurus would also be entitled to payment of a default interest rate of 1.5% per month on all amounts due. No events of default exist at March 31, 2006.

      The 2006 Facility contains certain negative covenants that require us to obtain the prior written consent or other actions of Laurus in order for us to take certain actions at any time when borrowings remain outstanding under the 2006 Facility.


      Pursuant to the terms of an Amended and Restated Registration Rights Agreement between us and Laurus (the "Registration Rights Agreement"), which amends and restates a Registration Rights Agreement between Laurus and our company dated May 13, 2004, we are obligated to file a post-effective amendment to our existing Registration Statement on Form SB-2 originally filed on June 29, 2004 to include the shares of common stock issuable (i) upon exercise of the Option, (ii) as a result of adjustments made to the exercise price of the Option, (iii) upon exercise of the warrant issued pursuant to the June 30, 2005 Security Agreement, and (iv) as a result of adjustments made to the exercise price of such warrant. We anticipate filing a Registration Statement in May 2006.

(D)   ACQUISITION TERM NOTES

      On March 31, 2006, we consummated a private placement with Laurus pursuant to which we issued to Laurus a secured term note due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Term Note") and a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Convertible Note"). In connection with the issuance of the 2006 Term Note and the 2006 Convertible Note, we issued to Laurus a common stock purchase warrant (the "2006 Warrant") entitling the holder to purchase 417,857 shares of common stock (the "2006 Warrant") at $0.001 per share, subject to certain antidilution adjustments, at any time after March 31, 2007 and on or prior to March 31, 2013. The 2006 Term Note, 2006 Convertible Note and the 2006 Warrant were sold to Laurus for a purchase price of $3,250,000 and were funded on April 13, 2006 in connection with the acquisition discussed in Note 8(A).

      The 2006 Term Note and 2006 Convertible Note provide for monthly payments of interest at a rate per annum equal to the prime rate plus 2%, subject to a floor of 9%. The 2006 Term Note and 2006 Convertible Note also provide for monthly amortization of principal, which commences on August 1, 2006, at the rate of $101,563 per month. The principal and unpaid interest on the 2006 Convertible Note are convertible into shares of our common stock at a fixed conversion price of $1.40 per share (which exceeded the market price of our common stock on March 31, 2006), subject to certain antidilution adjustments. The 2006 Term Note and 2006 Convertible Note are collateralized by a security interest in all of our assets.

      Pursuant to a Registration Rights Agreement (the "2006 Registration Rights") with Laurus, we are obligated to: (a) file on or prior to May 15, 2006 a registration statement under the Securities Act ("Registration Statement") to register the resale of the shares of our common stock issuable

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


upon  conversion of the 2006  Convertible  Note and exercise of the 2006 Warrant
(b) use our best efforts to have the Registration Statement declared effective under the Act as promptly as possible, but in any event prior to July 15, 2006 and (c) maintain the effectiveness of the Registration Statement until the earliest date of when (i) all Registrable Securities covered by such Registration Statement have been sold, or (ii) all Registrable Securities covered by such Registration Statement may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k) under the Securities Act, or (iii) except with respect to the shares issuable upon the exercise of the 2006 Warrant, all amounts payable under the 2006 Convertible Note have been paid in full. Laurus, or other holders of the 2006 Convertible Note and the 2006 Warrant, are entitled to certain specified remedies if we do not timely comply with our registration obligations.

      Pursuant to the 2006 Securities Purchase Agreement (the "Securities Purchase Agreement") with Laurus, for so long as 25% of the original principal amount of the 2006 Convertible Note is outstanding or the 2006 Warrant is outstanding, we may not directly or indirectly declare or pay any dividends without the prior written consent of Laurus. The 2006 Securities Purchase
Agreement also requires the written consent of Laurus in connection with any 1iquidation, material reorganization, merger or acquisition involving our company, or the issuance of certain additional indebtedness by our company.

      The 2006 Term Note and 2006 Convertible Note contain certain events of default consistent with those encompassed in our previous financings with Laurus. Following the occurrence and during the continuance of any such event of default, we are required to pay additional interest in an amount equal to (1.5%) per month, and all outstanding obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such event of default until the date such event of default is cured or waived. In addition, following the occurrence and during the continuance of any such event of default, Laurus, at its option, may demand repayment in full of all obligations and liabilities owing to Laurus and/or may elect, in addition to all rights and remedies of Laurus, require us to make a default payment equal to 125% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable by us to Laurus.

(E) STAR NOTE

      Pursuant to the STAR Merger Agreement discussed in Note 4(A), we issued an unsecured convertible promissory note for $2,500,000 to the principal stockholder of Incentra of CA (the "STAR Note") that is payable in ten installments and matures on August 1, 2007. The STAR Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the STAR Note). Such events of default include the occurrence of any of the following events: (i) failure to pay within ten
(10) days after the applicable due date any amounts payable under the STAR Note,
(ii) an assignment for the benefit of creditors, or (iii) failure to perform any material covenant under the STAR Merger Agreement, the registration rights agreement or the consulting agreement described below or any other material agreement between us and the seller. Principal amounts not paid when due (subject to applicable cure periods) bear interest at the rate of twelve percent (12%) per annum.

      On August 1, 2005, we elected not to make a scheduled payment due under the STAR Note after we identified significant required post-closing adjustments to the purchase price for the assets of STAR and, consequently, the principal amount of the STAR Note. On August 16, 2005, we received a

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


demand for arbitration from legal counsel of the principal stockholder. As of March 31, 2006, we have classified the entire principal amount to current liabilities based on the default. We have been accruing interest at the 12% default rate since August 11, 2005.

      We are engaged in an arbitration proceeding to resolve this dispute, which if resolved unfavorably, would have a material adverse affect on our liquidity and financial condition since payment of the full outstanding balance of the STAR Note could be accelerated. The hearing phase of the arbitration proceeding was completed in April 2006, and both parties have submitted their proposed findings of fact and conclusions of law to the arbitrator. A ruling from the arbitrator is expected by the end of June 2006. As of the balance sheet date, the entire principal balance of $2.4 million ($2.1 million net of discount) on the STAR Note is classified as current. Management does not believe the debt will be paid in one year from the balance sheet date, however, the reclassification on the balance sheet was made as the debt is now callable.

      The event of default on the STAR Note created an event of default of certain provisions of the Laurus Note. Because Laurus has not granted us a waiver of the default on this indebtedness at March 31, 2006, the entire amount due under the Laurus Note has also been classified with current liabilities. Other indebtedness with Laurus discussed in Notes 6(C) and 6(D) was not affected by the event of default on the STAR Note.

(F) CAPITAL LEASES

      In November 20, 2003, we entered into a capital lease line of credit agreement (the "Lease Line") for $1,500,000 with a third-party lender. On March 2, 2005, we entered into an amendment to the Lease Line. Under this amendment, we could draw an additional $500,000 (the "New Credit Facility") for equipment purchases through June 30, 2005, of which we used $497,667. The amendment also granted to us a call option to purchase equipment from the lessor. The term of the agreement is for 15 months with an interest rate of 14.96% per annum.

      On September 11, 2005, we entered into Amendment No. 2 to the Lease Line. Under this amendment, we were able to draw an additional $1,000,000 (the "Amended Credit Facility") for equipment purchases through December 31, 2005. The amendment also granted to us a call option to purchase equipment from the lessor. The terms of the agreement are for lease terms of 12-15 months with interest rates ranging from 14.964% to 15%. The Amended Credit Facility is to be repaid in monthly principal and interest installments through September 2006. During the first quarter of 2006, the period of time in which we were able to draw under the Amended Credit Facility was informally extended at no cost to us to March 31, 2006. During the quarter ended March 31, 2006, we drew $583,407 on the Lease Line. The unpaid balance at March 31, 2006 was $522,873.

(7) SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

      We have designated 2.5 million authorized shares of preferred stock as Series A Preferred shares and issued 2,466,971 of such shares in connection with an acquisition in 2004. Warrants are outstanding for the purchase of 26,075 Series A Preferred shares at a purchase price of $10.35 per share and 6,954 Series A Preferred shares at a purchase price of $6.02 per share.

      The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on a two-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. As a result, our Board of Directors has been expanded to seven members to accommodate these three

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED

directors. On or after August 16, 2008, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.5 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

(8) SUBSEQUENT EVENTS

(A) ACQUISITION OF NETWORK SYSTEM TECHNOLOGIES, INC.

      On April 13, 2006 (the "NST Closing Date"), we acquired all of the outstanding capital stock (the "NST Stock") of Network System Technologies, Inc., an Illinois corporation ("NST"), pursuant to a Stock Purchase Agreement, dated as of the Closing Date (the "NST Stock Purchase Agreement").

      The consideration paid for the NST Stock on the NST Closing Date was approximately $8.2 million, which consisted of $5.5 million in cash, the issuance of 1,034,483 shares of our common stock and the issuance of an unsecured promissory note in the amount of $1.5 million (the "NST Note"). In addition, the NST Stock Purchase Agreement contains an earn-out provision pursuant to which Transitional Management Consultants, Inc. ("TMC"), a newly-formed corporation owned by the former NST shareholder, may receive additional unregistered shares of our common stock based upon certain levels of EBITDA (as defined in the Stock Purchase Agreement) achieved by NST during the twenty-four month period ending March 31, 2008. The maximum number of shares issuable under the earn-out is 1,120,690 shares (subject to customary adjustments for stock splits, stock dividends and similar transactions) if NST's EBITDA is $4 million or greater during such period and provided certain other conditions are met. In addition, TMC's right to receive the earn-out described above is subject to the continued provision of consulting services by the former shareholder through TMC to us through March 31, 2008, with certain exceptions. If the services terminate prior to such date, TMC may under certain circumstances receive a pro rated portion of the earn-out amount. The cash paid on the NST Closing Date was provided pursuant to our existing line of credit and term note from Laurus Master Fund, Ltd., which was amended on the NST Closing Date to make NST a co-borrower thereunder.

      The NST Note accrues interest at an annual rate of one-half percent (1/2%). We are required to make eight equal payments of principal and interest in the amount of $190,190.38, the first payment of which is due on July 15, 2006, and the seven remaining payments being due on the first day of September, December, March and June during the period beginning on September 1, 2006 and ending on March 1, 2008. The NST Note further provides that all unpaid principal and accrued interest shall become immediately due and payable upon the occurrence of an event of default (as defined in the NST Note). Such events of default include, among others, the occurrence either of the following events:
(i) our failure to make payment when due, subject to a five (5) day notice and cure period or (ii) our failure to observe, keep or comply with any provision or requirement contained in the NST Stock Purchase Agreement.

      Concurrently with the consummation of the acquisition, we granted registration rights with respect to the shares of our common stock issued in the acquisition and we granted registration rights to TMC with respect to the shares issuable under the earn-out provision contained in the NST Stock Purchase Agreement. Pursuant to each registration rights agreement executed

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
                                   UNAUDITED


on the NST Closing Date, at any time after April 13, 2008, the holders of such rights shall have the right to cause us to register under the Securities Act the shares of our common stock issued on the NST Closing Date and the shares of common stock issuable pursuant to the earn-out described above. The agreements also provide that, after April 13, 2008, the holders shall have 'piggy-back' registration rights with respect to such shares.

      We also entered into a lock-up agreement with the former shareholder dated as of the NST Closing Date. Under such agreement, the former shareholder agreed not to sell or transfer the shares he received pursuant to the NST Stock Purchase Agreement until after April 13, 2008, with certain exceptions.

      In connection with the consummation of the acquisition, we entered into a consulting and subcontractor agreement (the "Consulting Agreement") dated as of the NST Closing Date with TMC that provides that TMC will provide consulting services to us relating to the business of NST and will receive a monthly fee of $24,251. The agreement has a two-year term and provides that TMC may terminate the agreement for any reason upon thirty (30) days prior written notice and that we may terminate the agreement, for cause (as defined in the Consulting Agreement), at any time upon written notice to TMC. In addition, TMC has the right to earn an annual cash bonus based upon certain levels of EBITDA (as defined in the Consulting Agreement) achieved by NST during the twelve (12) months ended March 31, 2007 and 2008. The maximum bonus amount is equal to $150,000 plus twenty-five percent (25%) of the amount by which EBITDA exceeds $2 million during the relevant annual period. TMC's right to receive the earn-out described above is subject to the continued provision of consulting services by TMC to us through end of each such period, with certain exceptions.

      In connection with our acquisition of NST, we paid investment banking fees to a third party of $475,000.

(B) 2006 STOCK OPTION PLAN

      On May 4, 2006, our board of directors approved and adopted the Incentra Solutions, Inc. 2006 Stock Option Plan (the "Plan"), which provides for the granting of options to key employees, officers and certain individuals to purchase shares of the our common stock. We currently have reserved 1,750,000 shares of common stock for issuance under the Plan. The Plan has a term of ten years and provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and nonstatutory stock options. Options granted under the plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent (10%) of the voting power of the Company's common stock). Subject to the terms of any agreement, options generally terminate three months after the termination of employment, except in the case of termination for cause or upon death or disability. We plan to register under the Securities Act of 1993, the shares of our common stock issuable upon exercise of the options granted pursuant to the Plan.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Incentra Solutions, Inc.

We have audited the accompanying consolidated balance sheets of Incentra Solutions, Inc. and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, mandatorily and convertible redeemable preferred stock, shareholders' deficit and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Incentra Solutions, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of December 31, 2005, the Company is in default on a note payable in the amount of $2,374,139. This event of default created an event of default with regard to other indebtedness of the Company. The events of default make debt in the amount of $11,231,420 callable. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, during the fourth quarter of 2005, the Company corrected its accounting for goodwill recorded in connection with business acquisitions that occurred during the first quarter of 2005.

As discussed in Note 4 to the consolidated financial statements, on August 18, 2004, the Company acquired ManagedStorage International, Inc. in a transaction recorded as a reverse merger.

/s/ GHP Horwath, P.C.
Denver, Colorado

March 24, 2006, except for Note 18(B)
as to which the date is March 31, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Incentra Solutions, Inc.:

We have audited the accompanying consolidated statements of operations, mandatorily redeemable preferred stock, shareholders' deficit and comprehensive loss, and cash flows of ManagedStorage International, Inc. and subsidiaries for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of ManagedStorage International, Inc. for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

On August 18, 2004, ManagedStorage International, Inc. was acquired by Front Porch Digital, Inc., now known as Incentra Solutions, Inc., in a transaction accounted for as a reverse merger whereby ManagedStorage International, Inc. was the acquirer for accounting purposes.


                                                                    /s/ KPMG LLP


Denver, Colorado
October 29, 2004
except for Note 2(a),
as to which the date
is April 5, 2005,
Note 2(b), as to
which the date
is August 31, 2005

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                             DECEMBER 31,
ASSETS                                                                                                 2005                2004
                                                                                                  -------------       -------------
Current assets:
 Cash and cash equivalents                                                                        $   1,108,642       $   3,068,458
 Accounts receivable, net of allowance for doubtful accounts of $219,234 and
 $274,879, respectively                                                                              10,576,172           3,740,554
 Other current assets                                                                                 1,284,505             645,637
                                                                                                  -------------       -------------
Total current assets                                                                                 12,969,319           7,454,649
                                                                                                  -------------       -------------

Property and equipment, net                                                                           2,230,201           2,452,817
Capitalized software development costs, net                                                           2,133,203           1,188,885
Intangible assets, net                                                                               13,685,359          16,537,060
Goodwill                                                                                              5,857,770                  --
Restricted cash                                                                                          80,956              80,048
Other assets                                                                                            926,535             963,586
                                                                                                  -------------       -------------
                                                                                                     24,914,024          21,222,396
                                                                                                  -------------       -------------
TOTAL ASSETS                                                                                      $  37,883,343       $  28,677,045
                                                                                                  =============       =============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Current portion of notes payable, capital leases and other long-term obligations                 $  11,066,921       $   1,738,516
 Accounts payable                                                                                     7,787,603           1,374,953
 Accrued expenses                                                                                     5,344,475           3,058,806
 Current portion of deferred revenue                                                                  1,874,636           1,185,736
                                                                                                  -------------       -------------
Total current liabilities                                                                            26,073,635           7,358,011

Notes payable, capital leases and other long-term obligations, net of current portion                   303,652           2,266,970
Derivative warrant liability                                                                                 --           1,925,534
Deferred revenue, net of current portion                                                                104,796             149,204
                                                                                                  -------------       -------------
TOTAL LIABILITIES                                                                                    26,482,083          11,699,719
                                                                                                  -------------       -------------

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, $31,500,000 liquidation preference, 2,500,000 shares authorized, 2,466,971 shares issued and
outstanding at December 31, 2005 and 2004                                                            24,618,333          22,000,767
                                                                                                  -------------       -------------
Shareholders' deficit:
  Preferred stock, nonvoting, $.001 par value, 2,500,000 shares
  authorized, none issued or outstanding                                                                     --                  --
  Common stock, $.001 par value, 200,000,000 shares authorized
  13,326,810 and 10,505,998 shares outstanding at December 31,
  2005 and 2004, respectively, 143,364 in treasury at December 31, 2004                                  13,327              10,506
  Additional paid-in capital                                                                        119,517,168         113,365,645
  Accumulated other comprehensive (loss) income                                                        (103,235)             19,184
  Accumulated deficit                                                                              (132,644,333)       (118,418,776)
                                                                                                  -------------       -------------
TOTAL SHAREHOLDERS' DEFICIT                                                                         (13,217,073)         (5,023,441)
                                                                                                  -------------       -------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                                       $  37,883,343       $  28,677,045
                                                                                                  =============       =============

          See accompanying notes to consolidated financial statements.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                            YEARS ENDED DECEMBER 31,

                                                                                 2005                 2004                 2003
                                                                                 ----                 ----                 ----
Revenues:
 Products                                                                    $ 37,607,872         $  5,155,101         $         --
 Services                                                                      13,224,064            8,129,569            9,810,741
                                                                             ------------         ------------         ------------
TOTAL REVENUE                                                                  50,831,936           13,284,670            9,810,741
                                                                             ------------         ------------         ------------

Cost of revenue:
 Products                                                                      25,448,135            1,479,580                   --
 Services                                                                       9,058,835            5,820,755            6,951,781
                                                                             ------------         ------------         ------------
Total cost of revenue                                                          34,506,970            7,300,335            6,951,781
                                                                             ------------         ------------         ------------

GROSS MARGIN                                                                   16,324,965            5,984,335            2,858,960
                                                                             ------------         ------------         ------------

Selling, general and administrative                                            20,516,251           10,262,730            9,361,090
Acquisition costs                                                                      --            1,275,189                   --
Amortization                                                                    3,229,919            1,776,473              928,850
Depreciation                                                                      465,747              183,057              363,099
Impairment of goodwill                                                          4,151,450              198,280              692,098
                                                                             ------------         ------------         ------------
                                                                               28,363,367           13,695,729           11,345,137
                                                                             ------------         ------------         ------------
LOSS FROM OPERATIONS                                                          (12,038,401)          (7,711,394)          (8,486,177)
                                                                             ------------         ------------         ------------

Other income (expense):
 Interest income                                                                   33,317               22,096               39,167
 Interest expense                                                              (2,424,218)          (2,428,643)          (2,225,443)
 Other income (loss)                                                              656,088              382,989             (327,468)
 Foreign currency transaction gain (loss)                                          16,691             (303,342)               8,550
                                                                             ------------         ------------         ------------
                                                                               (1,718,122)          (2,326,900)          (2,505,194)
                                                                             ------------         ------------         ------------

LOSS BEFORE INCOME TAX                                                        (13,756,523)         (10,038,294)         (10,991,371)

Income tax expense                                                               (469,034)            (400,000)                  --
                                                                             ------------         ------------         ------------
NET LOSS                                                                      (14,225,557)         (10,438,294)         (10,991,371)
                                                                             ------------         ------------         ------------

Deemed dividends on redeemable preferred stock                                         --             (348,493)          (1,647,669)
Accretion of redeemable preferred stock to redemption
amount                                                                         (2,617,566)            (990,826)             (96,236)
                                                                             ------------         ------------         ------------

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS                                   $(16,843,123)        $(11,777,613)        $(12,735,276)
                                                                             ============         ============         ============


Weighted average number of common shares
 outstanding - basic and diluted                                               12,541,642            5,102,733            1,894,552
                                                                             ============         ============         ============


Basic and diluted net loss per share applicable to common
shareholders                                                                 $      (1.34)        $      (2.31)        $      (6.72)
                                                                             ============         ============         ============

           See accompanying Notes to Consolidated Financial Statements

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

                   Consolidated Statements of Mandatorily and
                     Convertible Redeemable Preferred Stock

                  Years Ended December 31, 2005, 2004 and 2003

                                                                        "NEW" SERIES PREFERRED
                                                --------------------------------------------------------------------
                                                 MSI SERIES A         MSI SERIES B                MSI SERIES C
                                                  REDEEMABLE           CONVERTIBLE                 REDEEMABLE
                                                PREFERRED STOCK      PREFERRED STOCK             PREFERRED STOCK
                                                ------------------  -------------------      -----------------------
                                                SHARES    AMOUNT     SHARES    AMOUNT         SHARES       AMOUNT          TOTAL
                                                ------  ----------  -------  ----------      -------   -------------    ------------
Balance at December 31, 2002                    50,000  $5,000,000  650,000  $7,955,122           --             --    $ 12,955,122

Issuance of mandatorily redeemable Series C
   preferred stock for cash of $12,858,817 and
   the conversion of $4,760,000 of principal
   amount and payable $85,811 of related
   interest of notes payable                        --          --       --          --       22,104   $ 17,704,628      17,704,628
Series C offering costs                             --          --       --          --           --       (626,113)       (626,113)
Issuance of mandatorily redeemable Series C
   preferred stock in asset acquisition             --          --       --          --          333         33,283          33,283
Repurchase of mandatorily redeemable
   Series C preferred stock                         --          --       --          --         (333)       (33,283)        (33,283)
Estimated fair value of warrants to purchase
   Class A common stock and Series C
   redeemable preferred stock issued in
   exchange for services rendered in the
   Series C offering                                --          --       --          --           --       (126,637)       (126,637)
Accretion of mandatorily redeemable
   preferred stock to redemption amount             --          --       --      31,889           --         64,347          96,236
Accrual of dividends on redeemable
   preferred stock                                  --          --       --     600,000           --      1,047,669       1,647,669
Reclassification of mandatorily redeemable
   Series C preferred stock to liabilities
   upon adoption of SFAS No
   150 effective July 1, 2003                       --          --       --          --      (22,104)   (18,063,894)    (18,063,894)
                                                ------  ----------  -------  ----------      -------   ------------    ------------
Balance at December 31, 2003                    50,000  $5,000,000  650,000  $8,587,011           --   $         --    $ 13,587,011
                                                ======  ==========  =======  ==========      =======   ============    ============
                                                              (Continued)

                   INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

        Consolidated Statements of Mandatorily and Convertible Redeemable
                          Preferred Stock (Continued)

                  Years Ended December 31, 2005, 2004 and 2003

                                                           ------------------------------------------------------
                                                           MSI SERIES A REDEEMABLE       MSI SERIES B CONVERTIBLE
                                                               PREFERRED STOCK              PREFERRED STOCK
                                                           ------------------------      ------------------------
                                                            SHARES        AMOUNT          SHARES         AMOUNT
                                                           --------    ------------      ---------    ----------
Balance at December 31, 2003                                 50,000    $  5,000,000        650,000    $ 8,587,011
Exchange of MSI Series A redeemable
    preferred stock for common stock of FPDI in merger      (50,000)     (5,000,000)            --             --
Deemed dividends on MSI redeemable preferred stock               --              --             --        348,493
Accretion of MSI mandatorily redeemable
  preferred stock to redemption amount                           --              --             --         19,793
Exchange of MSI Series B convertible redeemable
    preferred stock for common stock of FPDI in merger           --              --       (650,000)    (8,955,297)
Issuance of FPDI Series A convertible redeemable
  Series A preferred stock due to merger
Accretion of FPDI convertible preferred
  stock to redemption amount
Balance at December 31, 2004                                     --              --             --             --
Accretion of FPDI convertible preferred
  stock to redemption amount                                     --              --             --             --
                                                             ------    ------------        -------    -----------
Balance at December 31, 2005                                     --    $         --             --    $        --
                                                             ======    ============        =======    ===========


                                                             -------------------------
                                                             FPDI SERIES A CONVERTIBLE
                                                                 PREFERRED STOCK
                                                             -------------------------
                                                               SHARES        AMOUNT         TOTAL
                                                             ----------    -----------   ----------
Balance at December 31, 2003                                         --             --   13,587,011
Exchange of MSI Series A redeemable
    preferred stock for common stock of FPDI in merger               --             --   (5,000,000)
Deemed dividends on MSI redeemable preferred stock                   --             --      348,493
Accretion of MSI mandatorily redeemable
  preferred stock to redemption amount                               --             --       19,793
Exchange of MSI Series B convertible redeemable
    preferred stock for common stock of FPDI in merger               --             --   (8,955,297)
Issuance of FPDI Series A convertible redeemable
  Series A preferred stock due to merger                      2,466,971    $21,029,734   21,029,734
Accretion of FPDI convertible preferred
  stock to redemption amount                                                   971,033      971,033
                                                              ---------      ---------    ---------
Balance at December 31, 2004                                  2,466,971     22,000,767   22,000,767
Accretion of FPDI convertible preferred
  stock to redemption amount                                         --      2,617,566    2,617,566
                                                              ---------      ---------    ---------
Balance at December 31, 2005                                  2,466,971    $24,618,333   24,618,333
                                                              =========    ===========   ==========

          See accompanying notes to consolidated financial statements.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES

    Consolidated Statements of Shareholders' Deficit and Comprehensive Loss

                   Year Ended December 31, 2005, 2004 and 2003

                                                                               SERIES C
                                                                    CLASS A   REDEEMABLE
                                                 COMMON STOCK        COMMON    PREFERRED               ADDITIONAL
                                              -------------------    STOCK       STOCK     DEFERRED      PAID-IN       ACCUMULATED
                                              SHARES       AMOUNT   WARRANTS    WARRANTS COMPENSATION    CAPITAL         DEFICIT
                                              ------       ------   --------    -------- ------------ -------------   -------------
Balance at December 31, 2002                      6,317    $    6        --         --          --    $ 81,082,601    $ (96,989,111)

Accretion of mandatorily redeemable
  preferred stock                                    --        --        --         --          --         (96,235)              --
Dividends on redeemable
  preferred stock                                    --        --        --         --          --      (1,647,669)              --
Issuance of Class A common stock
   for cash of $3,214,704 and the
   conversion of $1,190,000 o f
  principal amount and $21,453 of
  related interest of notes payable           1,668,177     1,668        --         --          --       4,424,489               --
     Issuance of Class A common stock to
   induce conversion of notes payable
   in the Series C redeemable preferred
   and Class A common stock financing           271,060       271        --         --          --         877,229               --
     Class A common stock offering costs             --        --        --         --          --        (156,528)              --
Issuance of restricted Class A
   common stock for cash                          2,895         3        --         --          --             466               --
Exercise of stock options                         1,539         2        --         --          --             738               --
Repurchase of nonvested restricted
   Class A common stock                            (161)       --        --         --          --              (1)              --
   Estimated fair value of warrants issued
   to purchase Series C mandatorily
   redeemable preferred stock in
   exchange for the equipment
   lease facility                                    --        --        --   $ 22,927          --              --               --
   Estimated fair value of warrants issued
   to purchase Class A common stock
   and Series C mandatorily redeemable
  preferred stock in exchange for
  services in the Series C financing                 --        --   $65,571     92,725          --         (31,659)              --
   Deferred compensation related to grants
   of options to employees to
  purchase common stock                              --        --        --         --   $(670,558)        670,558               --
    Amortization of deferred compensation            --        --        --         --     308,418              --               --
Net loss before amounts allocable
   to common shareholders                            --        --        --         --          --              --      (10,991,371)
                                              ---------    ------   -------   --------   ---------    ------------    -------------
Balance at December 31, 2003                  1,949,827    $1,950   $65,571   $115,652   $(362,140)   $ 85,123,989    $(107,980,482)
                                              =========    ======   =======   ========   =========    ============    =============


                                                 TOTAL
                                              ------------
Balance at December 31, 2002                  $(15,906,504)

Accretion of mandatorily redeemable
  preferred stock                                  (96,235)
Dividends on redeemable
  preferred stock                               (1,647,669)
Issuance of Class A common stock
   for cash of $3,214,704 and the
   conversion of $1,190,000 o f
  principal amount and $21,453 of
  related interest of notes payable              4,426,157
     Issuance of Class A common stock to
   induce conversion of notes payable
   in the Series C redeemable preferred
   and Class A common stock financing              877,500
     Class A common stock offering costs          (156,528)
Issuance of restricted Class A
   common stock for cash                               469
Exercise of stock options                              740
Repurchase of nonvested restricted
   Class A common stock                                 (1)
   Estimated fair value of warrants issued
   to purchase Series C mandatorily
   redeemable preferred stock in
   exchange for the equipment
   lease facility                                   22,927
   Estimated fair value of warrants issued
   to purchase Class A common stock
   and Series C mandatorily redeemable
  preferred stock in exchange for
  services in the Series C financing               126,637
   Deferred compensation related to grants
   of options to employees to
  purchase common stock                                 --
    Amortization of deferred compensation          308,418
Net loss before amounts allocable
   to common shareholders                      (10,991,371)
                                              ------------
Balance at December 31, 2003                  $(23,035,460)
                                              ============

                                  (Continued)

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
              Consolidated Statements of Shareholders' Deficit and
                         Comprehensive Loss (Continued)
                  Years Ended December 31, 2005, 2004 and 2003

                                                                                                     SERIES C
                                                                                         CLASS A     REDEEMABLE
                                                               COMMON STOCK              COMMON      PREFERRED
                                                        ---------------------------       STOCK        STOCK        DEFERRED
                                                           SHARES         AMOUNT         WARRANTS     WARRANTS    COMPENSATION
                                                        ------------    -----------    -----------    ---------   ------------
Balance at December 31, 2003                               1,949,827    $     1,950         65,571    $ 115,652    $(362,140)

Accretion of MSI mandatorily redeemable
      preferred stock to redemption amount                        --             --             --           --           --
Accretion of FPDI mandatorily redeemable
      preferred stock to redemption amount                        --             --             --           --           --
Deemed dividends on MSI redeemable
      preferred stock                                             --             --             --           --           --
Exercise of MSI stock options                                  3,480              4             --           --           --
Repurchase of MSI common stock                                (7,284)            (7)            --           --           --
Cancellations of MSI stock options                                --             --             --           --       11,519
Transactions related to reverse acquisition of
      FPDI by MSI:                                                --             --             --           --           --
      Common stock issued in exchange for MSI
          Series A preferred stock in merger               1,000,000          1,000             --           --           --
      Common stock issued in exchange for MSI
          Series B preferred stock in merger               1,806,285          1,806             --           --           --
      Stock-based compensation incurred
          in connection with merger                               --             --             --           --           --
      Acquisition of FPDI by MSI based on
          fair value of common stock; options
           and warrants                                    5,723,870          5,724
      Class A common stock warrants of MSI
          exchanged for common stock
          warrants of FPDI                                        --             --        (65,571)          --           --
      Series C warrants of MSI exchanged for
          Series A stock warrants of FPDI                         --             --             --     (115,652)          --
      Reclassification of deferred compensation
          to additional paid-in capital due to merger             --             --             --           --      238,388
      Cancellation of MSI common stock
          exchanged for common stock of FPDI                      --             --             --           --           --
Amortization of deferred compensation
      and stock option expense                                    --             --             --           --      112,233
FPDI common stock issued in lieu of
      interest payment                                        29,365             29             --           --           --
Reclassification of derivative warrant
      to liability
Exercise of FPDI stock options                                   455             --             --           --           --
Acquisition costs                                                 --             --             --           --           --
Components of comprehensive loss:
        Net loss                                                  --             --             --           --           --
        Change in foreign currency translation
              adjustments

         Total comprehensive loss
                                                        ------------    -----------    -----------    ---------    ---------
Balance at December 31, 2004                              10,505,998    $    10,506             --           --           --
                                                        ============    ===========    ===========    =========    =========


                                                                      ACCUMULATED
                                                         ADDITIONAL      OTHER
                                                           PAID-IN    COMPREHENSIVE  ACCUMULATED
                                                           CAPITAL    INCOME (LOSS)    DEFICIT          TOTAL
                                                        ------------- ------------- -------------    ------------
Balance at December 31, 2003                            $  85,123,989          --   $(107,980,482)   $(23,035,460)

Accretion of MSI mandatorily redeemable
      preferred stock to redemption amount                    (19,793)         --              --         (19,793)
Accretion of FPDI mandatorily redeemable
      preferred stock to redemption amount                   (971,033)         --              --        (971,033)
Deemed dividends on MSI redeemable
      preferred stock                                        (348,493)         --              --        (348,493)
Exercise of MSI stock options                                   1,835          --              --           1,839
Repurchase of MSI common stock                                 (4,769)         --              --          (4,776)
Cancellations of MSI stock options                            (11,519)         --              --              --
Transactions related to reverse acquisition of
      FPDI by MSI:                                                 --          --              --              --
      Common stock issued in exchange for MSI
          Series A preferred stock in merger                4,999,000          --              --       5,000,000
      Common stock issued in exchange for MSI
          Series B preferred stock in merger                8,953,491          --              --       8,955,297
      Stock-based compensation incurred
          in connection with merger                           798,598                                     798,598
      Acquisition of FPDI by MSI based on
          fair value of common stock; options
           and warrants                                    16,468,706          --              --      16,474,430
      Class A common stock warrants of MSI
          exchanged for common stock
          warrants of FPDI                                     65,571          --              --              --
      Series C warrants of MSI exchanged for
          Series A stock warrants of FPDI                     115,652          --              --              --
      Reclassification of deferred compensation
          to additional paid-in capital due to merger        (238,388)         --              --              --
      Cancellation of MSI common stock
          exchanged for common stock of FPDI                    6,277          --              --           6,277
Amortization of deferred compensation
      and stock option expense                                280,446          --              --         392,679
FPDI common stock issued in lieu of
      interest payment                                         12,471          --              --          12,500
Reclassification of derivative warrant
      to liability                                         (1,836,534)                                 (1,836,534)
Exercise of FPDI stock options                                    138          --              --             138
Acquisition costs                                             (30,000)         --              --         (30,000)
Components of comprehensive loss:
        Net loss                                                   --          --     (10,438,294)    (10,438,294)
        Change in foreign currency translation
              adjustments                                                $ 19,184                          19,184
                                                                                                     ------------
         Total comprehensive loss                                                                     (10,419,110)
                                                        -------------    --------   -------------    ------------
Balance at December 31, 2004                            $ 113,365,645    $ 19,184   $(118,418,776)   $ (5,023,441)
                                                        =============    ========   =============    ============


                                   (Continued)

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
              Consolidated Statements of Shareholders' Deficit and
                         Comprehensive Loss (Continued)
                  Years Ended December 31, 2005, 2004 and 2003

                                                                                       ACCUMULATED
                                                    COMMON STOCK          ADDITIONAL      OTHER
                                              ------------------------     PAID-IN     COMPREHENSIVE   ACCUMULATED
                                                SHARES        AMOUNT       CAPITAL     INCOME (LOSS)     DEFICIT          TOTAL
                                              ----------    ----------   ------------  -------------  -------------    ------------
Balance at December 31, 2004                  10,505,998    $   10,506   $113,365,645    $  19,184    $(118,418,776)   $ (5,023,441)

Common stock issued in the acquisition
  of Incentra of CA (formerly Star
  Solutions) (Note 4)                          1,261,756         1,262      3,135,102           --               --       3,136,364
Common stock issued in the acquisition
  of PWI Technologies (Note 4)                   841,934           842      1,683,026           --               --       1,683,868
Accretion of FPDI mandatorily redeemable
  preferred stock to redemption amount                --            --     (2,617,566)          --               --      (2,617,566)
Exercise of MSI stock options                        453            --            134           --               --             134
Amortization of stock based                           --
  compensation expense                                --            --        520,641           --               --         520,641
Reclassification of derivative warrant
  to equity                                                                 1,910,254                                     1,910,254
Warrant issued to Laurus related to
  line of credit                                      --            --        538,240           --               --         538,240
Conversion of notes payable and accured
  interest in exchange for common stock          716,669           717        994,114                                       994,831
Acquisition costs                                     --            --        (12,422)          --               --         (12,422)
Components of comprehensive loss:
    Net loss                                          --            --             --           --      (14,225,557)    (14,225,557)
    Change in foreign currency translation
        adjustments                                                                      $(122,419)                        (122,419)
                                                                                                                       ------------
    Total comprehensive loss                                                                                            (14,347,976)
                                              ----------    ----------   ------------    ---------    -------------    ------------
Balance at December 31, 2005                  13,326,810    $   13,327   $119,517,168    $(103,235)   $(132,644,333)   $(13,217,073)
                                              ==========    ==========   ============    =========    =============    ============

          See accompanying notes to consolidated financial statements.

                            INCENTRA SOLUTIONS, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                                            YEARS ENDED DECEMBER 31,
                                                                                      2005            2004            2003
                                                                                      ----            ----            ----
Cash flows from operating activities:
  Net loss                                                                         $(14,225,557)  $(10,438,294)  $(10,991,371)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                     1,557,068      2,197,213      2,337,524
     Amortization of intangible assets and software development costs                 3,867,068      1,776,473        928,851
     Amortization of non-cash loan discount                                              12,735             --          1,274
     Stock-based compensation                                                           520,641      1,191,277        308,418
     Interest expense paid with common stock                                                 --         12,500        877,500
     Non-cash interest expense                                                        1,610,030        447,797         14,191
     Non-cash interest expense on Series C mandatorily redeemable
     preferred stock liability                                                               --      1,703,332      1,262,508
     Non-cash tax expense                                                               469,034        400,000             --
     Share of losses of Front Porch Digital, Inc. and related impairment
     of goodwill                                                                             --        198,280      1,328,283
     (Gain) Loss on disposal of assets                                                   47,809         22,291        (15,868)
     Non-cash interest income on note receivable                                             --             --        (13,666)
     Impairment of goodwill                                                           4,151,450             --             --
     Gain on revaluation of warrant liability                                          (390,280)            --             --
     Bad debt expense                                                                    60,608        233,864        266,387
     Gain from early extinguishments of debt                                                 --             --        (20,826)
     Changes in operating assets and liabilities, net of business acquisitions:
        Accounts and other receivables                                                  513,921       (942,174)      (967,544)
        Other current assets                                                           (562,078)        91,811        (77,015)
        Other assets                                                                     30,771         45,295         15,687
        Accounts payable                                                               (544,337)       (73,065)      (286,417)
        Accrued liabilities                                                           1,133,631        339,287         34,523
        Deferred revenue                                                                787,671       (738,456)       831,790
        Other liabilities                                                              (513,048)       (11,784)        (9,518)
                                                                                   ------------   ------------      ---------
              Net cash used in operating activities                                  (1,472,863)    (3,544,353)    (4,175,289)
                                                                                   ------------   ------------      ---------
Cash flows from investing activities:
  Purchases of property and equipment                                                (1,065,172)    (1,152,120)    (2,103,746)
  Capitalized software development costs                                             (1,604,404)    (1,044,325)      (320,414)
  Acquisition costs                                                                          --       (198,597)            --
  Proceeds from sale of property and equipment                                            2,808        126,084        267,902
  Purchase of intangible assets                                                              --             --     (2,349,714)
  Cash and restricted cash acquired in FPDI acquisition (Note 4)                             --      4,005,685             --
  Cash acquired in STAR acquisition (Note 4)                                          1,597,498             --             --
  Cash acquired in PWI acquisition (Note 4)                                              74,297             --             --
  Earnout payment related to PWI acquisition (Note 4)                                  (100,000)            --             --
  Net change in restricted cash                                                            (908)          (638)          (648)
  Issurance of note receivable from Front Porch Digital                                      --             --       (250,000)
  Purchases of short-term investments                                                        --             --     (5,300,000)
  Maturities of short-term investments                                                       --      3,793,099      1,506,901
                                                                                   ------------   ------------      ---------
              Net cash (used in) provided by investing activities                    (1,095,881)     5,529,188     (8,549,719)
                                                                                   ------------   ------------      ---------
Cash flows from financing activities:
  Cash proceeds from issuance of redeemable preferred stock                                  --             --     12,858,817
  Proceeds from issuance of common stock                                                     --             --      3,214,704
  Redeemable preferred stock and Class A common stock offering costs                         --             --       (782,641)
  Payments on capital leases, notes payable and other long term liabilities         (11,422,289)    (1,966,973)      (446,372)
  Proceeds from exercise of stock options and purchase of restricted stock                  136          1,977          1,208
  Proceeds on capital lease line and line of credit                                  12,099,320        815,654             --
  Repurchase of common stock                                                                 --        (31,427)            --
                                                                                   ------------   ------------      ---------
              Net cash (used in) provided by financing activities                       677,167     (1,180,769)    14,845,716
                                                                                   ------------   ------------      ---------
Effect of exchange rate changes on cash and cash equivalents                            (68,239)        63,200             --
                                                                                   ------------   ------------      ---------
              Net (decrease) increase in cash and cash equivalents                   (1,959,816)       867,266      2,120,708
Cash and cash equivalents at beginning of year                                        3,068,458      2,201,192         80,484
                                                                                   ------------   ------------      ---------
Cash and cash equivalents at end of year                                           $  1,108,642   $  3,068,458      2,201,192
                                                                                   ============   ============      =========


                                   (Continued)

                            INCENTRA SOLUTIONS, INC.
                                AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                       YEARS ENDED DECEMBER 31,
                                                                                                    2005         2004          2003
                                                                                                    ----         ----          ----
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                                                       $  801,454   $  202,516    $ 72,789
Supplemental disclosures of non-cash investing and financing activities:
    Net liabilities acquired in FPDI acquisition, excluding cash (Note 4)                        $       --    3,122,007    $     --
    Net liabilities acquired in Incentra of CA acquisition, excluding cash (Note 4)                 620,178           --          --
    Net assets acquired in PWI acquisition, excluding cash (Note 4)                                 269,306           --          --
    Conversion of notes payable and accrued interest in exchange for common stock                   994,831           --          --
    Reclassification of derivative contract to liability                                                 --    1,836,534          --
    Reclassification of derivative contract to equity                                             1,910,254           --          --
    Deferred compensation for options granted at less than fair value                                                        670,558
    Redeemable preferred stoock issued for discount on capital lease obligation                                               22,927
    Redeemable preferred stock warrants and common stock warrants issued for financing costs                                 158,296
    Notes payaable and accrued interest converted to preferred and common stock                                            6,057,264
    Capital lease obligations incurred in connection with the purchase of property and equipment                 815,654     654,852
    Purchases of property and equipment included in accounts payable                                 93,766      130,471     215,715

           See accompanying Notes to Consolidated Financial Statements

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2005, 2004 and 2003

(1) ORGANIZATION

        Incentra Solutions, Inc. (which is referred to herein together with its subsidiaries as "we", "us" or "our"), formerly Front Porch Digital, Inc. ("FPDI"), was organized and incorporated in the state of Nevada. On October 25, 2004, we changed our name from Front Porch Digital, Inc. to Incentra Solutions, Inc., and our common stock now trades on the Over-the-Counter Bulletin Board under the trading symbol "ICNS". We have completed three acquisitions: On August 18, 2004, we acquired ManagedStorage International, Inc., a Delaware corporation incorporated in March 2000 ("MSI"); on February 18, 2005, we acquired Incentra of CA, formerly known as STAR Solutions of Delaware, Inc., a privately-held Delaware corporation ("Incentra of CA "); and on March 30, 2005, we acquired PWI Technologies, Inc., a privately-held Washington corporation ("PWI"). The MSI acquisition was accounted for as a reverse merger, and therefore, MSI was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented herein include the results of operations of MSI for all periods presented and include the results of operations of the acquired companies from the dates of the acquisitions forward.

        We market our complete storage solutions to broadcasters under the trade name Front Porch Digital and to service providers and enterprise clients under the trade name ManagedStorage International. Through FPDI, we provide a software and management solution that enables searching, browsing, editing, storage and on-demand delivery of media-rich content in nearly any digital format. The software converts audio, video, images, text and data into digital formats for ease of use and archiving. Through MSI, we deliver comprehensive storage services, including professional services, hardware/software procurement and resale, financing solutions and remote monitoring/management services. We focus on providing data protection solutions and services that ensure that our customers' data is backed-up and recoverable and that meet internal data retention compliance policies. MSI's remote monitoring and management services are delivered from its Storage Network Operations Center, which monitors and manages a multitude of diverse storage infrastructures on a 24x7 basis throughout the United States, United Kingdom, Bermuda and Japan.

        MSI delivers these services utilizing its proprietary GridWorks Operations Support System, which enables automated remote monitoring, and management of complete storage infrastructures and back-up applications. MSI provides outsourcing solutions for customer data protection needs under long-term contracts. Customers pay on a monthly basis for storage services based on the number of assets managed and/or the volume of storage assets utilized.

        Through Incentra of CA and PWI, we deliver complete IT solutions, including professional services, third-party hardware/software procurement and resale, financing solutions, maintenance support services (first call) for third-party hardware and software maintenance and managed storage solutions. Solutions are sold primarily to enterprise customers in the financial services, government, hospitality, retail, security, healthcare and manufacturing sectors. Incentra of CA and PWI primarily service customers in the western United States.

        Our customers are located in North America, Europe, Asia and the Pacific Rim.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

BASIS OF PRESENTATION

        At December 31, 2005, the consolidated financial statements include Incentra Solutions, Inc. and its wholly-owned subsidiaries, Front Porch Digital International, SAS, which is based in France, MSI, which is based in Colorado, and MSI's wholly-owned subsidiaries, ManagedStorage UK, Inc. and Seabrook Technologies, Inc., Incentra of CA, which is based in San Diego, California, and PWI, which is based in Kirkland, Washington. ManagedStorage UK, Inc. and Seabrook Technologies, Inc. did not have any operating activities during the year ended December 31, 2005. All significant intercompany accounts and transactions have been eliminated in consolidation.

GOING CONCERN AND MANAGEMENT'S PLANS

        Our consolidated financial statements as of December 31, 2005 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlements of liabilities and commitments in the normal course of business.

        We are currently engaged in an arbitration proceeding to resolve a dispute with one of our creditors that, if resolved unfavorably, would have a material adverse affect on our liquidity and financial condition. In connection with our acquisition of Incentra of CA in February of 2005, we issued the former owner of Incentra of CA a promissory note in the principal amount of $2,500,000 (the "STAR Note"). On August 1, 2005 we elected to cease making payments on the STAR Note, which created an event of default. On August 16, 2005, we received a demand for arbitration from legal counsel of the former owner. In the event the dispute is not resolved in our favor, the full outstanding balance of the STAR Note could be accelerated. As a result, the entire balance of the STAR Note, which totals $2.4 million, is classified as a current liability at December 31, 2005 as it is callable. We do not have the cash available to pay such amount and, in such event, we would require additional financing to meet our obligation. There can be no assurance that we would be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. See Note 17.

        The event of default on the STAR Note created an event of default of certain provisions of debt outstanding with Laurus Master Fund Ltd. (Laurus), our senior secured lender. As a result, the entire balance of the amount owed to Laurus, which totaled $8.8 million at December 31, 2005 has been classified as a current liability at December 31, 2005 as it is callable. We believe we have a good relationship with Laurus; however, there is uncertainty regarding our ability to comply with required debt covenants in the future which places the debt in a position to be called due. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on future financial results as well as the arbitration proceeding discussed above and, should we continue to be in breach of the covenants on the debt, our ability to restructure or otherwise amend the terms of that debt. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

        Management's plans in regard to these matters are as follows:

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        If we continue to be in default of our covenants in the future, we would, as we have in the past, seek to obtain amendments to the debt or waivers of the covenants so that we are no longer in violation.

        While we believe we will execute our current business plan that calls for growth in the business, we will also institute various cost controls to reduce operating expenses where necessary. This includes the timely monitoring of labor and selling, general and administrative costs.

(2) SHARE AND PER SHARE DATA

(A) In accordance with generally accepted accounting principles, and as a result of the MSI acquisition being accounted for as a reverse merger, all share and per share data prior to the MSI acquisition have been retroactively adjusted to reflect the 0.3089 to one exchange of shares occurring in connection with the merger with MSI, in a manner similar to a reverse stock split, with the difference in par value being recorded through an offset to additional paid-in-capital.

(B) On April 12, 2005, our Board of Directors (the "Board") and the holders of the required number of shares of our capital stock approved an amendment to our Articles of Incorporation to effect a one-for-ten reverse stock split effective June 9, 2005. All references to shares, options, and warrants in the year ended December 31, 2005 and in prior periods, have been adjusted to reflect the post-reverse split amounts.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We have recorded transactions that include the issuance of options and warrants to purchase shares of our preferred and common stock. The accounting for such securities is based upon fair values of our equity securities and other valuation criteria that were determined by our Board and us. We believe these estimates of fair value are reasonable. Other significant estimates made by us include those related to fair values of acquired intangible assets, and the establishment of an allowance for estimates of uncollectible accounts receivable.

RECLASSIFICATIONS

        Certain reclassifications of previously reported amounts have been made to conform to the current period presentation.

CASH AND CASH EQUIVALENTS

        We consider all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

RESTRICTED CASH

        We have restricted cash of $80,956 and $80,048 at December 31, 2005 and 2004, respectively, (classified as a non-current asset) which secures a letter of credit issued in connection with an operating lease (Note 9).


PROPERTY AND EQUIPMENT

        Property and equipment, if acquired at the formation date of MSI or through acquisition, have been recorded at the estimated fair value at the acquisition date. Otherwise, all other property and equipment have been recorded at cost. Property and equipment are depreciated on a straight-line basis over their respective estimated useful lives ranging from two to seven years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review the carrying value of long-lived assets, including property and equipment and amortizable intangible assets, to determine whether there are any indications of impairment. Impairment of long-lived assets is assessed by a comparison of the carrying amount of an asset to expected future cash flows to be generated by the asset. If the assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

GOODWILL AND CORRECTION OF ERROR IN ACCOUNTING FOR GOODWILL

        Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in acquisitions. SFAS No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) requires the testing of goodwill and indefinite-lived intangible assets for impairment at least annually. We test goodwill for impairment in the fourth quarter each year.

        With the acquisitions of Incentra of CA in February 2005 and PWI in March 2005, we recorded goodwill of $6,177,686 and $3,831,534, respectively. The fair value of our reporting units used in determination of the goodwill impairment is computed using the expected present value of associated future cash flows. As more fully discussed in Note 17, operating profits and cash flows were lower than expected in the fourth quarter of 2005 for Incentra of CA. Based on that trend, the earnings forecast for the next five years was revised. Therefore, during the fourth quarter of 2005 we determined that the goodwill associated with the Incentra of CA acquisition was impaired and accordingly recorded an impairment loss of $4,151,450.

        Prior to the MSI acquisition, MSI accounted for an investment in common stock and warrants of FPDI using the equity method of accounting. The excess estimated fair value of FPDI's common stock and warrants over MSI's share of FPDI's net assets at the date of the investment purchase (July 31, 2002), was

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

recognized as goodwill. In 2004, MSI reviewed such goodwill for impairment and recognized an impairment loss when there was a loss in value in the equity method investment, which was other than a temporary decline. For the years ended December 31, 2004 and 2003, MSI recorded an impairment loss of $198,280 and $692,098, respectively.

        In connection with preparing the December 31, 2005, consolidated financial statements, management determined that an error was made in accounting for goodwill recognized in connection with business acquisitions that occurred in the first quarter of 2005. As a result of the error, goodwill was overstated by approximately $4.5 million and shareholders' deficit was understated by the same amount at March 31, June 30, and September 30, 2005. There was no effect on the Company's consolidated statements of operations for the year ended December 31, 2005 or for any quarter of 2005 as a result of this error. The error was corrected in the fourth quarter of 2005 by decreasing goodwill and increasing shareholders' deficit by $4.5 million.

INCOME TAXES

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION

        Revenue is recognized when all of the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

        We license software under license agreements and provide professional services, including training, installation, consulting and maintenance. License fee revenues are recognized when a license agreement has been signed, the software product has been shipped, the fees are fixed and determinable, collection is reasonably assured, and no significant vendor obligations remain.

        We allocate revenue to each component of a contract based on objective evidence of its fair value, as established by management. Because licensing of software is generally not dependent on the professional services portion of the contract, software revenue is generally recognized upon delivery, unless a contract exists with the customer requiring customer acceptance.

        Fees for first call maintenance agreements are recognized ratably over the terms of the agreements. Maintenance is generally billed in advance, resulting in deferred revenue.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        We also provide software-related professional services. Services are generally provided on a time-and-materials basis and revenue is recognized as the services are provided.

        Revenues from storage services are recognized at the time the services are provided and are billed on a monthly basis. Fees received for up-front implementation services are deferred and recognized over the term of the arrangement. Deferred revenue is recorded for billings sent to or paid by customers for whom we have not yet performed the related services.

        Revenues from product sales, including the resale of third-party maintenance contracts, are recognized when shipped. Consulting revenues are recognized when the services are performed.

COST OF REVENUE

        Cost of revenue consists primarily of direct labor, cost of hardware, depreciation ($1,091,321 in 2005, $2,014,156 in 2004 and $1,974,425 in 2003),
amortization, third party royalties and licenses and facilities costs.

ADVERTISING EXPENSES

        All advertising and promotion costs are expensed as incurred. Total advertising expenses incurred were $60,586, $80,844 and $270,964 for the years ended December 31, 2005, 2004 and 2003, respectively.

SOFTWARE DEVELOPMENT COSTS

        We account for costs related to software developed for internal use and marketed for external use in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". MSI's GridWorks software product is used internally for providing services to our customers and is also marketed separately as a stand-alone product. FPDI's DIVArchive software product is marketed solely as a stand-alone product. As required by SFAS No. 86, we capitalize costs in developing software products upon determination that technological feasibility has been established for the product, if that product is to be sold, leased or otherwise marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. When the product or enhancement is available for general release to customers, capitalization is ceased, and previously capitalized costs are amortized based on current and future revenue for the product, but with an annual amortization amount at least equal to the straight-line amortization over an estimated useful life of three years. For the years ended December 31, 2005, 2004 and 2003, capitalized software development costs, which related primarily to enhancements to the Company's GridWorks and DIVArchive software solutions totaled $1,604,404, $1,044,325 and $320,414, respectively. These costs are amortized on a straight-line basis over the estimated life, typically three years. For the years ended December 31, 2005, 2004 and 2003, $592,259, $384,974 and $272,731, respectively, were charged to expense. As of December 31, 2005 and 2004, the unamortized portion of software development costs was $2,133,203 and 1,188,885, respectively.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

DEFERRED LOAN COSTS

        Deferred loan costs, included in other non-current assets, are amortized over the three-year term of the related loan using the straight-line method.

RESEARCH AND DEVELOPMENT COSTS

        Research and development costs are expensed as incurred. For the years ended December 31, 2005, 2004 and 2003, research and development costs were $101,760, $134,793 and $0, respectively.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

        The balance sheet accounts of our international subsidiary (Front Porch Digital International, SAS) are translated using the exchange rate in effect at the balance sheet date, and the results of operations are translated at the average exchange rates during the year. At December 31, 2005 and 2004, we reported a cumulative translation loss of $103,235 and a cumulative translation gain of $19,184, as a component of accumulated other comprehensive income
(loss). We are also subject to foreign exchange transaction exposure when our subsidiary transacts business in a currency other than its own functional currency. The effects of exchange rate fluctuations in remeasuring foreign currency transactions for the years ended December 31, 2005 and 2004 were losses of $43,209 and $24,756, respectively. For the year ended December 31, 2003 we recorded a gain of $8,550.

        In June 2004, we began managing our foreign currency cash flow exposure through the use of $/Euro forward contracts, which are considered derivative instruments and which are recorded as either an asset or liability, measured at fair value. Changes in fair value are recognized in the statement of operations. We recorded a $59,900 realized gain on these contracts during the year ended December 31, 2005, which represented the change in the fair value of the foreign currency forward contract related to the difference between changes in the spot and forward rates excluded from the assessment of hedge effectiveness. We recorded a realized loss of $144,086 and an unrealized loss of $134,500 on these contracts during the year ended December 31, 2004. We had no contracts outstanding at December 31, 2005.

ACCOUNTING FOR OBLIGATIONS AND INSTRUMENTS POTENTIALLY SETTLED IN THE COMPANY'S COMMON STOCK

        We account for obligations and instruments potentially to be settled in our stock in accordance with Emerging Issues Task Force ("EITF") No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock." ("EITF No. 00-19") This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, our own stock.

        Under EITF No. 00-19 contracts are initially classified as equity or as either assets or liabilities, depending on the situation. All contracts are initially measured at fair value and subsequently accounted for based on the then current classification. Contracts initially classified as equity do not recognize subsequent changes in fair value as long as the contracts continue to be classified as equity. For contracts classified as assets or liabilities, we report changes in fair value in earnings and disclose these changes in the

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

financial statements as long as the contracts remain classified as assets or liabilities. If contracts classified as assets or liabilities are ultimately settled in shares, any previously reported gains or losses on those contracts continue to be included in earnings. The classification of a contract is reassessed at each balance sheet date.

PER SHARE DATA

        We report our earnings (loss) per share in accordance with SFAS No. 128, "Accounting for Earnings Per Share". Basic loss per share is calculated using the net loss allocable to common shareholders divided by the weighted average common shares outstanding during the period. In accordance with accounting requirements for reverse mergers and stock splits, the historical loss per share amounts have been retroactively restated to reflect our capital structure. Due to our net losses for the periods presented, shares from the assumed conversion of outstanding warrants, options, convertible preferred stock and convertible debt have been omitted from the computations of diluted loss per share for the years ended December 31, 2005, 2004 and 2003 because the effect would be antidilutive.

        13.2 million and 10.1 million shares of common stock issuable upon the conversion of outstanding convertible preferred stock, the exercise of options and warrants, and restricted stock totaling 23.3 million shares have been omitted from the computations of basic and diluted loss per share for the years ended December 31, 2005 and 2004, respectively, because the effect would be antidilutive. Without regard to any reduction for the use of the treasury stock method, 0.3 million shares of common stock issuable upon the conversion of outstanding convertible preferred stock, the exercise of options and warrants, and restricted stock have been omitted from the computations of basic and diluted loss per share for the year ended December 31, 2003 because the effect would be antidilutive.

STOCK-BASED COMPENSATION

        We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees", and related interpretations, including Financial Accounting Standards Board ("FASB") Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25", to account for our fixed-plan stock options. Under this method, compensation expense is generally recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, we have elected to continue to apply the intrinsic value-based method of accounting described above, and have adopted only the disclosure requirements of Statement 123, as amended. The following table illustrates the effect on net loss if the fair value-based method had been applied to all outstanding and unvested awards in the years ended December 31, 2005, 2004 and 2003.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        All amounts except per share amounts in (000's):

                                                                                Years Ended
                                                                                December 31,
                                                                    2005            2004           2003
                                                                 ----------      -----------     -----------
Net loss before amounts attributable to common
   shareholders, as reported                                     $  (14,226)     $   (10,438)    $   (10,991)

Add stock-based employee compensation expense
   included in reported net loss, net of tax                            521            1,191             308

Deduct  total  stock-based  employee  compensation
   expense  determined under fair value-based  method
   for all awards, net of tax                                        (1,837)          (1,853)           (322)
                                                                 ----------      -----------     -----------
        Pro forma net loss before deemed dividends
           and accretion on preferred stock                      $  (15,542)     $   (11,100)    $   (11,005)
                                                                 ==========      ===========     ===========

Net loss per weighted average common share
   outstanding - basic and diluted - pro forma                   $    (1.45)     $     (2.44)    $     (6.73)
                                                                 ==========      ===========     ===========
Net loss per weighted average common share
   outstanding - basic and diluted - as reported                 $    (1.34)     $     (2.31)    $     (6.72)
                                                                 ==========      ===========     ===========


        In determining the fair value of stock options granted by us in 2005, and thus determining pro forma compensation expense under the fair value method, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rates ranging from 3.64% to 4.36%, expected volatility ranging from 111% to 113%, and expected lives of three years. The weighted average fair value of these options granted during 2005 was $1.62.

        In determining the fair value of stock options granted by us in 2004, and thus determining pro forma compensation expense under the fair value method, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rates ranging from 1.2% to 2.09%, expected volatility of 143%, and expected lives of three years. The weighted average fair value of these options granted during 2004 was $2.80.

        In determining the fair value of stock options granted by MSI in 2003, we utilized the Black-Scholes valuation model to determine pro forma compensation expense under the fair value method with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 3.91%, expected volatility of 0.001%, and expected lives of ten years. The weighted average fair value of options granted during 2003 was $3.00.

        For purposes of pro forma disclosures, the estimated fair value of the options was amortized to expense over the vesting period of the related options. Previously recognized compensation expense for forfeited options was included as a reduction of compensation expense in the period of forfeiture.

FINANCIAL INSTRUMENTS

        The carrying amounts of financial instruments held by us, which include cash equivalents, restricted cash, accounts receivable, and accounts payable,

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

approximate fair value due to their short duration. The carrying values of note payable and other non-current obligations approximate fair values based upon market rates currently available us. The fair value of a Letter of Credit issued in conjunction with a lease agreement (Note 8) approximates the fees paid to obtain it.

CONCENTRATIONS OF CREDIT RISK

        We sell our products and services throughout the United States, Europe, Asia and the Pacific Rim. We perform periodic credit evaluations of our customers' financial condition and generally do not require collateral. Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. We estimate doubtful accounts based on historical bad debts, factors related to specific customers' ability to pay and current economic trends. We write off accounts receivable against the allowance when a balance is determined to be uncollectible. Credit losses have been within management's expectations. For the year ended December 31, 2005, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $13.4 million or 26% of total revenue, while revenues from customers located in North America totaled $37.4 million or 74% of total revenue. For the year ended December 31, 2004, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $4.7 million or 35% of total revenue, while revenues from customers located in North America totaled $8.6 million or 65% of total revenue. For the year ended December 31, 2003, aggregate revenues from customers located in Europe, Asia and the Pacific Rim amounted to $1.1 million or 11% of total revenue, while revenues from customers located in North America totaled $8.7 million or 89 % of total revenue. For the year ended December 31, 2005, one customer accounted for 11% of total revenues. One customer accounted for 16% of accounts receivable at December 31, 2005. For the year ended December 31, 2004, revenue from two customers individually accounted for approximately 13% and 11% of total revenues. For the year ended December 31, 2003, revenues from three customers each exceeding 10% of total revenues aggregated 36%, 19% and 11%, respectively.

The following is a breakdown of our revenues and long-lived assets by geographic area (in thousands):

                                North America     Europe/Asia*          Total

Year Ended December 31, 2005

Revenues                         $ 37,420          $13,412           $ 50,832
Long-lived assets, net              1,625              605              2,230

Year Ended December 31, 2004

Revenues                            8,575            4,710             13,285
Long-lived assets, net              1,779              674              2,453

Year Ended December 31, 2003

Revenues                            8,730            1,081              9,811
Long-lived assets, net              2,784                0              2,784

*The geographic breakout by country is not practical to obtain.
Long-lived assets includes Property, Plant and Equipment


      Balances at the beginning and end of the year and changes in the allowance for doubtful accounts for the years ending December 31, 2005, 2004 and 2003 are as follows:

                                  Balance at   Charged to                 Balance at
                                 Beginning of   Costs and                   End of
                                    Period      Expenses   Deductions (a)   Period
                                 ------------  ----------  -------------- ----------
YEAR ENDED DECEMBER 31, 2005
Allowance for doubtful accounts   $ 274,879       60,608       116,253      219,234

YEAR ENDED DECEMBER 31, 2004
Allowance for doubtful accounts   $ 199,493      233,864       158,478      274,879

YEAR ENDED DECEMBER 31, 2003
Allowance for doubtful accounts   $ 185,000      266,387       251,894      199,493

(a) Bad debt write-offs and charges to the allowance, net of other adjustments, reclassifications and exchange rate differences.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which addresses the accounting for share-based compensation transactions. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB 25, and generally requires instead that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for us during the first quarter of 2006. We have evaluated the provisions of this standard, and we expect that the implementation of this standard will have a material impact on our financial position and results of operations.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which changes the requirements for the accounting and reporting of a change in accounting principle and applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. APB No. 20 "Accounting Changes" required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principles. This statement requires retrospective application to prior period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for fiscal years beginning after December 15, 2005. We do not expect this statement to have a material impact on our financial position or results of operations.


(4) ACQUISITIONS

(A) ACQUISITION OF INCENTRA OF CA, FORMERLY KNOWN AS STAR SOLUTIONS OF DELAWARE, INC.

      On February 18, 2005 (the "STAR Closing Date"), we acquired all of the outstanding capital stock of Incentra of CA. The acquisition was effected pursuant to an Agreement and Plan of Merger (the "STAR Merger Agreement"). The results of operations of Incentra of CA are included in our consolidated financial statements beginning on February 18, 2005.

      Pursuant to the STAR Merger Agreement, the purchase price consisted of (i) a cash payment of $1,500,000 (paid subsequent to the acquisition date with the proceeds from a line of credit), (ii) the issuance of 1,261,756 unregistered shares of our common stock valued at $3,136,364 (based upon the market price three days before and after the acquisition date) and (iii) the issuance of an unsecured convertible promissory note for $2,500,000 (the "STAR Note"). We entered into a consulting agreement with the seller pursuant to which we agreed to pay consulting fees in the amount of $500,000 which was included as part of the purchase price. We paid approximately $400,000 in investment banking fees associated with the transaction.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        Interest on the STAR Note accrues at an annual rate of 0.5%, which has been discounted by $300,000 to reflect a fair value rate of interest. The remaining principal of $2,374,139 is payable in eight consecutive quarterly payments of $251,722, which commenced on August 1, 2005, and a single payment of $377,583 on August 1, 2007 (each of the foregoing dates, a "STAR Payment Due Date"). We elected not to make the August 1, 2005 payment within the grace period allowed under the STAR Note, which created an event of default on the STAR Note as of August 11, 2005. As of December 31, 2005, we reclassified $1.3 million of the debt to current liabilities based on the default, as the debt is now callable. Refer to Note 17.

        All or a portion of the outstanding principal and interest due under the STAR Note may be converted by the holder into shares of our common stock at any time from the end of each calendar quarter immediately preceding a STAR Payment Due Date until and including one day prior to such STAR Payment Due Date. The STAR Note is initially convertible at a conversion price equal to the greater of
(i) $4.00 or (ii) seventy percent (70%) of the average closing price of our common stock, as reported on the Over-The-Counter Bulletin Board, for the ten
(10) consecutive trading days ending on and including the last day of the calendar quarter immediately preceding the applicable STAR Payment Due Date. As of December 31, 2005 and pending the results of the arbitration proceedings described in Note 16, the principal balance on the STAR Note was convertible into a maximum of 593,535 shares of our common stock. Our obligations under the STAR Note are not secured by any of our assets.

        Concurrent with the consummation of the acquisition, we entered into a registration rights agreement with the seller, pursuant to which, at any time after March 1, 2006, the seller shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of common stock issued to the seller in the acquisition and the shares of common stock issuable upon conversion of the STAR Note. The agreement also provides that, after March 1, 2006, the seller shall have 'piggy-back' registration rights.

        The following represents the purchase price allocation at the date of the Incentra of CA acquisition:

Cash and cash equivalents                     $ 1,597,498
Other current assets                              824,998
Property and equipment                             20.909
Other assets                                        7,005
Goodwill                                        6,177,686
Customer relationships (5 year life)              540,000
Current liabilities                            (1,473,088)
                                              -----------

Total purchase price                          $ 7,695,008
                                              ===========

      The purchase price allocation was considered final as of December 31, 2005. As a result of the goodwill impairment test we completed in the fourth quarter of 2005 in accordance with SFAS 142, the amount allocated to goodwill was considered impaired and a loss of $4,151,450 was charged to income in the fourth quarter of 2005.

        In connection with the acquisition, on February 18, 2005, Incentra of CA obtained a revolving line of credit from a bank that provided for borrowings until March 1, 2007, of up to $5,000,000. This line of credit and all the

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

related accrued interest were paid in full on July 5, 2005 in connection with the New Laurus Financing Agreement as discussed in Note 9(C).

B) ACQUISITION OF PWI TECHNOLOGIES, INC.

        On March 30, 2005 (the "PWI Closing Date"), we acquired all of the outstanding capital stock of PWI. The acquisition was effected pursuant to a Stock Purchase Agreement, dated as of the PWI Closing Date (the "PWI Stock Purchase Agreement").

      The purchase price of PWI consisted of a cash payment of $2,350,000 (paid subsequent to the acquisition date with the proceeds from a line of credit) and 841,934 shares of our common stock valued at $1,683,868 (based upon the market price three days before and after the acquisition date). In addition, the former PWI shareholders have the opportunity to earn an additional $200,000 in cash and $1,000,000 in our common stock based upon achieving certain earn out requirements. During the year ended December 31, 2005, the former PWI shareholders achieved a partial earn out of $100,000 which was paid to them in cash. As a result of the earn out payment, the purchase price (goodwill) was increased by $100,000. Should PWI exceed the earn-out requirements, its former shareholders can earn additional common stock having a value equal to PWI's EBITDA contribution over the earn out requirement. We paid approximately $250,000 in investment banking fees in connection with the transaction.

        Concurrently with the consummation of the acquisition, we granted registration rights with respect to the shares of our common stock issued in the acquisition. Pursuant to the registration rights agreement, at any time after March 31, 2006, the holders of such rights shall have the right to cause us to register under the Securities Act of 1933, as amended, the shares of our common stock issued on the PWI Closing Date and the shares of common stock issuable pursuant to the earn-out described above. The agreement also provides that, after March 31, 2006, the holders have "piggy-back" registration rights with respect to such shares.

        In connection with the consummation of the acquisition, the Chief Executive Officer of PWI prior to the acquisition was appointed President of PWI. PWI entered into an "at-will" employment agreement dated as of the PWI
Closing Date that provides that the President will receive an initial annual base salary of $211,500. The employment agreement also provides that the President may terminate the agreement upon thirty (30) days prior written notice and that PWI may terminate employment, with or without cause, at any time upon written notice. In addition, the President's right to receive his pro rata share of the earn-out described above is subject to his continued employment with PWI for a period of at least one year from the date of the agreement, except in cases of his death or disability.

        The following represents the purchase price allocation at the date of the PWI acquisition:

Cash and cash equivalents                                        $    74,297
Other current assets                                               7,009,601
Property and equipment                                               173,610
Other assets                                                          28,010
Goodwill                                                           3,831,534
Customer relationships (5 year life)                                 310,000
Current liabilities                                               (6,877,351)
Other liabilities                                                    (64,564)
                                                                 -----------

Total purchase price                                             $ 4,485,137
                                                                 ===========

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

The purchase price allocation was considered final as of December 31, 2005.

        Financing for the cash component of the acquisition was provided by a bank through an existing line of credit ("LOC") that was established as part of the acquisition of Incentra of CA. In connection with the financing, the LOC was amended to make PWI a co-borrower under the agreements and to modify certain financial covenants to accommodate the addition of PWI to the LOC. The LOC and related accrued interest were paid in full on July 5, 2005, in connection with the New Laurus Financing Agreement, as discussed in Note 9 (C) to these consolidated financial statements.

C) ACQUISITION OF MANAGEDSTORAGE INTERNATIONAL, INC.

        On August 18, 2004 (the "MSI Acquisition Date"), we acquired all of the outstanding capital stock of MSI. The acquisition of MSI by us was accounted for as a reverse merger because on a post-merger basis, the former MSI shareholders held, immediately following the acquisition on the MSI Acquisition Date, a majority of our outstanding common stock on a voting and diluted basis. As a result, MSI was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented herein include the financial statements of MSI for all periods prior to the MSI Acquisition Date and the financial statements of the consolidated companies from the MSI Acquisition Date forward. Historical share and per share amounts for periods prior to the MSI Acquisition Date have been retroactively restated to reflect the exchange ratio established in the transaction, in a manner similar to a reverse stock split, with the difference in par values being recorded as an offset to additional paid-in capital. The restated consolidated accumulated deficit of the accounting acquirer (MSI) has been carried forward after the MSI Acquisition. The MSI Acquisition was also accounted for as a step acquisition as it occurred in multiple steps over the period from July 31, 2002, when MSI sold to us its French subsidiary. After the acquisition of MSI, the former MSI shareholders beneficially owned approximately 64% of our outstanding common stock, after giving effect to the conversion of the Series A Preferred Stock.

        The MSI stockholders were issued 4,745,498 restricted shares of common stock and 2,466,971 restricted shares of the newly-designated, voting and non-dividend bearing Series A Redeemable Preferred Stock (the "Series A Preferred") of the Company in exchange for their ownership of MSI securities. The Series A Preferred shares are convertible into shares of common stock on a two-for-one basis. In connection with the Acquisition, the Company canceled 13,452,381 shares of outstanding Incentra common stock and warrants to purchase
3.5 million shares of Incentra common stock that were held by MSI prior to the Acquisition Date. MSI canceled $0.2 million in receivables owed to it from the Company. The Company also has outstanding warrants to purchase 202,740 shares of restricted common stock at a price per share of $.0003 and outstanding warrants to purchase 33,029 shares of Series A Preferred at a price per share of $10.35.

        There is no impact on the purchase price  allocation or in the financial
information   presented,   however,  the  determination  of  the  value  of  the
consideration issued to the former MSI shareholders was as follows:

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

a) Common shares issued - the valuation of the common was based upon the average closing price of the Company's common stock as posted on the OTC Bulletin Board for the three-day period prior to the closing date, the closing date and the three-day period after the closing date.

b) Series A Preferred - the issuance price of the preferred stock was fixed at $31.5 million. The preferred stock was recorded at its fair value at the Acquisition Date, which approximated on the value of the redeemable preferred stock of MSI exchanged in the Acquisition. The difference between the issue price and the fair value is being recorded as an accretion on the Series A Preferred stock and charged to net loss applicable to common shareholders over the term of the redemption period.

        The 4,745,498 common shares issued in the Acquisition was based on the following: each outstanding share of MSI's Series A Redeemable Preferred Stock was converted into 20 shares of common stock of the Company, and each outstanding share of MSI common stock was converted into 0.3089 shares of common stock of the Company. Each outstanding share of MSI's Series C Redeemable Preferred Stock was exchanged for 111.6242 shares of Series A Convertible Redeemable Preferred Stock. In addition, each outstanding option to purchase MSI common stock was converted into an option to purchase unregistered common stock of the Company, subject to certain adjustments to the exercise price and the number of shares issuable upon exercise of such options to reflect the exchange ratios in the Acquisition.

        Since the Acquisition was accounted for as a reverse merger, a determination of the purchase price was made based upon the estimated fair value of Front Porch at the time of the Acquisition. Accordingly, the total purchase price for the Company was determined to be approximately $17.5 million, for which the allocation is below.

              Cash and cash equivalents                   $    946,732
              Other current assets                           2,000,773
              Property and equipment                           193,637
              Restricted cash                                3,058,953
              Deferred tax asset                               400,000
              Other assets                                     920,357
              Intellectual property-DIVArchive software      6,600,000
              Intellectual property-customer base           10,039,785
              Current liabilities                           (3,732,031)
              Other liabilities                             (2,904,743)
                                                           -----------
                                                          $ 17,523,463
                                                           ===========

As of the Acquisition Date, the excess fair value over the net assets acquired totaled approximately $16.6 million. This excess was allocated to the Company's intellectual property, including its DIVArchive and Bitscream proprietary software and its customer base in the broadcast, media and entertainment industries. The amounts allocated to intellectual property for the Company's software and customer base are being amortized over 5 and 10-year periods, respectively. The weighted average amortization period is approximately 8 years.

        D) ASSET ACQUISITION

        In January 2003, MSI closed on an asset purchase agreement, whereby MSI purchased certain assets from Sanrise, Inc. ("Sanrise"), for $1,000,000 in cash and $2,000,000 in escrowed funds to be released over a 120-day period,

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

provided certain conditions in the contract were met. The asset purchase agreement contained an earn-out provision payable in cash and stock, payable upon meeting certain conditions.

        In September 2003, MSI settled an outstanding lawsuit with Sanrise for $156,667 in cash and 333 shares of New Series C. The payment in cash and shares was made in full satisfaction of the earn-out provision. In the settlement, Sanrise relinquished any and all right to further payment in connection with the asset acquisition of its DataVault business and MSI released all remaining escrow payments.

        The 333 shares of Series C redeemable preferred stock were repurchased from Sanrise on December 19, 2003 for $33,283 and such shares were retired.

        The total purchase price for the Sanrise assets (including direct costs of the acquisition) of $3,216,992 was allocated to the acquired intangible asset of acquired customer contracts and fixed assets based on their estimated fair market values.

E) PROFORMA RESULTS

        The following unaudited pro forma results of operations for the years ended December 31, 2005, 2004 and 2003 are presented to reflect the acquisitions described in (A) and (B) as if these acquisitions had occurred as of the beginning of 2004 and as if the acquisition described in (C) had occurred as of the beginning of 2003. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations that would have been reported by us had the acquisitions been completed as of the beginning of the periods presented, and should not be taken as representative of future consolidated results of operations or financial condition. All amounts except per share amounts in (000's):


                                                  2005       2004       2003
                                                  ----       ----       ----
  Revenues                                      $ 61,276   $ 56,518   $ 12,728
  Loss from continuing operations                (11,857)    (8,905)   (12,674)
  Loss from discontinued operations (1)               --         --     (3,711)
                                                ------------------------------

  Net loss applicable to common shareholders    $(16,741)  $(14,048)  $(20,511)
                                                ========   ========   ========

Net loss per share - basic and diluted,
  pro forma                                     $  (1.33)  $  (1.31)  $ (10.82)
                                                ========   ========   ========


(1) During 2003, Front Porch disposed of two business units: the DIVArchive Medical business unit and the Media Services business unit. The operating results of the two business units were accounted for as discontinued operations.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(5) PROPERTY AND EQUIPMENT

        Property and equipment consists of the following as of December 31, 2005 and 2004:

                                            DECEMBER 31,
                                          2005          2004
                                     ------------   ------------
Computer equipment                   $  4,865,823   $  5,844,721
Software                                1,591,440      3,519,284
Leasehold improvements                     63,246         65,343
Assets under construction                 114,886            -
Office furniture and equipment            631,135      1,764,550
                                     ------------   ------------
                                        7,266,530     11,193,898
Less accumulated depreciation          (5,036,329)    (8,741,080)
                                     ------------   ------------
                                     $  2,230,201   $  2,452,817
                                     ------------   ------------

        Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $1,557,068, $2,197,213 and 2,337,524, respectively.

        Included in property and equipment is equipment under capital lease with a cost of $1,512,476 and $1,334,427 and accumulated depreciation of $669,278 and 628,176 at December 31, 2005 and 2004, respectively.

(6) INTANGIBLE ASSETS

        Intangible assets consist of the following as of December 31, 2005 and 2004:

                                                             DECEMBER 31
                                                        2005            2004
                                                        ----            ----

Acquired customer base--FPDI
  (life of 10 years)                                $ 10,039,786   $ 10,039,785
Intellectual property--DIVArchive
  (life of 5 years)                                    6,600,000      6,600,000
Acquired customer base--MSI
  (life of 3 years)                                    2,599,714      2,599,714
Patents (life of 7 years)                                     -           2,885
Acquired customer relationships--
  Incentra of CA (life 5 years)                          540,000            -
Acquired customer relationships--
  PWI (life 5 years)                                     310,000            -
                                                    ------------   ------------
                                                      20,089,500     19,242,384
Less accumulated amortization                         (6,404,141)    (2,705,324)
                                                    ------------   ------------
Intangible assets, net                              $ 13,685,359   $ 16,537,060
                                                    ============   ============

        Amortization  expense for the years ended  December 31,  2005,  2004 and
2003  was   $3,867,068,   $1,776,473  and  $928,851,   respectively.   Estimated
amortization expense for each of the five succeeding years is as follows:

Year ending December 31:
        2006                         $ 2,515,030
        2007                           2,493,978
        2008                           2,493,978
        2009                           1,979,007
        2010                           1,032,978
        Thereafter                     3,170,388
                                     -----------
                                     $13,685,359
                                     ===========

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(7) ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2005 and 2004:

                                                      DECEMBER 31,
                                                 2005                 2004
                                                 ----                 ----

Wages, benefits and payroll taxes          $   2,687,296         $  1,202,677
Professional fees                                420,229              393,545
Customer deposits                                263,738                    -
Derivative liability                                   -              134,500
Accrued interest and penalties                         -              126,667
Taxes, other than income taxes                   632,074              662,244
Other accrued payables                         1,341,138              539,173
                                           -------------         ------------
                                           $   5,344,475         $  3,058,806
                                           =============         ============

(8) COMMITMENTS AND CONTINGENCIES

        We have employment agreements with certain executives that provide for up to one year of salary upon termination with the Company.

        We lease facilities and equipment under non-cancelable capital and operating leases. Rental expense relating to operating leases was $1,176,399, $536,192 and $492,901 for the years ended December 31, 2005, 2004 and 2003, respectively. Certain of the operating lease agreements have renewal provisions, which range from month-to-month to 24-month terms.

        A letter of credit was entered into as additional security for an operating lease due to our limited cash resources at the time the lease was signed. The agreement requires a letter of credit in decreasing amounts through the expiration of the lease on September 30, 2007. The letter of credit expires on April 1st of every year and is automatically extended without written amendment every year and would be used to pay rent on the Broomfield, Colorado facility if we were unable to make the monthly rent payments. At December 31, 2005 and 2004, the amount of the letter of credit was $80,956 and $80,048, respectively. The letter of credit is secured by restricted cash in the same amount.

Future minimum lease payments as of December 31, 2005 are as follows:

                                                Capital            Operating
                                                Leases              Leases
                                               ---------          -----------
Year ending December 31:
        2006                                   $ 853,936          $   706,781
        2007                                      28,035              538,251
        2008                                       7,314              184,823
        2009                                          --              113,038
        2010 and thereafter                           --              440,311
                                               ---------          -----------

Total minimum lease payments                     889,285          $ 1,983,204
                                               =========          ===========

Less amounts representing interest               (57,750)
                                               ---------

Present value of minimum lease payments        $ 831,535
                                               =========

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(9) NOTE PAYABLE, CAPITAL LEASES, AND OTHER LONG-TERM OBLIGATIONS

        The following is a summary of our long-term debt as of December 31, 2005 and 2004:

                                                 DECEMBER 31,
                                         2005                  2004
                                         ----                  ----

Senior secured convertible note$(A)   $  2,262,968            $  3,119,112
Capital leases (B)                         831,535                 516,013
Line of credit (C)                       5,513,244                       -
STAR Note (D)                            2,106,281                       -
Other obligations (E)                      656,545                 370,361
                                      ------------            ------------
                                        11,370,573               4,005,486
Less current portion                   (11,066,921)             (1,738,516)
                                      ------------            ------------

Long-term portion                     $    303,652            $  2,266,970
                                      ============            ============


(A) SENIOR SECURED CONVERTIBLE NOTE

        On the MSI Acquisition Date, liabilities assumed in the MSI Acquisition included the fair value of a convertible note. This convertible note originated on May 13, 2004, when we consummated a private placement pursuant to which we issued a secured convertible term note due May 13, 2007 in the principal amount of $5,000,000 (the "Laurus Note"), and we issued a common stock purchase warrant entitling the holder to purchase 443,500 shares of common stock (the "Laurus Warrant") at $4.80 per share. The Laurus Note and the Laurus Warrant were sold to Laurus Master Fund, Ltd. ("Laurus"), for a purchase price of $5,000,000. The principal and unpaid interest on the Laurus Note is convertible into shares of our common stock at a price of $3.00 per share, subject to adjustments for standard antidilution provisions.

        In connection with the issuance of the Laurus Note, we recorded the fair value of the Laurus Warrant as a debt discount in the amount of approximately $1.8 million based upon the Black-Scholes option-pricing model, resulting in an imputed interest rate of 37%. This discount is being amortized to earnings as additional interest expense over the term of the Laurus Note. Accordingly, we have recorded $500,096 and $209,317 of additional non-cash interest expense relating to the amortization of the discount for the years ended December 31, 2005 and 2004, respectively.

        In accordance with EITF 00-19, we initially accounted for the fair value of the Laurus Warrant as equity. As discussed below, in the fourth quarter of 2004, due to an October 2004 change in the Laurus Note conversion terms, our authorized and unissued shares available to settle the Laurus Warrant (after considering all other commitments that may require the issuance of stock during the maximum period the Laurus Warrant could remain outstanding) were

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

determined to be insufficient. As a result, we reassessed and reclassified the value of the Laurus Warrant to a liability at the reassessment date. However, as a result of the one-for-ten reverse stock split effected on June 9, 2005, there are now sufficient authorized and unissued common shares to settle the Laurus Warrant, and it is again included in equity at December 31, 2005. During the years ended December 31, 2005 and 2004, we recorded a gain of $390,280 and $0, respectively, on these contracts. The appropriateness of the classification of the Laurus Warrant is reassessed at each balance sheet date.

        The Laurus Note provides for monthly payments of interest at a rate per annum equal to the prime rate plus 1%, which is subject to reduction if the market price of our common stock exceeds certain designated thresholds. However, the rate cannot be less than 5% per annum. The Laurus Note also provides for monthly amortization of principal, which commenced on September 1, 2004, at the rate of $45,455 per month and increased to approximately $159,000 per month beginning in March 2005, with the balance payable on the maturity date. However, due to an event of default on the STAR Note (see Notes 4(A) and 17), all amounts due under the Laurus Note have been reclassified to current liabilities at December 31, 2005. Laurus has the option to receive shares of our common stock in lieu of debt service payments at a fixed price of $3.00 per share. The Laurus
Note is collateralized by a security interest in all of our assets. The Laurus Warrant entitles the holder to purchase, at any time through May 13, 2011, up to 443,500 shares of our common stock at a price of $4.80 per share, subject to standard antidilution adjustments.

        Pursuant to a Securities Purchase Agreement (the "Securities Purchase Agreement") with Laurus, for so long as 25% of the original principal amount of the Laurus Note is outstanding, we may not directly or indirectly declare or pay any dividends without the prior written consent of Laurus. The Securities Purchase Agreement also requires the written consent of Laurus in connection with any liquidation, material reorganization or issuance of certain additional indebtedness of the Company.

        On October 26, 2004, we entered into an Amendment and Waiver (the "Amendment and Waiver") with Laurus that amended the Securities Purchase Agreement and certain other documents and waived certain events of default under certain of such loan documents. Pursuant to the Amendment and Waiver, the parties agreed to reduce the "Fixed Conversion Price" set forth in the Laurus Note from $5.00 to $3.00 per share and to amend the Master Security Agreement to provide for a "Lockbox Deposit Account" to be maintained by us and our subsidiaries under the Master Security Agreement. Lockbox remittances do not automatically reduce the debt outstanding unless an event of default has occurred. Laurus further agreed to (i) release to us approximately $3 million, which represented all funds then remaining in a restricted account (less outstanding accrued interest and fees); (ii) postpone until the maturity date of the Laurus Note the monthly principal payable by us under the Laurus Note from November 1, 2004 through February 1, 2005; (iii) waive certain events of default, and all fees and default interest rates applicable to such events of default; (iv) extend the time for our subsidiaries to be joined as a party to the Master Security Agreement; (v) waive all fees and default interest arising from our failure to pay the liquidated damages set forth in the Registration Rights Agreement and further waive any liquidated damages due and payable to Laurus by us.

        In consideration of the waivers, we issued a seven-year warrant to Laurus to purchase 50,000 shares of our common stock with an exercise price of

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

$5.00 per share. We further agreed to register under the Securities Act the resale of the shares of common stock issuable upon exercise of the new warrant and the additional shares of our common stock issuable to Laurus upon conversion of the Laurus Note due to the adjustment of the Fixed Conversion Price. We valued the additional warrant at $89,000, which represents the total liquidated damages waived by Laurus as a result of the Amendment and Waiver. We recorded this amount as a liability and additional interest expense during the quarter ended December 31, 2004. In connection with the reverse stock split discussed above, the fair value of the additional warrant was reclassified to additional paid-in capital on June 9, 2005. On February 17, 2005, we entered into an Amendment and Waiver (the "Second Amendment and Waiver") with Laurus that waived certain events of default under the Registration Rights Agreement (as amended on October 25, 2004) and the Laurus Note. Pursuant to the Second Amendment and Waiver, Laurus agreed to waive all fees and default interest arising from our failure to pay the liquidated damages set forth in the Registration Rights Agreement and to waive any liquidated damages due and payable to Laurus in connection with our failure to maintain the effectiveness of the Registration Statement.

        On February 18, 2005, we entered into a Waiver and Subordination Agreement with Laurus (the "Laurus Subordination"). The Laurus Subordination waived our obligation under the Securities Purchase Agreement to cause Incentra of CA to become a party to the Master Security Agreement. Pursuant to the Laurus Subordination, Laurus also agreed to subordinate to a lender its security interest in the accounts receivable and other rights to payments, general intangibles, equipment and inventory of Incentra of CA.

        On February 18, 2005, in satisfaction of $375,000 of liquidated damages to be incurred due to our failure to maintain the effectiveness of the registration statement, we issued to Laurus an immediately exercisable seven-year warrant to purchase 362,500 shares of common stock at an exercise price of $2.60 per share (the "Additional Warrant") and further agreed to register under the Securities Act the resale of the shares of common stock issuable upon exercise of the Additional Warrant. The Additional Warrant was valued at $375,000 and was recorded as a liability on the issuance date. We amended our registration statement on April 14, 2005 to include the shares issuable upon exercise of the additional warrant and such registration statement was declared effective by the Securities and Exchange Commission on April 25, 2005. As a result, we expensed $300,000 for the liquidated damages. In connection with the reverse stock split discussed above, the fair value of this additional warrant was reclassified to additional paid-in capital on June 9, 2005.

        During the year ended December 31, 2005, we agreed to five amendments with Laurus to the Laurus Note pursuant to which $884,903 of principal was converted to our common stock on or after April 28, 2005. The conversion price for each amendment was $1.48, $1.40, $1.52, $1.30 and $1.30, respectively, following each amendment. During the year ended December 31, 2005, Laurus converted this $884,903 under the Laurus Note into 716,669 shares of our common stock. The conversion was deemed beneficial, and, as a result, additional interest expense of $226,000 was recorded during the year ended December 31, 2005.

        See Note 18 for subsequent changes to the senior credit facility with Laurus effective February 6, 2006.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(B) CAPITAL LEASES

        On November 20, 2003, we entered into a capital lease line of credit agreement (the "Lease Line") for $1,500,000 with a third-party lender. The term of the agreement was for term leases ranging from 12 to 18 months. The interest rate on the Lease Line ranges from 10.514% per annum to 10.731% per annum. As of December 31, 2005 and 2004, we had drawn $1,470,507 on the Lease Line and $29,493 of the Lease Line expired unused. The original borrowing under the Lease Line was repaid in full on October 1, 2005.

        On March 2, 2005, we entered into an amendment to the Lease Line. Under this amendment, we could draw an additional $500,000 (the "New Credit Facility") for equipment purchases through June 30, 2005 of which we used $497,667. The amendment also grants us a call option to purchase equipment from the lessor. With respect to $2,333 of the New Credit Facility amount that was unfunded on June 30, 2005, we paid the lessor 5% of such unfunded amount upon demand by the lessor. The term of the agreement is for 15 months with an interest rate of 14.96% per annum. The New Credit Facility is to be repaid in monthly principal and interest installments through September 2006. The unpaid balance at December 31, 2005 was $278,207.

        On September 11, 2005, we entered into Amendment No. 2 to the Lease Line. Under this amendment, we may draw an additional $1,000,000 (the "Amended Credit Facility") for equipment purchases through December 31, 2005. The amendment also grants us a call option to purchase equipment from the lessor. The terms of the agreement are for lease terms of 12-15 months with interest rates ranging from 14.964% to 15%. The Amended Credit Facility is to be repaid in monthly principal and interest installments through September 2006. During the year ended December 31, 2005, we have drawn $546,527 on the lease line. The unpaid balance at December 31, 2005 was $465,564.

        On September 11, 2005, we also entered into Amendment No. 1 (the "Warrant Amendment") to amend 6,954 warrants held by the lessor, that were issued in connection with the original Lease Line. The Lease Line Warrant Amendment reduced the exercise price of warrants issued to the lessor with the original Lease Line from $10.35 per warrant to $6.02 per warrant. The impact of the re-pricing of the warrants on the consolidated financial statements was not material.

(C) LINE OF CREDIT

        On February 18, 2005, Incentra of CA obtained a revolving line of credit from Wells Fargo Bank, N.A. that provided for borrowings, from time to time until March 1, 2007, of up to $5,000,000. The LOC Note was repaid in full on July 5, 2005 in connection with the financing, discussed below.

        On June 30, 2005, we entered into a Security Agreement with Laurus pursuant to which Laurus provided us a $9 million revolving, convertible credit facility (the "2005 Facility"). The term of the 2005 Facility was three years. In connection with the 2005 Facility, we executed in favor of Laurus a $9 million Secured Revolving Note (the "Revolver Note"). Borrowings under the 2005 Facility accrue interest at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal) plus 1%, which is subject to reduction if the market price of our common stock exceeds certain designated thresholds. Pursuant to the 2005 Facility, the minimum initial amount available to us, until December 31, 2005, was $6.0 million. Thereafter, the

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

maximum principal amount of all borrowings under the 2005 Facility cannot exceed 90% of the combined eligible accounts receivable of PWI and Incentra of CA. At December 31, 2005, the outstanding principal balance on the 2005 Facility was $5.5 million, net of debt discount of $0.5 million.

        Pursuant to the Revolver Note, Laurus has the option to convert borrowings under the 2005 Facility into shares of our common stock. The first $3 million of borrowings are convertible into shares of our common stock registered under the Securities Act of 1933, as amended (the "Act"), at a fixed conversion price of $2.05 (as adjusted for dilutive issuances, stock splits, stock dividends and the like, "as adjusted"). The second $3 million of borrowings are convertible into unregistered shares of our common stock at a fixed conversion price of $2.56, as adjusted. The last $3 million of borrowings are convertible into unregistered shares of our common stock at a fixed conversion price of $2.99. Each conversion is subject to adjustment for standard antidilution provisions.

        On July 5, 2005, we requested, and Laurus agreed to lend, an initial draw under the 2005 Facility of $6.0 million, of which approximately $4.4 million was used to extinguish, in full, our indebtedness to Wells Fargo Bank, N.A. and the balance of the initial draw, less expenses of the 2005 Facility, was used for general corporate and working capital purposes.

        Borrowings under the 2005 Facility are collateralized by a security interest in substantially all of our assets, including a pledge to Laurus of all of the outstanding capital stock of PWI and Incentra of CA. Repayment of borrowings under the 2005 Facility is guaranteed by PWI and Incentra of CA pursuant to a Subsidiary Guaranty in favor of Laurus.

        In connection with the financing, we issued Laurus a warrant that entitles Laurus to purchase, at any time through June 30, 2012, up to 400,000 shares of our common stock at a price of $2.63 per share, subject to adjustment for standard antidilution provisions (the "2005 Warrant"). The value of the warrant was determined, using the Black-Scholes model, to be $0.6 million and is recorded as a debt discount at September 30, 2005. The discount is being amortized to earnings as additional interest expense over the term of the 2005 Facility.

        In connection with the 2005 Facility, we paid Laurus approximately $359,000, comprised of a facility fee of $324,000 (representing an annual fee equal to 1.2% of the 2005 Facility payable in advance at closing) and reimbursement of $35,000 of Laurus' expenses, of which $344,000 were recorded as deferred financing costs. The deferred financing costs will be amortized to interest expense over the life of the 2005 Facility.

        The LOC Note was repaid in full in February 2006 in connection with the New Laurus LOC financing, discussed in Note 18.

(D) STAR NOTE

        Pursuant  to  the  STAR  Merger   Agreement,   we  issued  an  unsecured
convertible promissory note for $2,500,000 as more fully described in Note 4(A) and in Note 17.

(E) OTHER OBLIGATIONS

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        At December 31, 2005 and 2004, we have $656,545 and $370,361, respectively, in other long-term obligations related to contracts with vendors and certain consulting agreements.

Aggregate annual maturities of long-term debt at December 31, 2005 are as follows:

       Senior Secured
        Convertible Note,     Capital     Line of        Star            Other
        Net of Discount (1)   Leases     Credit (1)     Note (1)    Obligations
        -------------------   ------     ----------     -------     -----------

2006      $2,262,968          $797,867    $5,513,244   $2,106,281     $386,561
2007                            26,569                                 202,567
2008                             7,099                                  67,417
          ----------          --------    ----------   ----------     --------

          $2,262,968          $831,535    $5,513,244   $2,106,281     $656,545
          ==========          ========    ==========   ==========     ========

(1) As a result of the events of default, these balances have been reported as current obligations regardless of stated maturity dates.


(10) RECAPITALIZATION AND STOCK PURCHASE AGREEMENTS

        In January 2003 and May 2003, MSI entered into a securities purchase agreement with certain existing investors and new investors. Pursuant to this agreement, we issued 22,104 shares of Series C mandatorily redeemable preferred stock ("New Series C") and 1,939,237 shares of Class A common stock. In connection with this securities sale, we also issued warrants for the purchase of 270 shares of New Series C and 20,274 shares of Class A common stock. The warrants for the purchase of the New Series C and the Class A common stock were exercisable for $1,000 and $.003, respectively, for a period of 5 years from the date of the securities purchase agreement. The New Series C was converted into shares of our Series A convertible preferred stock at the date of the MSI acquisition. The Class A common stock was converted into our common stock at the date of the MSI acquisition.

        Proceeds and cost of the sale of the Class A common stock and the New Series C were allocated to each class of stock based on relative fair values on the date of the financing. The New Series C was nonvoting, had a par value of $0.01 per share, accrued a dividend of $100 per share per annum, had a $1,000 per share liquidation preference, and was redeemable January 9, 2008. The purchase price of the New Series C was $800 per share. The Series C proceeds were $17,704,628 and consisted of cash of $12,858,817 and the conversion of a note payable with a $4,760,000 principal amount and $85,811 of related interest. Cash costs of the financing were $626,113 and non-cash cost of financing were warrants with an estimated value of $126,637.

        The purchase price of the Class A common stock was $3.24 per share. A total of 1,668,177 shares of the Class A common stock were issued for total proceeds consisting of $3,214,704 cash and the conversion of a note payable with a $1,190,000 principal amount and $21,453 of related interest. The remaining 271,060 shares of Class A common stock were issued as an inducement to convert the notes payable. Interest expense in the amount of $877,500 was recorded in connection with the conversion based on an estimated fair value of the common stock of $3.24 per share.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(11) MANDATORILY AND CONVERTIBLE REDEEMABLE PREFERRED STOCK AND COMMON STOCK

        The Company's authorized capital stock at December 31, 2005 and 2004 consists of the following:

(A) PREFERRED STOCK

PREFERRED STOCK

        We have authorized 2,500,000 shares of preferred stock, nonvoting, par value $.001. As of the date of this report, none of the shares are issued or outstanding.

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

        In connection with the MSI acquisition, we designated 2.5 million authorized shares of preferred stock as Series A Preferred shares and issued 2,466,971 of such shares. Warrants are outstanding for the purchase of 26,075 Series A Preferred shares at a purchase price of $10.35 per share and 6,954
Series A Preferred shares at a purchase price of $6.02 per share, per the Amendment described below.

        The Series A Preferred shares are convertible at any time upon written notice to us into shares of common stock on a two-for-one basis. So long as at least 500,000 originally issued shares of Series A Preferred are outstanding, the holders of Series A Preferred shares have the right to appoint three directors to our Board of Directors. As a result, our Board of Directors has been expanded to seven members to accommodate these three directors. On or after August 16, 2008, the holders of at least 80% of the Series A Preferred shares may elect to have us redeem the Series A Preferred for a price equal to the greater of (i) the original issue price of $12.60 per share ($31.5 million in the aggregate) plus accrued dividends, to the extent dividends are declared by us, or (ii) the fair market value of the number of shares of common stock into which such shares of Series A Preferred are convertible. Other material terms of the Series A Preferred shares include a preference upon liquidation or dissolution of our company, weighted-average anti-dilution protection and pre-emptive rights with respect to subsequent issuances of securities by us (subject to certain exceptions).

(B) COMMON STOCK

        At December 31, 2005, we had 13,326,810 shares issued and outstanding. At December 31, 2004, we had 10,649,362 shares issued, 10,505,998 shares outstanding and 143,364 shares in treasury.

(C) THE COMPANY'S  AUTHORIZED CAPITAL STOCK AT DECEMBER 31, 2003 CONSISTS OF THE
FOLLOWING:

MANDATORILY REDEEMABLE PREFERRED STOCK

        Prior to the MSI Acquisition, we had issued three classes of mandatorily redeemable preferred stock: Series A mandatorily redeemable preferred stock (New Series A), Series B mandatorily redeemable, convertible preferred stock (New Series B), and New Series C. As of the MSI Acquisition date, New Series A and New Series B were converted into common stock and New Series C was converted into Series A Convertible Redeemable Preferred Stock.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK

        We authorized and issued 50,000 shares of New Series A as part of the Recapitalization. New Series A did not have voting rights and the holders were not entitled to receive dividends on the shares. However, on January 11, 2007, the fifth anniversary of the issuance of the stock, a cumulative dividend of $10.00 (adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) per share per year may have been paid, if approved by the board of directors. After January 11, 2007, dividends would have accrued daily in arrears and be compounded annually, whether or not such dividends were declared by the board of directors or paid. This cumulative dividend was subordinate to dividends paid on the New Series B and New Series C.

SERIES B MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

        We had authorized and issued 650,000 shares of New Series B as part of the Recapitalization. Each share of New Series B had voting privileges equal to the number of shares of Class A common stock into which such share of New Series B would have converted pursuant to the conversion terms of the agreement. The New Series B accrued a dividend of $0.923077 per share per year (adjusted for subsequent stock cumulative dividends, stock splits, combinations, recapitalizations or the like with respect to such share).

SERIES C MANDATORILY REDEEMABLE PREFERRED STOCK

        We had  authorized  24,500 shares and issued 22,104 shares of New Series
C. The holders of New Series C were not entitled to vote on any matters except as provided in the covenants or to the extent otherwise required under the Delaware General Corporation Law. The holders of outstanding shares of New Series C would have been entitled to receive cumulative dividends at the rate of $100 per share of New Series C per year (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share.

        SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", (SFAS 150) was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was generally effective for financial instruments entered into or modified after May 31, 2003. Our New Series C preferred stock was mandatorily redeemable on January 9, 2008, (the redemption amount was estimated to be $33,156,000, representing $1,000 per share plus five years of dividends at $100 per share per year), and therefore was considered a liability under the provisions of SFAS 150. Accordingly, on July 1, 2003, the carrying amount of the New Series C, which approximated its fair value, was reclassified from the "mezzanine" section of the balance sheet to the liability section. There was no gain or loss recorded upon the adoption of SFAS 150. From July 1, 2003, the Company recorded noncash interest expense of $1,262,508, reflecting an effective interest rate on this security of 13.477%. The Company recorded future interest charges related to the New Series C until it was exchanged for Series A Convertible Reedeemable Preferred Stock.

        At December 31, 2003, there were cumulative New Series B dividends of $1,181,918 and New Series C dividends of $1,047,669.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

(12) EMPLOYEE STOCK OPTION PLANS

        We currently have two employee stock option plans - one plan that was originally established under MSI, and one that was originally established under Front Porch Digital, Inc. ("Incentra Option Plan"). As of the date of the MSI acquisition, we adopted the Incentra Option Plan. In connection with the MSI acquisition, no additional grants will be made under the MSI Plan, however, outstanding stock options issued pursuant to the MSI Plan may be exercised for unregistered common shares.

EMPLOYEE EQUITY INCENTIVE PLANS

        The Incentra Option Plan provides for the granting of options to key employees, officers and certain individuals to purchase shares of the Company's common stock. We currently have reserved 2,262,500 shares of common stock for issuance under the Incentra Option Plan. The Incentra Option Plan has a term of ten years and provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, stock appreciation rights and restricted stock awards. The Incentra Option Plan is administered by our Board of Directors. The exercise price of non-statutory stock options may be equal to or more or less than 100 percent (100%) of the fair market value of shares of common stock on the date of grant. The exercise price for incentive stock options may not be less than 100 percent (100%) of the fair market value of shares of common stock on the date of the grant (110 percent (110%) of fair market value in the case of incentive stock options granted to employees who hold more than ten percent (10%) of the voting power of the issued and outstanding shares of common stock).

        Options granted under the Incentra Option Plan may not have a term of more than a ten-year period (five years in the case of incentive stock options granted to employees who hold more than ten percent (10%) of the voting power of the Company's common stock) and generally vest over a three-year period. Options generally terminate three months after the termination of employment for any reason other than death, disability or retirement, and are not transferable by the employee other than by will or the laws of descent and distribution.

        We have granted nonqualified stock options to certain employees with an exercise price below market at the date of grant. The options vest immediately or contain accelerated vesting, or vest over three yeas beginning on the first anniversary of the grant date, and are exercisable for a period of three to ten years. We have also granted nonqualified stock options to certain directors and consultants. These options have been granted with an exercise price at or below market at the date of the grant, vest immediately, and are exercisable for a period of not more than ten years.

        The Incentra Option Plan also provides for grants of stock appreciation rights ("SARs"), which entitle a participant to receive a cash payment, equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of SAR. The exercise price of any SAR granted under the Incentra Option Plan will be determined by the Board of Directors at its discretion at the time of the grant. SARs granted under the Incentra Option Plan may not be exercisable for more than a ten-year period.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

SARs generally terminate one month after the termination of the grantee's employment for any reason other than death, disability or retirement. Although our Board of Directors has the authority to grant SARs, they have not granted, and do not have any present plans to grant SARs.

        Restricted stock awards, which are grants of shares of common stock that are subject to a restricted period during which such shares may not be sold, assigned, transferred, made subject to a gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, may also be made under the Incentra Option Plan. At this time, our Board of Directors has not granted, and does not have any plans to grant, restricted shares of common stock.

A summary of all activity in the Incentra Option Plan is as follows:

                                                                     Weighted
                                                         Number      average
                                                      of options  exercise price
                                                      ----------  --------------

Balance, January 1, 2004                                  262,371       $ 6.20
Granted                                                 1,584,966         2.70
Exercised                                                 (10,000)        2.80
Forfeited                                                  (8,277)        3.30
                                                        ---------       ------

Balance, December 31, 2004                              1,829,060         3.20
Granted                                                   456,450         1.62
Exercised                                                    --
Forfeited                                                 (68,494)       2.25
                                                        ---------       ------

Balance, December 31, 2005                              2,217,016       $ 2.92
                                                        =========       ======


                         Outstanding Options              Exercisable Options
                  ---------------------------------    ------------------------
                  Weighted
                  average
                 remaining                  Shares                    Weighted
                  shares     Weighted       average      Shares        average
     Exercise     under     contractual    exercise    currently      exercise
       price      option    life (years)     price     exercisable      price
       -----      -------  -------------   --------    -----------   ----------

$ 1.21 - 13.90  2,188,516       8.6         $ 2.52        808,992       $ 2.69
 20.00 - 29.00     11,000       3.4          24.06         11,000        24.06
         40.00     17,500       0.6          40.00         17,500        40.00
                   ------                                 ------

                2,217,016      8.5            2.92        837,492         3.75
                =========                                 =======

ManagedStorage International, Inc.--2000 Stock Option and Grant Plan

        Prior to the MSI acquisition, MSI adopted and administered its 2000 Stock Option and Grant Plan (the "MSI Plan") for its employees, directors, consultants and other key persons. In connection with the MSI acquisition, no additional grants will be made under the MSI Plan; however, outstanding stock options issued pursuant to the MSI Plan may be exercised for unregistered common shares. As provided in the MSI acquisition agreement, upon the exercise of any outstanding options issued under the MSI Plan, we will issue 0.3089

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

shares of common stock for each share of MSI common stock that would have been issuable upon the exercise of such options.

        The maximum number of shares of unregistered common stock available for issuance to eligible employees, consultants, and directors of the Company under the MSI Plan pursuant to options previously granted is 216,536 at December 31, 2005. Options to purchase our unregistered common stock are exercisable at a price as determined by the board of directors at the time the options were granted. Under the terms of the MSI Plan, the exercise prices for incentive stock options granted shall not be less than 100% of the fair market value of the unregistered common stock or our common stock at the date of grant, or if a participant owns more than 10% of the Company, the option price may not be less than 110% of the fair market value of the unregistered common stock or common stock. No incentive stock options may be exercised more than 10 years from the date of grant, or when an employee owns more than 10% of the Company, the incentive stock options may not be exercised more than five years from the date of grant. Options generally vested over a four-year period, 25% per year, commencing on the one-year anniversary of the grant and/or the employee hire date. Unless terminated or otherwise canceled under the MSI Plan provisions, the contractual life of all such options is no greater than ten years.

        During 2003, a total of 217,984 stock options were granted (net of cancellations) with exercise prices less than the estimated fair value of the underlying common stock resulting in total deferred compensation expense to be recognized ratably over the vesting period of $635,111 of which $114,523, $199,686 and $290,436 was recognized during 2005, 2004 and 2003, respectively.

        During 2002, a total of 2,142 shares of restricted stock were purchased by employees for prices less than their estimated fair value, resulting in $35,447 of compensation expense which will be recognized over the vesting period, of which $8,860 and $17,982 was recognized through December 31, 2004 and 2003, respectively.

        Options which were granted during 2000 and 2001 vest over a four-year period, 25% commencing on the one-year anniversary date of the grant and 6.25% each three-month period thereafter. All 2000 and 2001 options were cancelled in 2002. The cancelled options were replaced with 436 options and 364 shares of restricted stock. The replacement options and restricted stock are subject to the variable accounting rules under FIN 44. The option exercise price on the replacement options was $16.20 per share, which exceeded the fair value of the Company's common stock as of December 31, 2003.

        The purchase price on the replacement restricted stock was $0.16 and the estimated fair value of the underlying common stock on December 31, 2003 was $3.237. On December 31, 2003, 266 shares of the replacement-restricted stock were vested and $818 cumulative compensation expense had been recognized.


A summary of all activity in the MSI Plan is as follows:

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

                              Number of      Weighted Average
                               Options        Exercise Price
                              -------------------------------
Balance at January 1, 2003          201          $ 16.20
   Granted                      249,589            0.30
   Exercised                     (1,539)           0.50
   Forfeited                    (19,045)           0.50
                                -------
Balance at December 31, 2003    229,206            0.50
   Granted                       22,225            3.20
   Exercised                     (3,947)           3.33
   Forfeited                    (27,883)           2.80
                                -------
Balance at December 31, 2004    219,601            0.50
   Granted                         -
   Exercised                       (454)           0.30
   Forfeited                     (2,611)           0.26
                                 -------
Balance at December 31, 2005    216,536          $ 0.43
                                =======          ======

                 Outstanding Options                     Exercisable Options
        --------------------------------------       ---------------------------
           Weighted
           average                     Shares                          Weighted
          remaining     Weighted      average             Shares       average
Exercise  shares under  contractual   exercise           currently     exercise
 price     option      life (years)    price           exercisable      price
--------  ------------ -----------    --------       ------------      --------

 $ 0.30        207,146       7.12      $ 0.30            154,865         $ 0.30
   3.20          9,359       8.12        3.20              5,382           3.20
  16.20             31       6.31       16.20                 31          16.20
        ---------------                              ------------

               216,536       7.16        0.43            160,278           0.40
        ===============                              ============


(13) WARRANTS

        In determining the fair value of warrants granted in 2005 and 2004, we utilized the Black-Scholes valuation model with the following weighted average assumptions: dividend yield of 0%, risk free interest rate of 1.16%, expected volatility of 143%, and expected lives of five to seven years.

At December 31, 2005, we had the following warrants outstanding for the purchase of our common stock:

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

                                                                  Number of    Exercise
              Description                  Expiration Date    Shares Issuable    Price
              -----------                  ---------------    ---------------  ---------
Issued to original Front Porch
  Shareholders                            March 31, 2007            30,000      $  6.50
Issued to note holder                     December 31, 2007         22,500      $  1.00
Issued to Equity Pier in exchange for
  consulting services (Note 15)           February 28, 2006        332,470      $ 20.00
Issued to noteholder                      May 1, 2008               10,000      $  1.00
Issued to noteholder                      May 1, 2008               50,000      $  1.00
Issued in connection with debt issuance   May 13,2011              517,850      $  4.80
Issued to Laurus in exchange for
  liquidated damages                      October 25, 2011          50,000      $  5.00
Issued in exchange for services in
  financing transaction                   January 10, 2008          20,274      $ 0.003
Issued to Laurus in exchange for
  liquidated damages                      February 17, 2012        362,500      $  2.60
Issued to Laurus in connection with
  debt issuance                           June 30, 2012            400,000      $  2.63

                                                              -------------
Total warrants outstanding                                       1,795,594
                                                              =============

        At December 31, 2005, we had the following warrants outstanding for the purchase of our Series A Convertible Preferred Stock:

                                                           Number of
                                         Expiration          Shares     Exercise
          Description                        Date           Issuable     price
          -----------                    ----------        ---------    --------
Issued to lease holder in connection
  with equipment lease facility            November 20, 2010    6,954      $6.02
Issued in exchange for services in
  financing transaction                    January 10, 2008    26,075     $10.35
                                                            ---------
Total warrants outstanding                                    33,029
                                                            =========

(14) EMPLOYEE CONTRIBUTION PLAN

        We sponsor a 401(k) Savings Plan (the Plan). The Plan is a defined contribution plan for all of our regular domestic employees who have attained at least 18 years of age. Employees who meet these requirements may become a participant in the Plan on the first day of the following month after meeting the eligibility requirements.

        Participants may elect to make contributions ranging from 1% to 60% of their eligible compensation, subject to limitations based on provisions of the tax law. We may make a discretionary pretax matching contribution. The amount would be equal to a percentage determined annually by a Board of Directors' resolution. To date, no matching contributions have been made.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003

        Employee contributions are 100% vested. Contributions made by the company, when made, will be subject to the following vesting schedule: Up to one year of service, 40% vested; two years of service, 80% vested; three or more years of service, 100% vested.

(15) RELATED-PARTY TRANSACTIONS

        Our Chairman of the Board and Chief Executive Officer (the "CEO") is the founder and managing partner of Equity Pier LLC ("Equity Pier"). During 2004 and 2003, we incurred liabilities to Equity Pier totaling $6,866 and $153,320, respectively, primarily related to the reimbursement of travel and business expenses incurred by the CEO and other executives. In addition, we leased office space from Equity Pier in 2005, 2004, and 2003. Total costs incurred under the leasing arrangement and associated expenses (utilities, supplies and insurance) amounted to $190,178, $84,529, and $180,232, in 2005, 2004 and 2003,
respectively. During 2004 and 2003, we paid consulting fees and other reimbursable expenses to shareholders of Equity Pier, excluding salaries paid to shareholders of Equity Pier in their capacity as employees of MSI, of $18,613 and $37,603, respectively.

        During 2004, a director of our company entered into a consulting agreement with our company to provide consulting services in the broadcast industry. The agreement began on June 1, 2004 and expired on May 31, 2005. The agreement required monthly payments of $2,500 plus expenses. During 2005 and 2004, we paid the director $13,274 and $18,711, respectively, in consulting fees and expenses.


(16) INCOME TAXES

        The domestic and foreign components of loss before income taxes for the years ended December 31, 2005, 2004 and 2003 are as follows:

                       2005              2004             2003
                       ----              ----             ----

      Domestic     $(15,123,970)     $(11,343,294     $(10,991,371)
      Foreign        1,367,447          1,305,000                -
                   ------------      ------------     ------------

                   $(13,756,523)     $(10,038,294     $(10,991,371)
                   ============      ============     ============

        We account for income taxes in accordance with Statement of Financial Standard No. 109 "Accounting For Income Taxes" (SFAS 109). Under the provisions of SFAS 109, a deferred tax liability or asset (net of a valuation allowance) is provided for in the financial statements by applying the provisions of applicable laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

        The income tax provisions of $469,034 and $400,000 for the year ended December 31, 2005 and December 31, 2004, respectively, consisted solely of deferred, foreign income tax expense, related to our French subsidiary. During the first three quarters of 2005, we recorded foreign income tax expense of $1.1 million

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


based on the earnings of our French subsidiary. In the fourth quarter of 2005, we executed a license agreement for the sale of DIVArchive products owned by us and sold to our French subsidiary with an effective date for payment of the royalty for 2005 as of January 1, 2005. As a result of recording the cross charge for royalties in the fourth quarter, earnings of the subsidiary decreased, resulting in a fourth quarter reduction in deferred income tax expense of $587,216.

        The reconciliation between the federal statutory tax rate and our effective tax rate on loss for 2005, 2004 and 2003 is as follows:
                                                      2005      2004      2003
                                                      ----      ----      ----

Expected tax benefit of federal statutory tax rate   (35.0%)   (34.0%)   (35.0%)
Increase (reduction) resulting from:
State tax--net of federal tax benefit                 (2.4%)    (4.4%)    (4.1%)
Effect of permanent differences                       17.7%     10.3%      5.1%
Foreign taxes                                          0.1%      4.0%
Other                                                   -         -        2.5%
Change in valuation allowance                         23.0%     28.1%     31.5%
                                                     ------    ------     ------

Actual income tax expense                              3.4%      4.0%      0.0%
                                                     ======    ======     ======

        At December 31, 2005, approximately $95.9 million of federal and $80.1 million of state net operating loss carryforwards were available to offset future taxable income through the year 2025. These net operating loss carryforwards begin to expire in 2011. At December 31, 2005, the Company had foreign loss carryforwards of approximately $14.8 million with no expiration date.

        The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a change in ownership as described in Section 382 of the Internal Revenue Code. As a result of a private placement in 2003 and a reverse acquisition in 2004, we believe that there are substantial limitations on the utilization of its net operating loss carry forwards. We have not prepared an analysis to determine if a change of ownership occurred or the effect on the utilization of the loss and credit carryforwards.

        Significant components of our deferred tax assets and liabilities for federal and state income taxes consist of the following as of December 31, 2005 and 2004:

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


                                                            2005             2004
                                                            ----             ----
Deferred tax assets:
 Accrued liabilities and other                          $  1,003,248     $    516,583
 Property and equipment                                      317,075          630,916
 Loss carryforwards                                       43,369,422       35,037,283
                                                        ------------     ------------

  Deferred tax assets                                     44,689,745       36,184,782

Deferred tax liabilities:
  Intangible assets--Front Porch Digital Acquisition      (5,011,325)      (5,528,725)
  Unremitted earnings of French subsidiary                (1,357,960)      (1,357,960)
                                                        ------------     ------------

  Deferred tax liabilities                                (6,369,285)      (6,886,685)

Net deferred tax assets                                   38,320,460       29,298,097
Valuation allowance                                      (38,320,460)     (29,298,097)
                                                        ------------     ------------

Net deferred tax assets                                 $          -      $         -
                                                        ============     ============

        Management has recorded a valuation allowance against the entire net deferred tax asset, as management does not consider the realization of this asset to be more likely than not.

        In addition, any tax benefits recognized in future periods for deferred tax assets of MSI allowed for at the date of the Acquisition, are to be first applied to reduce to zero, intangible assets related to the Acquisition. U.S. income taxes were not provided for on undistributed earnings of non-U.S. subsidiaries as we intend to reinvest these earnings indefinitely in operations outside the United States.

(17) INCENTRA OF CA NOTE DEFAULT AND ARBITRATION

        We are engaged in the early stages of an arbitration proceeding to resolve a dispute with one of our creditors that, if resolved unfavorably, would have a material adverse affect on our liquidity and financial condition.

        In connection with our acquisition of Incentra of CA in February 2005, we issued to the principal stockholder of Incentra of CA a promissory note (the "STAR Note") in the principal amount of $2.5 million that is payable in ten installments and matures on August 1, 2007. The STAR Note provides that all unpaid principal and accrued interest shall, at the option of the holder and without notice, become immediately due and payable upon the occurrence of an event of default (as defined in the STAR Note). Such events of default include the occurrence of any of the following events: (i) failure to pay within ten
(10) days after the applicable due date any amounts payable under the STAR Note,
(ii) an assignment for the benefit of creditors, or (iii) failure to perform any material covenant under the STAR Merger Agreement, the registration rights agreement or the consulting agreement described below or any other material agreement between us and the seller. Principal amounts not paid when due (subject to applicable cure periods) bear interest at the rate of twelve percent (12%) per annum.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


        On August 1, 2005, we elected not to make a scheduled payment due under the STAR Note after we identified significant required post-closing adjustments to the purchase price for the assets of STAR and, consequently, the principal amount of the STAR Note. On August 16, 2005, we received a demand for arbitration from legal counsel of the principal stockholder. As of the balance sheet date, we have reclassified approximately $1.3 million of the debt to current liabilities based on the default. We have been accruing interest at the 12% default rate since August 11, 2005.

        In the event the dispute is not resolved in a mediation and the parties proceed to arbitration, the full outstanding balance of the STAR Note could be accelerated if the arbitrator does not rule in our favor in such proceeding. As of the balance sheet date, the entire principal balance of $2.4 million ($2.1 million net of discount) on the STAR Note is classified as current. Management does not believe the debt will be paid in one year from the balance sheet date, however, the reclassification on the balance sheet was made as the debt is now callable.

        We do not have the cash available to pay such amount and, in such event, we would require additional financing to meet our obligation. There can be no assurance that we would be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

        The event of default on the STAR Note created an event of default of certain provisions of the 2005 Facility and the Term Note with Laurus.


(18) SUBSEQUENT EVENTS

(A) NEW LAURUS LOC

        On February 6, 2006, we entered into a New Security Agreement with Laurus pursuant to which Laurus agreed to provide us with a non-convertible revolving credit facility of up to $10 million (the "2006 Facility"). The term of the 2006 Facility is three (3) years and borrowings under the 2006 Facility shall accrue interest on the unpaid principal and interest at a rate per annum equal to the "prime rate" published in The Wall Street Journal from time to time, plus 1%, subject to a floor of 7%. In connection with the 2006 Facility, we executed in favor of Laurus a secured non-convertible revolving note in the principal amount of $10 million (the "NOTE"). Interest on borrowings under the
Note is payable monthly on the first day of each month during the term of the Note, commencing on March 1, 2006. All outstanding principal amounts are due and payable on February 6, 2009.

        We entered into the New Security Agreement to pay off our existing $9 million convertible revolving credit facility with Laurus (the "Existing Facility"), of which approximately $6 million was outstanding as of February 6, 2006. Prior to such date, the outstanding principal amount under the Existing Facility was potentially convertible into approximately 3.6 million shares of our common stock, par value $.01 per share (the "Common Stock"). In connection with the 2006 facility, we issued to Laurus an option to purchase 1,071,428 shares of common stock. We also entered into an Amendment and

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


Deferral Agreement (the "Amendment and Deferral Agreement") with Laurus amending the Amended and Restated Secured Convertible Term Note (the "2004 Note") we issued to Laurus on May 13, 2004 in the aggregate original principal amount of $5,000,000, that is payable in full on May 13, 2007 (the "Maturity Date"). Pursuant to the Amendment and Deferral Agreement, the monthly principal amount due Laurus under the 2004 Note for each of January, February, March, April, May and June 2006, equal to an aggregate of $952,495, is deferred until the Maturity Date. The Security Agreement increased the minimum initial amount available to us and our subsidiaries from $6 million under the Existing Facility to $6.48 million under the 2006 Facility until April 30, 2006. Thereafter, the maximum principal amount of all borrowings under the 2006 Facility cannot exceed 90% of the eligible accounts receivable of each subsidiary, minus such reserves that Laurus may in good faith deem necessary and appropriate.

        On February 6, 2006, we requested and Laurus agreed to lend an initial draw under the 2006 Facility of $6.38 million, of which (i) approximately $5.9 million was used to satisfy in full our indebtedness to Laurus under the Existing Facility, (ii) $375,000 was paid to Laurus as an early termination fee for the Existing Facility, and (iii) $107,500 was applied towards expenses of the 2006 Facility.

        All loans and obligations owed by us to Laurus arising under the New Security Agreement, the Securities Purchase Agreement, dated as of May 13, 2004, between us and Laurus (the "2004 Securities Purchase Agreement"), the Note, the Option (as defined), the Registration Rights Agreement (as defined), the Stock Pledge Agreement (as defined), or any other agreements or documents relating to the relationship between us and Laurus (collectively, the "Ancillary Documents") or otherwise are secured by a security interest in substantially all of the assets of our company and the Subsidiaries pursuant to the terms of the Security Agreement.

        In addition, we pledged to Laurus all of the outstanding capital stock of our subsidiaries pursuant to a Stock Pledge Agreement (the "Stock Pledge Agreement") executed by us in favor of Laurus, and each of the Subsidiaries executed a Subsidiary Guaranty, dated February 6, 2006 (the "Subsidiary Guarantee"), in favor of Laurus, guaranteeing all of our present and future obligations to Laurus, whether arising under the 2004 Securities Purchase Agreement and the Related Documents (referred to therein), or under any other obligations now existing or hereafter arising.

        Under the terms of the New Security Agreement, if an event of default occurs under any of the Ancillary Documents, Laurus has the right to accelerate payments under the Note and, in addition to any other remedies available to it, to foreclose upon the assets securing the Note. If an event of default occurs under any of the Ancillary Documents, within five days after written notice to us, Laurus may require a payment of 125% of the unpaid principal balance of the Note, plus accrued interest and fees, which will become immediately due and payable. Laurus shall also be entitled to payment of a default interest rate of 1.5% per month on all amounts due and such other remedies specified in the Ancillary Documents and under the Uniform Commercial Code. Such events of default include, without limitation, the following:

         o a failure to make payments of principal and interest under the Note within three (3) days of when due;

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


         o a material breach by us of any provision contained in any of the Ancillary Documents (that is not cured within the stated cure period);

         o the filing of any money judgment or similar final process against us for more than $100,000, which remains unvacated, unstayed or unbonded for a period of thirty (30) days;

         o if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated within thirty
            (30) days;

         o if our Common Stock is suspended for five (5) consecutive days or for five (5) days during a ten (10) consecutive day period from a principal market or pursuant to a stop order issued by the Securities and exchange Commission (the "SEC") (provided that we shall not have been able to cure such trading suspension within thirty (30) days of our receipt of notice thereof or list our Common Stock on another principal market within sixty (60) days of such notice);

         o and a failure by us to timely deliver shares of our Common Stock to Laurus when due upon exercise of the Option.

        The Security Agreement contains certain negative covenants that require us to obtain the prior written consent or other actions of Laurus in order for us to take certain actions at any time when borrowings remain outstanding under the 2006 Facility. These negative covenants include, without limitation, restrictions on our ability to: incur or assume indebtedness (exclusive of trade debt) in excess of $100,000; guarantee or assume any liability in connection with any obligations of another person or entity (except on behalf of the Subsidiaries in the ordinary course of business); pay or make any dividend or distribution on any class of our capital stock or the capital stock of the Subsidiary or issue any preferred stock; or enter into any merger, consolidation or reorganization, with limited exceptions.

OPTION. We issued to Laurus a common stock purchase option (the "Option"), entitling Laurus to purchase up to 1,071,428 shares of our Common Stock at an exercise price of $.001 per share (subject to applicable adjustments) (the "Exercise Price"). The Option expires on February 26, 2026. Pursuant to the Security Agreement, Laurus may not sell any shares of Common Stock it receives through the exercise of the Option (the "Option Shares") prior to January 31, 2007. Additionally, Laurus agreed not to sell an amount of Option Shares that would exceed thirty-five percent (35%) of the aggregate dollar trading volume of our Common Stock for the twenty-two (22) trading day period immediately preceding such sale.

        Laurus may not exercise the Option in connection with a number of shares of Common Stock which would exceed the difference between (i) 4.99% of the issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by Laurus except upon (i) seventy-five (75) days' prior notice from Laurus to us or (ii) upon the occurrence and continuance of an event of default under the Security Agreement.

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


REGISTRATION RIGHTS AGREEMENT. Pursuant to the terms of an Amended and Restated Registration Rights Agreement between us and Laurus (the "Registration Rights Agreement"), which amends and restates in its entirety that certain Registration Rights Agreement between Laurus and our company dated May 13, 2004, we are obligated to file a post-effective amendment to our existing Registration Statement on Form SB-2 originally filed on June 29, 2004 to include the shares of Common Stock issuable (i) upon exercise of the Option, (ii) as a result of adjustments made to the Exercise Price pursuant to the Option, (iii) upon exercise of the warrant issued pursuant to the June 30, 2005 Security Agreement, and (iv) as a result of adjustments made to the Exercise Price pursuant to such warrant.

(B) NEW LAURUS TERM NOTES

        On March 31, 2006, we consummated a private placement with Laurus pursuant to which we issued to Laurus a secured term note due May 31, 2009 in the principal amount of $1,500,000 (the "2006 Note") and a secured convertible term note due May 31, 2009 in the principal amount of $1,750,000 (the "2006 Convertible Note") In connection with the issuance of the 2006 Note and the 2006 Convertible Note, we issued to Laurus a common stock purchase warrant (the "2006 Warrant") entitling the holder to purchase 417,857 shares of common stock (the "2006 Warrant") at $0.001 per share subject to certain antidilution adjustments, at any time after March 31, 2007 and on or prior to March 31, 2013. The 2006 Note, 2006 Convertible Note and the 2006 Warrant were sold to Laurus for a purchase price of $3,250,000.

        The 2006 Note and 2006 Convertible Note provide for monthly payments of interest at a rate per annum equal to the "prime rate" published in the Wall Street Journal from time to time, plus 2%, subject to a floor of 9%. The 2006 Note and 2006 Convertible Note also provide for monthly amortization of principal, which commences on August 1, 2006, at the rate of $101,563 per month. The principal and unpaid interest on the 2006 Convertible Note is convertible into shares of our common stock at a fixed conversion price of $1.40 per share, subject to certain antidilution adjustments. The 2006 Note and 2006 Convertible Note are collateralized by a security interest in all of our assets.

        The March 31, 2006 financing with Laurus is contingent upon meeting certain closing conditions that must be satisfied on or before April 21, 2006. In the event that such conditions are not satisfied on or before that date, the private placement will terminate and no funding will occur.

        Pursuant to a Registration Rights Agreement (the "2006 Registration Rights") with Laurus, we are obligated to: (a) file a registration statement under the Act to register the resale of the shares of our ("Registration Statement") common stock issuable upon conversion of the 2006 Convertible Note and exercise of the 2006 Warrant on or prior to May 15, 2006. (b) use our best efforts to have the Registration Statement declared effective under the Act as promptly as possible, but in any event prior to July 15, 2006 and (c) maintain the effectiveness of the Registration Statement until the earliest date of when
(i) all Registrable Securities covered by such Registration Statement have been sold, or (ii) all Registrable Securities covered by such Registration Statement may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k) under the Securities Act, or
(iii) except with respect to the shares issuable upon the exercise of the 2006 Warrant, all amounts payable under the 2006

                    INCENTRA SOLUTIONS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -(Continued)
                        December 31, 2005, 2004 and 2003


Convertible Note have been paid in full. Laurus, or other holders of the 2006 Convertible Note and the 2006 Warrant, are entitled to certain specified remedies if we do not timely comply with our registration obligations.

        Pursuant to the 2006 Securities Purchase Agreement (the "Securities Purchase Agreement") with Laurus, for so long as 25% of the original principal amount of the 2006 Convertible Note and 2006 Warrant is outstanding, we may not directly or indirectly declare or pay any dividends without the prior written consent of Laurus. The 2006 Securities Purchase Agreement also requires the written consent of Laurus in connection with any 1iquidation, material reorganization, merger or acquisition involving our company, or the issuance of certain additional indebtedness by our company.

        The 2006 Note and 2006 Convertible Note contain certain events of default consistent with those encompassed in our previous financings with Laurus. Following the occurrence and during the continuance of any such event of default, we are required to pay additional interest in an amount equal to (1.5%) per month, and all outstanding obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such event of default until the date such event of default is cured or waived. In addition, following the occurrence and during the continuance of any such event of default, Laurus, at its option, may demand repayment in full of all obligations and liabilities owing to Laurus and/or may elect, in addition to all rights and remedies of Laurus, require the us to make a default payment which shall be equal to 125% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable by us to Laurus.

        No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or the selling stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in our affairs since the date hereof.

                                6,812,418 SHARES

                            INCENTRA SOLUTIONS, INC.









                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                            _______________ __, 2006











--------------------------------------------------------------------------------


--------------
DIVArchive(R) and BitScream(R) are registered trademarks of Incentra Solutions, Inc. Gridworks(R) is a registered trademark of ManagedStorage International, Inc.

                 PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimates:


                       DESCRIPTION                                   AMOUNT

       Securities and Exchange Commission registration fee.....     $   991
       Accounting fees and expenses............................      25,000*
       Legal fees and expenses.................................      35,000*
       Miscellaneous fees and expenses.........................       4,009*
                                                                    --------
                 Total.........................................     $65,000*
                                                                    ========
-------------
* Estimated


 ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

        Article XI of our Articles of Incorporation states that we may indemnify each of our directors and executive officers with respect to actions taken or not taken by said directors or executive officers in the course of their duties for us to the fullest extent permitted by law. The specific terms of any such indemnification is provided in the our bylaws.

        Article VIII of our bylaws provides for the indemnification of any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a director, officer or employee of ours, or of any company which he, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director, or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of his duty.

        Article VIII of our bylaws further provides that a judgment of conviction shall not of itself be deemed an adjudication that such director, officer or employee is liable to us, or such other company, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth in the bylaws. Any determination that a payment by way of indemnity should be made will be binding upon us. Such right of indemnification shall not be exclusive of any other right which such of our directors, officers, and employees may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under
Article VIII. The provisions of Article VIII shall apply to any member of any committee appointed by our Board of Directors as fully as though each person had been a director, officer or employee of ours.

        Any amendment to or repeal of our Articles of Incorporation or bylaws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We maintain directors and officers insurance which, subject to certain exclusions, insures our directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.


ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

        On May 19, 2006, we entered into a note purchase agreement with eleven investors, pursuant to which we issued and sold unsecured convertible term notes in the aggregate principal amount of nine hundred sixty thousand dollars ($960,000) in connection with the offering by our company of up to four million dollars ($4,000,000) aggregate principal amount of such convertible notes. The notes are convertible, at the option of the purchasers, into shares our common stock at a conversion price of $1.40 per share (as adjusted for stock splits, stock dividends and the like). Of the $960,000 aggregate principal amount purchased by investors in this offering, certain officers and directors of our company purchased $675,000 aggregate principal amount. We also issued to the purchasers five-year warrants to purchase an aggregate of 227,368 shares of our common stock, at an exercise price $1.40 per share (as adjusted for stock splits, stock dividends and the like). The convertible notes and warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and that the purchasers represented to us that they were "accredited investors", as defined in the Act.

        In April 2006, in connection with our acquisition of substantially all of the assets of Network System Technologies, Inc. ("NST"), we issued to the sole stockholder of NST, or his designees, a promissory note in the aggregate principal amount of $1.5 million and an aggregate of 1,034,483 shares of our common stock. Such securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and the recipient of the securities represented to us that he was an "accredited investor," as defined in the Securities Act of 1933, as amended.

          In March 2006, in connection with a private placement to Laurus Master Fund, Ltd. ("Laurus"), we issued a secured term note due May 31, 2009 in the principal amount of $1,750,000, a secured convertible term note due May 31, 2009 in the principal amount of $1,500,000 and a common stock purchase warrant entitling Laurus to purchase 417,857 shares of common stock (the "2006 Warrant") at $0.001 per share. In consideration of the issuance of such securities, Laurus paid us $3.25 million. The convertible term note is convertible into shares of our common stock at a fixed conversion price of $1.40 per share. Such notes and warrant were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it is an "accredited investor", as defined in the Securities Act of 1933.

          In February 2006, in connection with a non-convertible revolving credit facility from Laurus Master Fund, Ltd. ("Laurus") of up to $10 million (the "2006 Revolver Facility"), we issued in favor of Laurus a secured non-convertible revolving note in the principal amount of $10 million (the "2006 Note"). We entered into a security agreement and issued the 2006 Note to pay off our existing $9 million convertible revolving credit facility with Laurus (the "Existing Facility"), of which approximately $6 million was outstanding as of February 6, 2006. Prior to such date, the outstanding principal amount under the Existing Facility was potentially convertible into approximately 3.6 million shares of our common stock. In connection with the 2006 Revolver Facility, we issued to Laurus an option to purchase 1,071,428 shares of our common stock at an exercise price of $.001 per share (subject to applicable adjustments). The Option expires on February 26, 2026. The 2006 Note and Option were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it is an "accredited investor", as defined in the Securities Act of 1933.

          On June 30, 2005, in connection with the credit facility from Laurus described herein, we issued to Laurus a secured convertible promissory note in the amount of $9.0 million, of which the first $3.0 million of borrowings are convertible into shares of our common stock registered under the Securities Act of 1933, as amended, at a fixed conversion price of $2.05 (as adjusted for dilutive issuances, stock splits, stock dividends and the like "as adjusted"), the second $3.0 million of borrowings is convertible into shares of unregistered common stock at a fixed conversion price of $2.56; and a secured convertible note in the amount of $3.0 million, which is convertible into shares of unregistered common stock at a fixed conversion price of $2.99. The funding of the secured convertible promissory note occurred on July 5, 2005 when we advanced $6.0 million on this facility. On July 5, 2005, in connection with the closing of this transaction, we issued to Laurus the notes and warrants described above. Such issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act of 1933, as amended.

        In March 2005, we issued an aggregate of 841,934 shares of unregistered common stock to the stockholders of PWI Technologies, Inc. ("PWI"), or their designees, in connection with the acquisition of all of the outstanding shares of PWI. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on April 4, 2005. The shares were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and each former PWI stockholder represented to us that he or she was an "accredited investor," as defined in the Securities Act.

        In February 2005, we issued an aggregate of 1,261,756 shares of unregistered common stock to the principal stockholder of Incentra of CA ("Incentra of CA"), or his designees, in connection with the acquisition of all of the outstanding shares of Incentra of CA. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Commission on February 23, 2005. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such sale and such stockholder represented to us that he was an "accredited investor," as defined in the Securities Act.

        In February 2005, we issued an unsecured convertible promissory note in the principal amount of $2,500,000 to the principal stockholder of Incentra of CA, in connection with the acquisition of all of the outstanding shares of Incentra of CA. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Commission on February 23, 2005. The unsecured convertible promissory note was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that its issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and such stockholder, the acquirer of the Note, represented to us that he was an "accredited investor," as defined in the Securities Act.

          In February 2005, in consideration of waiving certain events of default and certain of its rights under loan documents, we issued to Laurus an immediately exercisable seven-year warrant to purchase, at any time on or prior to February 17, 2012, 362,500 shares of our common stock at an exercise price of $2.60 per share. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that its issuance did not involve a public offering, no underwriting fees or sales commissions were paid by us in connection with such issuance and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act.

        In October 2004, we issued 455 shares of common stock to a former employee pursuant to the exercise of employee stock options. The exercise price was $0.30 per unregistered share and the aggregate proceeds to us were $138.The shares were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering and no underwriter fees or commissions were paid in connection with such issuance.

        In October 2004, in consideration of waiving certain events of defaults and certain of its rights under loan documents, we agreed to issue to Laurus an immediately exercisable seven-year warrant to purchase, on or prior to October 25, 2011, 50,000 shares of our common stock at an exercise price of $5.00 per share. The warrants were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and Laurus represented to the Company that it was an "accredited investor," as defined in Regulation D under the Securities Act.

        In September 2004, we issued 29,365 shares of common stock to a noteholder in lieu of a cash payment in the amount of $12,500, representing accrued but unpaid interest pursuant to an 8% unsecured convertible note. The shares were issued in reliance on the exemption from registration provided by Regulation D under the Securities Act, and Rule 506 promulgated thereunder on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such noteholder acquired the convertible note and shares in a private placement to a limited number of "accredited investors," as defined in Regulation D under the Securities Act.

        In August 2004, we issued an aggregate of 4,745,496 shares of common stock and 2,466,971 shares of Series A Redeemable Convertible Preferred Stock to certain of the stockholders of ManagedStorage International, Inc. ("MSI") in connection with our acquisition of all of the outstanding shares of MSI. The transaction, including the type and amount of consideration paid by us, was previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 20, 2004. The shares we issued in the transaction were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that such issuance did not involve a public offering, no underwriter fees or commissions were paid in connection with such issuance and such persons represented to the Company that they were "accredited investors," as defined in Regulation D under the Securities Act.

        In June 2004, we issued an aggregate of 52,400 shares of common stock to Michael Knaisch, President of our Front Porch Digital division and our former Chief Executive Officer, and Matthew Richman, our Vice President of Corporate Development and our former Chief Financial Officer, in satisfaction of Messrs. Knaisch and Richman's outstanding accrued 2003 bonuses. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such issuance and Messrs. Knaisch and Richman represented to us that they were "accredited investors," as defined in the Securities Act.

        In June 2004, we issued 49,000 shares of unregistered common stock to Biscayne Capital Markets, Inc. ("Biscayne") in satisfaction of the $245,000 financing commission it earned in connection with the consummation of a $5 million financing with Laurus. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Biscayne represented to us that it was an "accredited investor," as defined in the Securities Act.

        In June 2004, we issued a warrant to purchase up to 30,000 shares of unregistered common stock, at a price of $5.00, to LGH Capital, LLC ("LGH") in satisfaction of financing commissions it earned in connection with the consummation of a $5 million financing with Laurus. The warrant was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and LGH represented to us that it was an "accredited investor," as defined in the Securities Act.

        In May 2004, we issued a secured convertible term note in the principal amount of $5,000,000 to Laurus in connection with the consummation of a $5 million financing with Laurus. The convertible term note is convertible into shares of our common stock at a fixed conversion price of $3.00 per share. We also issued Laurus a seven-year warrant to purchase up to 443,550 shares of our common stock, at an exercise price of $3.00 per share. The convertible term note and the warrant were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and Laurus represented to us that it was an "accredited investor," as defined in the Securities Act.

        In April 2003, we issued $645,000 aggregate principal amount of 8% unsecured convertible promissory notes to a group of investors primarily consisting of existing stockholders and management. The notes were sold in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, on the basis that the issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and the purchasers represented to us that they were "accredited investors," as defined in the Securities Act.

        In April 2003, $250,000 aggregate principal amount of outstanding convertible notes and all accrued interest were converted into 678,572 shares of our common stock and $250,000 principal amount of the outstanding convertible notes was exchanged for our 8% unsecured convertible promissory notes by the holders of such convertible notes. The exchange and conversion of the convertible notes were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act on the basis that neither the exchange nor the conversion involved a public offering, no underwriting fees or commissions were paid by us in connection with such exchange or conversion and the holders represented to us that they were "accredited investors," as defined in the Securities Act.


ITEM 16.   EXHIBITS

EXHIBIT NUMBER                              DESCRIPTION
--------------------------------------------------------------------------------
2.1 Stock Purchase Agreement, dated as of March 30, 2005, by and among our company, Incentra Merger Corp., Barry R. Andersen and Gary L. Henderson (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 1, 2005).

2.2 Stock Purchase Agreement, dated as of April 13, 2006, by and between our company and Network System Technologies, Inc. (incorporated by reference to Exhibit 2.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

3.1 Articles of Incorporation dated as of April 10, 1995 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

3.2 Certificate of Amendment to the Articles of Incorporation dated as of August 22, 1996 (incorporated by reference to the exhibit of the same number filed with our Registration Statement on Form SB-2, filed November 13, 1996).

3.3 Certificate of Amendment to Articles of Incorporation dated as of March 12, 1998 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed on March 27, 1998).

3.4 Certificate of Amendment to Articles of Incorporation dated as April 12, 2000 (incorporated by reference to the exhibit of the same number filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

3.5 Certificate of Amendment to Articles of Incorporation dated as of May 1, 2000 (incorporated by reference to Exhibit 2 filed with our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed on August 15, 2000).

3.6 Certificate of Amendment to Articles of Incorporation dated as of May 25, 2004 (incorporated by reference to the Exhibit of the same number with Amendment Number 1 to our Registration Statement on Form SB-2, filed on July 15, 2004).

3.7 Certificate of Amendment to Articles of Incorporation dated as of October 18, 2004 (incorporated by reference to Exhibit A to the Definitive Schedule 14C Information Statement, filed on October 14,
        2004).

3.8 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of our company (incorporated by reference to Exhibit 3.2 filed with our Current Report on Form 8-K, filed on August 20, 2004).

3.9 By-Laws of the Company dated as of May 8, 1995 (incorporated by reference to the Exhibit of the same number filed with our Registration Statement on Form SB-2, filed on November 13, 1996).

3.10 Certificate of Amendment to Articles of Incorporation dated as June 9, 2005 (incorporated by reference to Exhibit 3.1 filed with our Current Report on Form 8-K, filed June 9, 2005.

5.1     Opinion of Pryor Cashman Sherman & Flynn LLP.

10.1 2000 Equity Incentive Plan dated as of May 2, 2000 (incorporated by reference to Exhibit 10.9 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2000, filed on April 2, 2001).

10.2 Registration Rights Agreement dated as of October 10, 2000 between us and Equity Pier LLC (incorporated by reference to Exhibit 10.11 filed with our Annual Report Form 10-KSB for the period ended December 31, 2000,filed on April 2, 2001).

10.3 Securities Purchase Agreement, dated as of May 13, 2004, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.4 Secured Convertible Term Note, dated as of May 13, 2004, made by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.5 Master Security Agreement, dated May 13, 2004, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.6 Registration Rights Agreement, dated as of May 13, 2004, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.7 Common Stock Purchase Warrant, dated May 13, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2004, filed on May 17, 2004).

10.8 Registration Rights Agreement dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.9 Registration Rights Agreement dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.10 Lock Up and Voting Agreement dated as of August 18, 2004 by and among our company, Thomas P. Sweeney III, Equity Pier, LLC and the other signatory parties thereto (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.11 Lock Up and Voting Agreement dated as of August 18, 2004 by and among our company and the other signatory parties thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.12 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.13 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and Paul McKnight (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.14 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and James Wolfinger (incorporated by reference to Exhibit 10.7 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.15 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and Patrick Whittingham (incorporated by reference to Exhibit 10.8 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.16 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and Carmen J. Scarpa (incorporated by reference to Exhibit 10.9 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.17 Director Indemnification Agreement dated as of August 18, 2004 by and between our company and Christopher S. Gaffney (incorporated by reference to Exhibit 10.10 filed with our Current Report on Form 8-K filed on August 20, 2004).

10.18 Employment Agreement dated as of August 18, 2004 by and between our company and Thomas P. Sweeney III (incorporated by reference to Exhibit
        10.11 filed with our Current Report on Form 8-K filed on August 20,
        2004).

10.19 Stock Pledge Agreement dated as of August 18, 2004 by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 filed with our Quarterly Report on Form 10-QSB for the period ended September 30, 2004, filed on December 10, 2004).

10.20 Subsidiary Guaranty dated as of August 18, 2004, executed by ManagedStorage International, Inc. (incorporated by reference to Exhibit
        10.2 filed with our Quarterly Report on Form 10-QSB for the period ended September 30, 2004, filed on December 10, 2004).

10.21 Joinder in the Master Security Agreement dated as of August 18, 2004, executed by our company and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.3 filed with our Quarterly Report on Form 10-QSB for the period ended September 30, 2004, filed on December 10, 2004).

10.22 Employment Agreement dated as of December 21, 2004 by and between our company and Paul McKnight (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

10.23 Employment Agreement dated as of December 21, 2004 by and between our company and Walter Hinton (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on December 22, 2004).

10.24 Amendment and Waiver, dated as of October 25, 2004, our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on October 29, 2004).

10.25 Common Stock Purchase Warrant, dated October 25, 2004, issued by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on October 29, 2004).

10.26 Employment Agreement dated as of December 6, 2004 between our company and Michael Knaisch. (incorporated by reference to Exhibit 10.28 filed with our Annual Report on Form 10-KSB for the year ended December 31,
        2004).

10.27 Office Lease, dated as of March 15, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.29 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.28 First Amendment to Office Lease, dated as of June 30, 2002, by and between W9/MTN Real Estate Limited Partnership and ManagedStorage International, Inc. (incorporated by reference to Exhibit 10.30 filed with our Annual Report on Form 10-KSB for the year ended December 31,
        2004).

10.29 2000 Stock Option and Grant Plan of ManagedStorage International, Inc., as amended (incorporated by reference to Exhibit 10.31 filed with our Annual Report on Form 10-KSB for the year ended December 31, 2004).

10.30 $2,500,000 Convertible Promissory Note, dated as of February 18, 2005, by our company in favor of Alfred Curmi (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.31 Registration Rights Agreement, dated as of February 18, 2005, by and between our company and Alfred Curmi (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.32 Employment Agreement, dated as of February 18, 2005, by and between STAR Solutions of Delaware, Inc. and Elaine Bellock (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.33 Consulting Agreement, dated as of February 18, 2005, by and between our company and FGBB, Inc. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.34 Amendment and Waiver, dated as of February 17, 2005, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.10 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.35 Common Stock Purchase Warrant, dated as of February 17, 2005, issued by our company to Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.11 filed with our Current Report on Form 8-K filed on February 23, 2005).

10.36 Employment Agreement, dated as of March 30, 2005, by and between PWI Technologies, Inc. and Barry R. Andersen (incorporated by reference to
        Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 4,
        2005).

10.37 Registration Rights Agreement, dated as of March 30, 2005 by and between Incentra Solutions, Inc. and MRA Systems, Inc. (d/b/a GE Access) (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 4, 2005).

10.38 Common Stock Purchase Warrant, dated as of June 30, 2005, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on June 30, 2005).

10.39 Subsidiary Guaranty, dated as of June 30, 2005, by and among PWI Technologies, Inc., Star Solutions of Delaware, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.7 filed with our Current Report on Form 8-K filed on June 30, 2005).

10.40 Employment Agreement, effective October 17, 2005, between Incentra Solutions, Inc. and Shawn O'Grady (incorporated by reference to Exhibit
        10.1 filed with our Current Report on Form 8-K filed on October 17,
        2005.)

10.41 Security Agreement, dated as of February 6, 2006, by and among our company, PWI Technologies, Inc., Incentra Solutions of California, Inc., ManagedStorage International, Inc., and

        Incentra Solutions International, Inc. and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.42 Secured Non-Convertible Revolving Note, dated as of February 6, 2006, executed by our company, PWI Technologies, Inc., Incentra Solutions of California, Inc., ManagedStorage International, Inc., and Incentra Solutions, International, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.43 Stock Pledge Agreement, dated as of February 6, 2006, executed by our company and ManagedStorage International, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.44 Subsidiary Guaranty, dated as of February 6, 2006, executed by PWI Technologies, Inc., Incentra Solutions of California, Inc., ManagedStorage International, Inc., and Incentra Solutions International, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.45 Registration Rights Agreement, dated as of February 6, 2006 by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K on February 6, 2006).

10.46 Common Stock Purchase Option, dated as of February 6, 2006, executed by our company in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.6 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.47 Grant of Security Interest in Patents and Trademarks, dated as of February 6, 2006, executed by our company and ManagedStorage International, Inc. in favor of Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.7 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.48 Amendment and Deferral Agreement, dated as of February 6, 2006, by and between our company and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 10.8 filed with our Current Report on Form 8-K filed on February 6, 2006).

10.49 Securities Purchase Agreement, dated as of March 31, 2006, by and between our company and Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.56 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.50 Secured Convertible Term Note, dated as of March 31, 2006, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.57 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.51 Non-convertible Secured Term Note, dated as of March 31, 2006, by Incentra Solutions, Inc. in favor of Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.58 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4,
        2006).

10.52 Common Stock Purchase Warrant, dated as of March 31, 2006, issued by our company to Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.59 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.53 Registration Rights Agreement, dated as of March 31, 2006, by and between our company and Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.60 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4, 2006).

10.54 Joinder Agreement, dated as of March 31, 2006, executed by PWI Technologies, Inc., Incentra Solutions of California, Inc. and Incentra Solutions International, Inc. and delivered to Laurus Master Fund, Ltd. (Incorporated by reference to Exhibit 10.61 filed with our Annual Report on Form 10-KSB for the period ended December 31, 2005, filed on April 4,
        2006).

10.55   Promissory Note, dated April 13, 2006, by our company in favor of Joseph
        J. Graziano (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.56 Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.57 Registration Rights Agreement, dated as of April 13, 2006, by and between our company and Transitional Management Consultants, Inc. (incorporated by reference to Exhibit 10.3 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.58 Consulting and Subcontractor Agreement, dated as of April 13, 2006, by and between our company, Network System Technologies, Inc. and Transitional Management Consultants, Inc. (incorporated by reference to
        Exhibit 10.4 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.59 Lock-Up Agreement, dated as of April 13, 2006, by and between our company and Joseph J. Graziano (incorporated by reference to Exhibit
        10.5 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.60 Joinder Agreement, dated as of April 13, 2006, by Network System Technologies, Inc. in favor of Laurus Master Fund Ltd. (incorporated by reference to Exhibit 10.5 filed with our Current Report on Form 8-K filed on April 17, 2006).

10.61 2006 Stock Option Plan of Incentra Solutions, Inc, (incorporated by reference to Exhibit 10.1 filed with our Quarterly Report on Form 10-QSB for the period ended March 31, 2006).

10.62 Note Purchase Agreement, dated as of May 19, 2006, by and among our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.1 filed with our Current Report on Form 8-K filed on May 19, 2006).

10.63 Form of Convertible Term Note, May 19, 2006, executed by our company (incorporated by reference to Exhibit 10.2 filed with our Current Report on Form 8-K filed on May 19, 2006).

10.64 Form of Common Stock Purchase Warrant to purchase shares of common stock, dated as of May 19, 2006(incorporated by reference to Exhibit
        10.3 filed with our Current Report on Form 8-K filed on May 19, 2006).

10.65 Registration Rights Agreement, dated as of May 19, 2006, between our company and the purchasers executing a joinder agreement thereto (incorporated by reference to Exhibit 10.4 filed with our Current Report on Form 8-K filed on May 19, 2006).

21.     Subsidiaries - The significant wholly-owned subsidiaries are as follows:

       NAME                                        JURISDICTION OF ORGANIZATION
       ----                                        ----------------------------
       Managed Storage International, Inc.                 Delaware
       Incentra of CA, Inc.                                Delaware
       PWI Technologies, Inc.                              Washington
       Network System Technologies, Inc.                   Illinois


23.1 Consent of GHP Horwath, P.C., independent registered public accounting firm.

23.2    Consent of KPMG LLP, independent registered public accounting firm.

23.3 Consent of Pryor Cashman Sherman & Flynn LLP (included in their opinion filed as Exhibit 5.1).

24.1 Powers of Attorney of certain officers and directors of the company (included on the signature page of this Registration Statement).

ITEM 17.   UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Company hereby undertakes that:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) Include any additional or changed information on the plan of distribution.


        (2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds, to believe that it met all the requirements of filing on Form S-1 and authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in Boulder, Colorado on May 26, 2006.


                                      INCENTRA SOLUTIONS, INC.



                                      By:  /s/ THOMAS P. SWEENEY III
                                           -------------------------------------
                                           Thomas P. Sweeney III
                                           Chief Executive Officer



                                      By:  /s/ PAUL MCKNIGHT
                                           -------------------------------------
                                           Paul McKnight
                                           Chief Financial Officer



        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Sweeney III as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution and for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, as well as any new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


         SIGNATURE                              TITLE                           DATE

 /s/Thomas P. Sweeney III       Chairman of the Board and Chief             May 26, 2006
 --------------------------       Executive Officer
 Thomas P. Sweeney III            (principal executive officer)


 /s/Paul McKnight               Chief Financial Officer and Director        May 26, 2006
 --------------------------       (principal financial and
 Paul McKnight                    accounting officer)

 /s/Patrick Whittingham         Director                                    May 26, 2006
 --------------------------
 Patrick Whittingham


 /s/James Wolfinger             Director                                    May 26, 2006
 --------------------------
 James Wolfinger


 /s/Carmen J. Scarpa            Director                                    May 26, 2006
 --------------------------
 Carmen J. Scarpa


 /s/Thomas G. Hudson            Director                                    May 26, 2006
 --------------------------
 Thomas G. Hudson



 /s/David E. Weiss              Director                                    May 26, 2006
 --------------------------
 David E. Weiss